EXECUTION COPY

Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

by and among

KADANT INC.,
KADANT NORTHERN U.S. LLC
KADANT CANADA CORP.,
KADANT NORTHERN UK CO. LTD.,
KADANT JOHNSON EUROPE B.V.,
NII FPG COMPANY,
NICHOLSON INTELLECTUAL PROPERTY, INC.,
CASCADE NATURAL RESOURCES, INC.
and
NORTHERN INDUSTRIAL, INC.
Dated as of May 24, 2017

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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EXHIBITS AND SCHEDULES
EXHIBITS:

Exhibit A	Escrow Agreement
Exhibit B	Non-Competition and Non-Solicitation Agreement
Exhibit C	Rules of Engagement for Accounting Firm
Exhibit D	Seller Release
Exhibit E	Patent Assignment Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Consent to Assignment and Amendment of Lease
SCHEDULES:

Schedule I	Variable Flare Reducer Patent Assets
Schedule II	Buyers and Sellers of Shares and VFR Patent Assets
Schedule III	Target Net Working Capital and Accounting Methods

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STOCK AND ASSET PURCHASE AGREEMENT
THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 24, 2017, by and among Kadant Inc., a Delaware corporation (“Kadant Parent”), Kadant Northern U.S. LLC, a Delaware limited liability company (“Kadant US”), Kadant Canada Corp., a Nova Scotia unlimited liability company (“Kadant Canada”), Kadant Northern UK Co. Ltd., a company organized under the laws of England and Wales (“Kadant UK”), Kadant Johnson Europe B.V., a Dutch private limited liability company (“Kadant Europe” and, collectively with Kadant US, Kadant Canada and Kadant UK, the “Buyers”, and each, a “Buyer”), NII FPG Company, a Washington corporation (“NII”), Nicholson Intellectual Property, Inc., a Washington corporation (“IPCo” and, collectively with NII, the “Sellers”, and each, a “Seller”), Cascade Natural Resources, Inc., a Washington corporation (“Cascade”), and Northern Industrial, Inc., a Washington corporation (“NI” and, collectively with Cascade, the “Seller Guarantors”, and each, a “Seller Guarantor”). The Buyers, the Sellers, Kadant Parent and the Seller Guarantors are sometimes each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS NII owns all of the issued and outstanding capital stock of each of (a) Nicholson Manufacturing Company, a Washington corporation (“NMC”, and such capital stock, the “NMC Shares”), (b) VK North America, Inc., a Washington corporation (“VKNA”, and such capital stock, the “VKNA Shares”), (c) Nicholson Manufacturing Ltd., a corporation organized under the laws of British Columbia (“NML”, and such capital stock, the “NML Shares”), and (d) Valon Kone OY, a corporation organized under the laws of Finland (“VKOY”, and such capital stock, the “VKOY Shares”);
WHEREAS NII owns 99.95% of the issued and outstanding capital stock of Nicholson N.V./S.A., a corporation organized under the laws of Belgium (“VNB” and, collectively with NMC, VKNA, NML and VKOY, the “Company Group”; and such capital stock, the “VNB Shares”, and, collectively with the NMC Shares, the VKNA Shares, the NML Shares and the VKOY Shares, the “Shares”), and NMC owns the remaining 0.05%;
WHEREAS Kadant US, Kadant Canada, Kadant UK and Kadant Europe are direct or indirect wholly owned subsidiaries of Kadant Inc.;
WHEREAS the entities that constitute the Company Group are indirect wholly owned subsidiaries of Cascade;
WHEREAS each of Cascade and IPCo is a direct wholly owned subsidiary of NI;
WHEREAS, IPCo owns all rights, title and interests in and to the invention(s) described and claimed in the specifications of the patent applications set forth on Schedule I, the patent applications and any resulting patent and all rights related thereto, as described on Schedule I (the “VFR Patent Assets”); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (a) Kadant US desires to purchase from NII, and NII desires to sell to Kadant US, all of the NMC Shares and VKNA Shares; (b) Kadant US desires to purchase from IPCo, and IPCo desires to sell to Kadant US, all of its rights, title and interests in and to the VFR Patent Assets; (c) Kadant Canada desires to purchase from NII, and NII desires to sell to Kadant Canada, all of the NML Shares; (d) Kadant UK desires to purchase from NII, and NII desires to sell to Kadant UK, all of the VKOY Shares; and (e) Kadant Europe desires to purchase from NII, and NII desires to sell to Kadant Europe, all of the VNB Shares, in each case as illustrated in graphic form on Schedule II.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
1.1    Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Action” means any action, claim, suit (whether in contract or tort or otherwise), litigation, mediation, arbitration, audit, investigation, hearing or other proceeding, whether civil, administrative or criminal, at law or in equity, to, from, by, before or otherwise involving any Governmental Authority.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person on the date hereof or hereafter from time to time; provided that (a) after the Closing, neither the Company Group nor any of its Subsidiaries shall be considered an Affiliate of the Sellers, and (b) prior to the Closing, neither the Company Group nor any of its Subsidiaries shall be considered an Affiliate of the Buyers. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the right to appoint directors, by contract or otherwise.
“Attorney-Client Communication” means any communication occurring on or prior to Closing between the Law Firm, on the one hand, and the Company Group, its Subsidiaries, the Sellers or any of their respective Affiliates, on the other hand, that in any way relates to the transactions contemplated hereby, including any representation, warranty or covenant of any party under this Agreement or any related agreement.
“Benefit Plan” means any bonus, deferred compensation, incentive compensation, savings, profit sharing, termination pay, pension, retirement, supplementary retirement, group health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, severance, other welfare, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit, or other employee benefit plans, arrangements, programs or policies, whether written or oral, funded or unfunded, or domestic or foreign, (a) sponsored, maintained, or contributed to by the Company Group or a Subsidiary of the Company Group or to which the Company Group or a Subsidiary of the Company Group is a party; (b) covering or benefiting any current or former employee, agent, director, or independent contractor of the Company Group or a Subsidiary of the Company Group (or any dependent or beneficiary of any such individual); or (c) with respect to which the Company Group or a Subsidiary of the Company Group has (or could have) any obligation or Liability, other than, in each case, such plan, arrangement, program or policy sponsored, administered or required by a Governmental Authority.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in Seattle, Washington are open for business during normal banking hours.
“Cash” means, as of a given time, all cash, marketable securities and cash equivalents of the Company Group and its Subsidiaries on a consolidated basis, excluding all outstanding security and other deposits, at such time, as determined in a manner consistent with the Accounting Methods; provided that, for the avoidance of doubt, (a) outstanding checks that have not cleared as of such time drawn against the Company Group’s or its Subsidiaries’ bank accounts that are within accounts payable shall not constitute Cash (i.e., shall not reduce Cash); (b) outstanding checks that have not cleared as of such time drawn against the Company Group’s or its Subsidiaries’ bank accounts that are not within accounts payable shall be included within Cash (i.e., shall reduce Cash), (c) checks received that have not cleared as of such time drawn against the Company Group’s or its Subsidiaries’ bank accounts that are within accounts receivable shall not constitute Cash (i.e., shall not increase Cash) and (d) checks received that have not cleared as of such time drawn against the Company Group’s or its Subsidiaries’ bank accounts that are not included within accounts receivable shall constitute Cash (i.e., shall increase Cash).
“Closing Cash” means Cash as of 11:59 p.m. in the applicable time zone on the calendar day immediately prior to the Closing Date; provided, however, that if Closing Cash located in any bank account in Russia exceeds $250,000, then any such excess will be determined net of the costs of the repatriation thereof (including Taxes determined net of any corresponding credits or deductions in connection therewith).
“Closing Cash Proceeds” means (a) the Transaction Price, plus (b) the amount of Closing Cash, minus (c) the amount of Closing Indebtedness, minus (d) the amount (if any) by which Closing Net Working Capital is less than Target Net Working Capital, plus (e) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, minus (f) the Purchase Price Escrow Amount, minus (g) the Indemnity Escrow Amount, in each case as determined in a manner consistent with the Accounting Methods. For the avoidance of doubt, no items included in the definitions of Cash, Net Working Capital or Indebtedness shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.
“Closing Date” means the date of the Closing.
“Closing Date Extension Notice” means a written notice that the Buyers may deliver to the Sellers at any time on or prior to June 16, 2017 to the effect that the Buyers believe that more than one year of audited financial statements of the Company Group and its Subsidiaries shall be required to be prepared in connection with compliance by Kadant Parent of securities Laws in connection with the consummation of the transactions contemplated hereby.
“Closing Indebtedness” means Indebtedness outstanding as of 11:59 p.m. in the applicable time zone on the calendar day immediately prior to the Closing Date.
“Closing Net Working Capital” means Net Working Capital as of 11:59 p.m. in the applicable time zone on the calendar day immediately prior to the Closing Date (determined in the applicable currencies, as set forth in Schedule III).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Software Contract” means a standardized Contract for a non-exclusive license of commercially available software that is widely available through regular commercial distribution channels (including software as a service or cloud service) and that does not involve annual aggregate consideration in excess of $25,000 for all licenses or users.
“Company Group” has the meaning set forth in the Preamble. Unless the context otherwise requires, each reference to the Company Group shall include each entity that is part of the Company Group.
“Company Group Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, (a) all out-of-pocket fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers or other professional advisors) actually incurred by the

Company Group and its Subsidiaries prior to the Closing in connection with the negotiation, execution and consummation of this Agreement or in connection with obtaining consents, approvals and waivers of any Person in connection with the transactions contemplated by this Agreement, plus (b) any stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments or similar payments made or to be made by the Company Group or any of its Subsidiaries in connection with or resulting from the Closing, except as provided below, together with any employment Taxes related to any of the foregoing. For the avoidance of doubt, “Company Group Transaction Expenses” shall not include any (i) Transfer Taxes, (ii) retention bonuses contemplated by the agreements with Douglas B. Jeffrey and Simo Jutila identified in Section 6.12(f) of the Disclosure Schedules or (iii) fees or expenses of the Sellers or the Seller Guarantors.
“Computer Systems” means all computer, telecommunication and networking hardware and software and all other information technology facilities used by the Company Group and its Subsidiaries to receive, store, process or transmit data or to otherwise carry on the Business.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 16, 2016, by and between Kadant Inc. and Zachary Scott & Co., acting as agent for the Sellers and their respective Affiliates.
“Contract” means any agreement, contract, license, arrangement, understanding, undertaking, obligation, commitment or other legally binding arrangement and any amendments and supplements thereto.
“Covered Employee” means each employee of the Company Group or any of its Subsidiaries with a current annual salary in excess of $125,000.
“Data Room” means the virtual data room under the name “Zulu Dataroom” located at www.datasite.merrillcorp.com.
“Encumbrance” means any lien, pledge, security interest, charge, encumbrance, mortgage, adverse claim, right of way, easement, encroachment, servitude, prior assignment, option, right of first refusal, right of possession or similar right or restriction.
“Environmental Laws” means all Laws concerning pollution or protection of the environment and workplace health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, discharge or release of any Hazardous Materials.
“Environmental Permits” means all environmental and workplace health and safety Permits which are required under or are issued pursuant to Environmental Laws.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means U.S. Bank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit A, by and among the Buyers, the Sellers and the Escrow Agent.
“Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.6, Section 6.1, Section 6.2, Section 6.3(a), Section 6.3(b),

Section 6.4, and Section 6.16.
“GAAP” means the generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, division, board, bureau or instrumentality or any court, tribunal or judicial or arbitral body (public or private).
“Hazardous Materials” means any pollutants, contaminants, waste or other substance that is regulated, listed, defined, designated or classified as, or otherwise determined to be, hazardous, dangerous, radioactive or toxic or a pollutant or a contaminant due to its dangerous or deleterious qualities under or pursuant to any Environmental Laws, including petroleum, petroleum products and derivatives thereof, radioactive materials, mold (including mold, mildew and bacteria), polychlorinated biphenyls, chlorinated solvents and asbestos.
“Indebtedness” means, as of a given time and without duplication, any of the following of any of the Company Group or any of its Subsidiaries: (a) all indebtedness for borrowed money of the Company Group or any of its Subsidiaries (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements and indemnities, and all other amounts payable in connection therewith) and all Liabilities of the Company Group or any of its Subsidiaries evidenced by notes, promissory notes, debentures, bonds or similar instruments; (b) all Liabilities of the Company Group or any of its Subsidiaries in respect of deferred purchase price for property or services, including capital leases, earn-out payments and seller notes, but not including current accounts payable or accruals as determined in accordance with GAAP; (c) all Liabilities of the Company Group or any of its Subsidiaries under conditional sale or other title retention Contracts; (d) all Liabilities of the Company Group or any of its Subsidiaries in respect of capitalized leases; (e) all indebtedness of the Company Group or any of its Subsidiaries evidenced by bonds, debentures, trust indentures, mortgages, notes or loan agreements; (f) all Liabilities of the Company Group or any of its Subsidiaries in respect of letters of credit and bankers’ acceptances (in each case, whether or not drawn, contingent or otherwise, except with respect to customer deposits and warranty obligations in the Ordinary Course of Business); (g) all Liabilities of the Company Group or any of its Subsidiaries in respect of interest rate protection agreements, swap agreements and collar agreements; and (h) all guarantees by the Company Group or any of its Subsidiaries of the Liabilities of any Person with respect to any Liabilities of the type described in the immediately preceding clauses (a) through (g); provided that, without limiting other amounts that are not to be included therewith, in no event shall Indebtedness include (i) any amounts with respect to or included in Net Working Capital or Company Group Transaction Expenses, (ii) any amounts related to inter-company debt between the Company Group and any of its Subsidiaries and any Subsidiary of the Company Group and another Subsidiary of the Company Group or (iii) any amounts to the extent incurred by or at the direction of the Buyers or otherwise relating to the Buyers’ or any of their Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the transactions contemplated by this Agreement or any other Liabilities or obligations incurred or arranged by or on behalf of the Buyers or any of their Affiliates in connection with the transactions contemplated hereby or otherwise.
“Indemnity Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement.
“Indemnity Escrow Amount” means an amount deposited at the Closing in the Indemnity Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $8,000,000.

“Intellectual Property Rights” means all of the following and all proprietary, intellectual property and other rights, or evidence of such rights, in, arising out of or associated with: (a) all patents, designs and utility models and applications therefor and all provisionals, re-issuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof and all equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (b) all registered and unregistered trademarks, service marks, trade names, trade dress, logos, business, corporate and product names and slogans and registrations and applications for registration thereof; (c) all registered and unregistered copyrights, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith and all neighboring rights and moral rights; (d) all design patents and industrial designs and registrations and applications therefor; (e) all World Wide Web addresses, domain names and sites and applications, social media identities and registrations therefor; (f) Trade Secrets; and (g) any other applicable statutory provision or common law principle relating proprietary or intellectual property rights.
“knowledge” or “known” means, (a) with respect to a Person (other than the Company Group or the Buyer), the actual knowledge of such Person, (b) with respect to the Company Group, the actual knowledge of Scott Nicholson, Scott Howell, Stephen D. Smith, Douglas B. Jeffrey, Simo Jutila, Ian Scott-Kerr, Tomi Hassinen and Lora Gates (and, with respect to Section 6.8 only, Marek Cholewczynski; with respect to Sections 6.7, 6.10(b), 6.10(c) and 6.21 only, Ron Hait and Teemu Tynkkynen; and with respect to matters relating to Valon Kone LLC only with respect to Sections 6.10(b), 6.10(c) and 6.21 only, Natalia Afanassieva), (c) with respect to the Buyers, the actual knowledge of Jonathan W. Painter, Jeffrey L. Powell, Michael J. McKenney, Sandra L. Lambert, Dara F. Mitchell and Thomas A. Martin, in the case of each of the immediately preceding clauses (a) to (c), as of the date of determination and after having conducted a reasonable investigation.
“Law” means any binding and applicable transnational, domestic or foreign federal, state, local or provincial statute, law, regulation, ordinance, principle of common law, constitution, treaty, convention, regulation, rule, code, Order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement.
“Lease Amendment” means the consent to assignment and amendment to lease dated as of the date of this Agreement by NMC and SWN Pell City, LLC attached hereto as Exhibit G.
“Liabilities” or “Liability” means, with respect to any Person, any liability, indebtedness, commitment or obligation of such Person of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, secured or unsecured, recourse or nonrecourse, filed or unfiled, liquidated or unliquidated, due or to become due.
“Licensed IP” means all Intellectual Property Rights, other than Owned IP, that is used, or held for use in the Business or Business Products or licensed to the Company Group or any of its Subsidiaries.
“Material Adverse Effect” means any fact, event, circumstance, effect or change that has had or would reasonably be expected to have, individually or in the aggregate with any other fact, event, circumstance, effect or change, a material adverse effect on the business, financial condition or results of operations of the Company Group and its Subsidiaries or the Business, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred or would occur or would reasonably be expected to occur, any change or effect on the Company Group and its Subsidiaries resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded: (a) changes in, or conditions affecting, interest rates, general economic, financial or political conditions (including changes in the price of gas, oil or other natural resources) or the banking or securities market (or any segment thereof) in the United States or any other country (including (i) any disruption of any of the foregoing, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (b) changes in, or conditions affecting, the industries in which the Company Group and its Subsidiaries operate; (c) seasonal fluctuations in the business of the Company Group and its Subsidiaries or the industries in which the Company Group and its Subsidiaries operate that are consistent with past experience; (d) any national or international political or social event or occurrence, acts of war, sabotage, hostility, terrorism, crisis or other similar events; (e) natural disasters, including earthquakes, wild fires, floods, mud slides, tsunamis, storms and other similar force majeure events; (f) changes in Law, GAAP or other applicable regulatory accounting requirements, or in the interpretation thereof by any Person other than the Company Group and its Affiliates; (g) any failure, in and of itself, by the Company Group or its Subsidiaries to meet any internal or published performance or financial budgets, projections, forecasts or predictions, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (h) changes (including any cancellation of, or delays in, customer purchases or orders or any reduction in customer order forecasts) resulting from the announcement by the Buyers regarding their plans or intentions with respect to the Company Group or any of its Subsidiaries for any reason; (i) the identity, nature or ownership of the Buyers; (j) any actions or omissions to act by the Buyers or any of their Affiliates; and (k) any actions or omissions to act by the Sellers, the Company Group or its Subsidiaries that are specifically required by this Agreement or that are requested by the Buyers; provided that, with respect to the immediately preceding clauses (a), (b), (d), (e) or (f), such change, event, circumstance, fact, effect or development does not materially disproportionately affect the Company Group and its Subsidiaries compared to other companies operating in the same industry or markets as the Company Group and its Subsidiaries.
“Minimum Closing Cash” means an amount of Closing Cash equal to the Senior Executive Bonus Amount payable at the Closing.
“Net Working Capital” means, as of a given time, the consolidated current assets of the Company Group and its Subsidiaries minus the consolidated current Liabilities of the Company Group and its Subsidiaries, in each case (a) as determined in the applicable currencies (as set forth in Schedule III) and in a manner consistent with Schedule III and the other applicable Accounting Methods and (b) excluding any amounts taken into account in the calculation of Closing Cash or Closing Indebtedness.
“Non-Competition and Non-Solicitation Agreement” means a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit B, by and between each of the Sellers, the Seller Guarantors and Scott Nicholson, on the one hand, and the Buyers, on the other hand.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Order” means any binding order, directive, judgment, decree, injunction, decision, stipulation, ruling, determination, award or writ of or entered by any Governmental Authority.
“Ordinary Course of Business”, when used in relation to the taking of any action by a Person, means that the action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person; (b) is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person; and (c) does not require the authorization of the shareholders of such Person.

“Owned IP” means all Intellectual Property Rights owned by, or purported to be owned by, the Company Group or any of its Subsidiaries and the VFR Patent Assets.
“Patent Assignment Agreement” means the patent assignment agreement in substantially the form attached hereto as Exhibit E, by and between IPCo and Kadant US.
“Permit” means any license, permit, franchise, certificate, variance, approval, consent, order, registration, certificate, authorization or similar right or evidence of authority issued or granted by a Governmental Authority.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or the validity of which are being contested in good faith and diligently by appropriate proceedings and in respect of which adequate provision has been made in the Latest Balance Sheet in accordance with GAAP, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course of Business and that secure either (i) amounts not yet due and payable or (ii) amounts that are being contested in good faith and diligently by appropriate proceedings that do not adversely affect in any material respect the current use of the applicable property subject thereto by the Company Group and its Subsidiaries, (c) registered easements, covenants and rights of way and other similar restrictions of record, and zoning, building, land use Laws and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company Group or any of its Subsidiaries, (d) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; and (e) the Encumbrances listed on Section 1.1(a) of the Disclosure Schedules.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, company, limited liability company, syndicate, person, trust or other entity or organization, including any Governmental Authority.
“Personal Information” means information about an identifiable individual as defined in Privacy Law.
“Pre-Closing Tax Period” means any taxable period and the portion of any Straddle Period ending on or prior to the Closing Date.
“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Data Act (523/1999) (Finland), the Act on the Protection of Privacy in Working Life (759/2004) (Finland) and similar Laws of other jurisdictions.
“Purchase Price Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement.
“Purchase Price Escrow Amount” means an amount deposited at the Closing in the Purchase Price Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $4,000,000.
“Real Property Leases” means the lease agreements (including all amendments, modifications and supplements hereto) pursuant to which NII or an Affiliate thereof or the Company Group or any of its Subsidiaries, as tenant, has leased the Leased Real Property, all as more particularly described in Section 6.18(b) of the Disclosure Schedule.

“Registered IP” means all registrations and applications for registration of the Intellectual Property Rights of the Company Group or any of its Subsidiaries, included as pending, issued, filed, registered or otherwise recorded with any office of public record where such registration is necessary to preserve the Company Group’s or any of its Subsidiaries’ respective rights thereto.
“Related Party” means, with respect to any Person, any of such Person’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing).
“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Government of Canada, the United Nations Security Council, the European Union, any EU member state or any other Governmental Authority, (b) any Person or group operating, organized, located or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country or (d) any Person 50% or more owned, directly or indirectly, by any of the above.
“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including OFAC or the U.S. Department of State), the Government of Canada (including under the United Nations Act (Canada) or the Special Economic Measures Act (Canada)), the United Nations Security Council, the European Union, or any other applicable Governmental Authority.
“Seller Release” means a release and discharge in substantially the form attached hereto as Exhibit D, by each of the Sellers, the Seller Guarantors and Scott Nicholson.
“Senior Executive Bonus Amount” means the sum of the aggregate amount of the sale transaction bonuses contemplated by the two agreements with Douglas B. Jeffrey and Simo Jutila identified in Section 6.12(f) of the Disclosure Schedules (for these purposes, based on Estimated Cash Proceeds but adding back the Purchase Price Escrow Amount and the Indemnity Escrow Amount and subtracting fees and expenses of Sellers or Seller Guarantors in connection with the transactions contemplated by this Agreement, as advised by the Sellers to the Buyers at least seven Business Days in advance of the Closing; the Parties acknowledge that while the Senior Bonus Executive Amount, as accrued at the Closing, will be based on a sum that includes the Purchase Price Escrow Amount and the Indemnity Escrow Amount, the sale transaction bonuses actually paid at the Closing shall not take these amounts into account).
“Straddle Period” means a taxable period that begins prior to and ends after the Closing Date.
“Subsidiary” means, with respect to any Person which (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.
“Target Net Working Capital” means the amount of Target Net Working Capital (as such term is defined in Schedule III) as determined in accordance with the provisions of Schedule III.
“Tax” means any federal, state, local, provincial or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, goods and services, harmonized sales, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, pension plan, employment, unemployment, workers’ compensation, disability, payroll, license, employee, employer health, unemployment insurance or other withholding, or other tax of any kind whatsoever, including any interest, penalties, installment or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Liability of another Person for any of the foregoing.
“Tax Benefit” means any refund of cash Taxes or reduction in cash Taxes payable (including by way of a credit applied to future Taxes payable).
“Tax Contest” means any inquiry, audit, examination, hearing, trial, appeal, or other administrative or judicial proceeding with respect to any Taxes or Tax Returns of the Company Group or any Subsidiary.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws relating to any Taxes.
“Trade Secrets” means trade secrets, know-how, manufacturing and production processes, inventions, improvements, methods, techniques, formula, compositions, software, data, databases and other confidential information, in each case, that derive independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure and use.
“Transaction Price” means $173,000,000; provided, however, if (a) (i) the Buyers deliver a Closing Date Extension Notice to the Sellers, (ii) all of the conditions set forth in Sections 3.1 and 3.2 (other than conditions which by their terms or nature are to be satisfied at the Closing) have been satisfied by July 5, 2017 and (iii) the Closing does not occur on or prior to July 5, 2017, or (b) (i) the Buyers deliver a Closing Date Extension Notice to the Sellers, (ii) all of the conditions set forth in Sections 3.1 and 3.2 (other than conditions which by their terms or nature are to be satisfied at the Closing) have not been satisfied by July 5, 2017 and (iii) the Closing does not occur on or prior to the fifth Business Day after all of such conditions have been satisfied, in either case the Transaction Price shall be $175,000,000.
“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company Group or any of its Subsidiaries in connection with or resulting from the Closing (or included as a Liability in the Closing Net Working Capital), except for those retention bonuses expressly excluded from treatment as Company Group Transaction Expenses, and the bonuses paid pursuant to Section 3.2(l), (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, prepayment penalties, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness or other indebtedness in connection with the Closing or included as a Liability in Closing Net Working Capital, (c) all fees, costs and expenses incurred by the Company Group or any of its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses and (d) any employment Taxes with respect to the amounts set forth in the immediately foregoing clause (a). The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of the immediately foregoing clause (c).
“Transition Services Agreement” means the transition services agreement in substantially the form attached hereto as Exhibit F, by and between NI and Kadant Parent.
Additional Definitions.

Term	Section
“Accounts Receivable”	6.20(b)
“Accounting Firm”	2.3(e)
“Accounting Methods”	2.3(c)
“Aggregate Purchase Price”	2.2(c)
“Agreement”	Preamble
“Business”	6.23
“Business Product”	6.22
“Buyer”	Preamble
“Buyers”	Preamble
“Buyer Indemnified Parties”	10.1(a)
“Cap”	10.1(b)(iii)
“Cascade”	Preamble
“Closing”	2.2(a)
“Closing Balance Sheet”	2.3(b)
“Closing Statement”	2.3(b)
“Confidential Information”	9.9(a)
“Customs Laws”	6.16(o)(i)
“Deductible”	10.1(b)(ii)
“Disclosure Schedules”	Article V
“Electronic Delivery”	11.11
“End Date”	8.1(d)
“Estimated Closing Cash Proceeds”	2.3(a)
“Exclusivity Period”	4.5(a)
“GST/HST”	6.15(g)
“Indemnified Party”	10.5(a)
“Indemnifying Party”	10.5(a)
“IPCo”	Preamble
“Kadant Canada”	Preamble
“Kadant Europe”	Preamble
“Kadant Parent”	Preamble
“Kadant UK”	Preamble
“Kadant US”	Preamble
“Law Firm”	11.15
“Latest Balance Sheet”	6.5(a)
“Leased Real Property”	6.18(b)

Term	Section
“Losses”	10.1(a)
“NI”	Preamble
“NII”	Preamble
“NMC”	Preamble
“NMC Shares”	Preamble
“NML”	Preamble
“NML Shares”	Preamble
“Objection Notice”	2.3(e)
“OSSS”	5.7
“Owned Real Property”	6.18(c)
“Party” or “Parties”	Preamble
“Per Claim Threshold”	10.1(b)(i)
“Pre-Closing Tax Refund”	9.8(a)
“Purchase Price Escrow Deficiency Amount”	2.3(h)(ii)
“Purchase Price Shortfall”	2.3(h)(ii)
“QSub Price”	9.8(g)
“Real Property”	6.18(c)
“Representatives”	4.5(a)
“Restricted Transaction”	4.5(a)
“Retained Employee”	9.3(a)
“Securities Act”	7.8
“Seller”	Preamble
“Seller Guarantors”	Preamble
“Sellers”	Preamble
“Seller Indemnified Parties”	10.3
“Shares”	Preamble
“Third Party”	10.5(d)
“Third Party Claim”	10.5(a)
“Transfer Taxes”	9.8(f)
“VFR Patent Assets”	Preamble
“VKNA”	Preamble
“VKNA Shares”	Preamble
“VKOY”	Preamble
“VKOY Shares”	Preamble
“VNB”	Preamble
“VNB Shares”	Preamble

1.2    Other Definitional Provisions.
(a)    Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP as of the applicable time of determination. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(c)    “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(d)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(e)    Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(f)    All references to “$” and dollars shall be deemed to refer to United States currency (where applicable, as converted from any foreign currency at the applicable exchange rate as of the close of the Business Day before date of this Agreement) unless otherwise specifically provided.
(g)    All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(h)    Any document or item will be deemed “delivered” or “provided” within the meaning of this Agreement if such document or item (i) is included in the Data Room as of the date that is five days prior to the date hereof (or is requested between the date that is five days prior to the date hereof and the date hereof to be added to the Data Room by the Buyers and is so added prior to the date hereof; any item posted in response to a representation and warranty that the Sellers have delivered documents, reports, notices, claims or the like shall be deemed to have been posted in response to Buyers’ request) in connection therewith) or (ii) actually delivered or provided to the Buyers, their Affiliates or the Buyers’ or their Affiliates’ respective representatives.
(i)    Any references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Any reference to any agreement or contract referenced herein or in the Disclosure Schedules shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.
(j)    References to any Person shall include the successors and permitted assigns of that Person. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE II

PURCHASE AND SALE OF THE SHARES AND VFR PATENT ASSETS
2.1    Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyers shall purchase, accept and acquire from the Sellers, and the Sellers shall sell, convey, assign, transfer and deliver to the Buyers, (a) all of the Shares, free and clear of all Encumbrances (other than those arising by reason of applicable securities Laws) and (b) the VFR Patent Assets.
2.2    Closing Transactions.
(a)    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, (a) on July

5, 2017; (b) if the conditions set forth in Article III (other than conditions which by their terms or nature are to be satisfied at the Closing) have not been satisfied on July 5, 2017, as promptly as practicable after July 5, 2017 but in any event no later than the fifth Business Day following the satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article III (other than conditions which by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of those conditions at the Closing); (c) if the Buyers deliver a Closing Date Extension Notice to the Sellers, on the later of (i) a date designated by the Buyers to the Sellers that is no later than 60 days after the date of the Closing Date Extension Notice and (ii) if the conditions set forth in Article III (other than conditions which by their terms or nature are to be satisfied at the Closing) have not been satisfied on such designated date, as promptly as practicable after such designated date but in any event no later than the fifth Business Day following the satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article III (other than conditions which by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of those conditions at the Closing); or (d) on such other date as is mutually agreeable to the Buyers and the Sellers. By mutual agreement of the Buyers and the Sellers, the Closing may take place by conference call and electronic (i.e., email/pdf) or facsimile signatures, with exchange of original signatures to follow.
(b)    Deliveries.
(i)    At the Closing, NII shall deliver to the Buyers all of the stock certificates and other applicable instruments evidencing the Shares duly endorsed for transfer or accompanied by duly executed stock powers or other applicable forms of assignment and transfer or, in the case of any lost, stolen or destroyed certificates with respect to the Shares, an affidavit of lost certificate with respect to the Shares. The specific delivery of Shares and related documents by NII shall be made to the following Buyer: the NMC Shares and VKNA Shares shall be delivered to Kadant US; the NML Shares shall be delivered to Kadant Canada; the VKOY Shares shall be delivered to Kadant UK; and the VNB Shares shall be delivered to Kadant Europe;
(ii)    At the Closing, the Buyers shall pay to the Sellers, by wire transfer of immediately available funds, an aggregate amount equal to the Estimated Closing Cash Proceeds to an account designated by the Sellers (which account shall be so designated at least three Business Days prior to the Closing Date);
(iii)    At the Closing, the Buyers shall repay, or cause to be repaid, on behalf of the Company Group or its Subsidiaries, all amounts necessary to discharge fully the then-outstanding balance and other monetary obligations in respect of all Indebtedness of the Company Group and its Subsidiaries with the result that immediately following the Closing there will be no further monetary obligations of the Company Group or any of its Subsidiaries with respect to any Indebtedness, and the Sellers shall provide payoff letters with respect to all Indebtedness outstanding immediately prior to Closing at least five Business Days prior to the Closing Date, which payoff letters shall include appropriate provisions on release of applicable Encumbrances and otherwise be in form and substance reasonably acceptable to the Buyers; in connection with the repayment of such Indebtedness, the Buyers and the Sellers shall use their respective commercially reasonable efforts to obtain a release of NI as a guarantor of NML’s obligations to Bank of America, N.A.;
(iv)    At the Closing, the Buyers shall deliver the Purchase Price Escrow Amount and the Indemnity Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;
(v)    At the Closing, the Sellers shall deliver to the Buyers a certificate of the secretary or its equivalent of each Seller and Seller Guarantors that is customary in connection with transactions of the type contemplated hereby (including a certified copy of the resolutions of such Seller’s and Seller Guarantor’s board of directors or its equivalent authorizing the execution, delivery and performance of this Agreement (to the extent a party) and the consummation of the transactions contemplated hereby, a good standing certificate or its equivalent with respect to such Seller or Seller Guarantor issued by the applicable Governmental Authority and a certified copy of such Person’s constituent documents) and a good standing certificate or its equivalent with respect to the Company Group and each of its Subsidiaries;
(vi)    At the Closing, the Sellers shall deliver to the Buyers the resignations, effective as of the Closing, of each director, managing director and officer (or person serving in a similar capacity) of the Company Group and its Subsidiaries as the Buyers may designate by notice in writing given to the Sellers at least five Business Days prior to the Closing Date;
(vii)    At the Closing, the Sellers shall deliver to the Buyers the minute books and share transfer records of the Company Group and its Subsidiaries;
(viii)    At the Closing, the Buyers shall have received evidence of approvals and waivers from the Persons specified in Section 2.2(b)(viii) of the Disclosure Schedules in form and substance acceptable to the Buyers, acting reasonably;
(ix)    At the Closing, the Buyers shall deliver to the Sellers a certified copy of the resolutions of the boards of directors (or the equivalent bodies) of the Buyers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyers;
(x)    At the Closing, the Sellers shall deliver to the Buyers a duly authorized and executed certificate in a form reasonably acceptable to the Buyers certifying that each Seller is not a foreign person subject to withholding under Section 1445 of the Code;
(xi)    At the Closing, the Sellers shall deliver to the Buyers such notices duly executed by the Sellers as the Buyers, acting reasonably, will require, to the landlords that are not Affiliates of the Sellers under the Real Property Leases of the assignment of, or change of control of the tenant under, the Real Property Leases; and
(xii)    At the Closing, the Sellers shall deliver to the Buyers an agreement, in a form reasonably satisfactory to Buyers, duly executed by NI, NMC and Stephen D. Smith whereby Stephen D. Smith irrevocably releases NMC (and the Company Group and its Subsidiaries) from any further liability with respect to Stephen D. Smith’s sale transaction and retention bonus as contemplated by the agreement identified in Section 6.12(f) of the Disclosure Schedules.
(c)    Allocation of Aggregate Purchase Price Among Buyers. The aggregate purchase price for the Shares and VFR Assets (the “Aggregate Purchase Price”) consists of an amount equal to the sum of: (i) the Transaction Price, plus (ii) the amount of Closing Cash, minus (c) the amount of Closing Indebtedness, minus (d) the amount (if any) by which Closing Net Working Capital is less than Target Net Working Capital, plus (e) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital. The Parties acknowledge and agree that the Aggregate Purchase Price, as adjusted pursuant to this Agreement, and the Buyers’ purchase of the Shares and the VFR Patent Assets from the Sellers pursuant to this Agreement shall be allocated among the Buyers in the manner set forth in a written notice delivered by the Buyers to the Sellers no later than two Business Days prior to the Closing. Each Buyer will at the Closing make payment to the relevant Seller of its share of the Estimated Closing Cash Proceeds, as set forth on such notice. The foregoing is not intended to affect the provision of Section 9.8(g) with respect to the allocations of the Aggregate Purchase Price in respect of the Shares among the relevant assets.
(d)    Withholding. The Buyers will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that the Buyers are required to deduct and withhold with respect to such payment under any provision of any Law. Taxes withheld pursuant to this Section 2.2(d) by the Buyers will be (i) timely remitted by the Buyers to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Buyers shall notify the Sellers of any such withholdings at least three Business Days prior to the Closing Date and shall, reasonably and in good faith, consider any comments from the Sellers relating to such withholdings. Notwithstanding the foregoing, no Buyer shall be entitled to deduct and withhold from any payment any Taxes that would not be required to be deducted and withheld if such Buyer were a U.S. person except to the extent such withholding is required as a result of a breach by the Sellers of their representations and warranties in Section 6.15.
(e)    Company Group Transaction Expenses. Prior to the Closing, the Sellers shall cause the Company Group and its Subsidiaries to make accruals in connection with all Company Group Transaction Expenses that shall not be paid in full prior to the Closing. Promptly following the Closing, the Buyers shall cause the Company Group and its Subsidiaries pay all such Company Group Transaction Expenses through the normal payroll processing systems of the Company Group and its Subsidiaries, where applicable, or otherwise; provided, however, that the Sellers shall provide invoices or other appropriate details in connection therewith at least five Business Days prior to the Closing Date; provided further that to the extent that the contractual arrangements in connection with any such payment entitles the payor thereof to a release and discharge, the making of such payment pursuant to this Section 2.2(e) shall be subject to the receipt by the Company Group or one of its Subsidiaries of a release and discharge by the payee, in a form reasonably acceptable to the Buyers, or a written undertaking by the payee, in a form reasonably acceptable to the Buyers, to provide such a release and discharge upon receipt of such payment; provided further that in connection with any such payment to Douglas B. Jeffrey or Simo Jutila that is to be calculated as a percentage of the aggregate purchase price for the Shares and VFR Assets, the making of such payment pursuant to this Section 2.2(e) and the releases by such individuals shall be subject to (i) the receipt by the Buyers of a written undertaking by such individual, in a form reasonably acceptable to the Buyers, to repay to the Company Group the amount of any overpayment in connection therewith promptly after giving effect to any adjustment to such purchase price following the Closing in accordance with the terms and conditions of this Agreement and (ii) a commitment by the relevant Company Group entity that it will pay to such individuals any additional amount that may be due upon any positive adjustment to such purchase price or upon release to the Sellers from the Purchase Price Escrow Amount or the Indemnity Escrow Amount. The Buyers acknowledge that the Senior Executive Bonus Amount will have been accrued as of the Closing as if the full amount of the Purchase Price Escrow Amount or the Indemnity Escrow Amount will be released to the Sellers; to the extent any portion of such amounts are released to the Buyers, the Buyers shall promptly remit to the Sellers, as an additional payment of purchase price, the related portion of the sales transaction bonuses not payable to the individuals in question.
2.3    Closing Cash Proceeds Adjustment.
(a)    At least seven Business Days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyers a good faith estimate of the Closing Cash Proceeds, including each of the components thereof (except Closing Net Working Capital) (such estimate, as approved by the Buyers, which such approval shall not be unreasonably withheld, conditioned or delayed) (the “Estimated Closing Cash Proceeds”) based on the books and records of the Company Group and its Subsidiaries and other information then available, it being understood that the Estimated Cash Proceeds shall assume that, for the purpose of such estimate only, Closing Net Working Capital and Target Net Working Capital are equal.
(b)    As promptly as practicable after the Closing, but in no event later than 90 days after the Closing Date, the Buyers shall prepare and deliver to the Sellers a statement setting forth the Buyers’ calculation of the Closing Cash Proceeds, including each of the components thereof (the “Closing Statement”), and a consolidated balance sheet of the Company Group and its Subsidiaries as of 11:59 p.m. in the applicable time zone on the calendar day immediately prior to the Closing Date (the “Closing Balance Sheet”).
(c)    The Estimated Closing Cash Proceeds, the Closing Statement and the Closing Balance Sheet shall (i) be prepared, and each component thereof shall be determined, in accordance with (1) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are consistent with the calculation of the Target Net Working Capital as set forth on Schedule III, (2) to the extent not inconsistent with the immediately foregoing clause (1), accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the Latest Balance Sheet so long as consistent with GAAP as in effect as of the preparation of the Latest Balance Sheet consistently applied, and (3) to the extent not inconsistent with the immediately foregoing clauses (1) or (2), GAAP as in effect on the Closing Date consistently applied and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby (the immediately foregoing clauses (i) and (ii) collectively, the “Accounting Methods”).
(d)    The post-Closing adjustment procedures as set forth in this Section 2.3 are not intended to permit the introduction of different or additional accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to the financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from the Accounting Methods, it being the intent of the Parties that the Closing Net Working Capital be calculated consistently with the Target Net Working Capital in order to allow a meaningful comparison of the Closing Net Working Capital to the Target Net Working Capital.
(e)    The Buyers shall, and shall cause the Company Group and its Subsidiaries to, provide reasonable assistance to the Sellers and their representatives in the review of the Closing Statement and the Closing Balance Sheet (including by furnishing on a timely basis all information reasonably necessary or useful in connection with such review or providing customary certifications to the Sellers or, if requested, to the Sellers’ auditors or the Accounting Firm) and shall provide the Sellers and their representatives reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and relevant personnel of the Company Group, its Subsidiaries and the Buyers (including personnel responsible for accounting and finance, senior management and accountants and advisors) for purposes of their review of the Closing Statement and the Closing Balance Sheet, so long as such access does not disrupt the operation of the Company Group’s businesses. If the Sellers disagree with any part of the Buyers’ calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, the Sellers shall, within 45 days after the Sellers’ receipt of the Closing Statement and the Closing Balance Sheet, notify the Buyers in writing of such disagreement by setting forth the Sellers’ calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If the Sellers do not deliver an Objection Notice within the time period specified above, then the Buyers determination of Closing Cash Proceeds, as set forth in its Closing Statement, will be deemed to have been accepted by the Sellers and shall be final and binding on all Parties. If an Objection Notice is delivered to the Buyers, then the Buyers and the Sellers shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. In the event that the Buyers and the Sellers are unable to resolve all such disagreements within 45 days after the Buyers’ receipt of such Objection Notice (or such longer period as the Buyers and the Sellers may agree in writing), the Buyers and the Sellers shall submit such remaining disagreements to PricewaterhouseCoopers LLP (or, if PricewaterhouseCoopers LLP is unable or unwilling to act, Deloitte LLP (the “Accounting Firm”), or, if the Accounting Firm is unwilling to serve, another nationally-recognized accounting firm that is mutually acceptable to the Buyers and the Sellers (such other accounting firm selected to serve shall also be deemed the Accounting Firm for all relevant purposes).
(f)    The Accounting Firm shall make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C. The Buyers and the Sellers shall cooperate with the Accounting Firm during the term of its engagement and shall use reasonable best efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Accounting Firm shall consider only those items and amounts in the Buyers’ and the Sellers’ respective calculations of the Closing Cash Proceeds as set forth in Buyers’ Closing Statement and in Sellers’ Objection Notice, including each of the components thereof, that are identified as being items and amounts to which the Buyers and the Sellers have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in each case as set forth in Buyers’ Closing Statement and in Sellers’ Objection Notice, as applicable. The Accounting Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written materials submitted by the Buyers and the Sellers (i.e., not on independent review) and on the definitions, terms and conditions included herein. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.
(g)    The costs and expenses of the Accounting Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Buyers, on the one hand, and the Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Buyers claim the Closing Cash Proceeds are $1,000 less than the Estimated Closing Cash Proceeds, and the Sellers contest only $500 of the amount claimed by the Buyers, and if the Accounting Firm ultimately resolves the dispute by awarding the Buyers $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Sellers and 40% (i.e., 200 ÷ 500) to the Buyers. Prior to the Accounting Firm’s determination of Closing Cash Proceeds, (i) the Buyers, on the one hand, and the Sellers, on the other hand, will each pay 50% of any retainer paid to the Accounting Firm; and (ii) during the engagement of the Accounting Firm, the Accounting Firm will bill 50% of the total charges to each of the Buyers, on the one hand, and the Sellers, on the other hand. In connection with the Accounting Firm’s determination of the Closing Cash Proceeds, the Accounting Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.3(g), and taking into account all fees and expenses already paid by each of the Buyers, on the one hand, and the Sellers, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Buyers and the Sellers, which such determination shall be conclusive and binding upon the Parties.

(h)    Within five Business Days after the Closing Cash Proceeds, including each of the components thereof, are finally determined pursuant to this Section 2.3:
(i)    If the Closing Cash Proceeds are greater than the Estimated Closing Cash Proceeds, the Buyers shall promptly (but in any event within five Business Days after the determination thereof) deliver to the Sellers the amount of such excess by wire transfer of immediately available funds to an account or accounts designated by the Sellers. Immediately following payment of any amounts determined pursuant to this Section 2.3(h)(i) to be owing to the Sellers, the Sellers and the Buyers shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers all remaining funds in the Purchase Price Escrow Account, in accordance with the terms of the Escrow Agreement.
(ii)    If the Closing Cash Proceeds are less than the Estimated Closing Cash Proceeds (such shortfall, the “Purchase Price Shortfall”), the Sellers and the Buyers shall promptly (but in any event within five Business Days after the determination of the Closing Cash Proceeds) deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay from the Purchase Price Escrow Account to an account or accounts designated by the Buyers an amount equal to the Purchase Price Shortfall by wire transfer of immediately available funds. Immediately following payment of any amounts determined pursuant to this Section 2.3(h)(ii) to be owing to the Buyers, the Sellers and the Buyers shall, if applicable, deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers all remaining funds in the Purchase Price Escrow Account, in accordance with the terms of the Escrow Agreement. In the event the Purchase Price Shortfall amount is greater than the amounts in the Purchase Price Escrow Account (such amount, the “Purchase Price Escrow Deficiency Amount”), in addition to issuing the instructions contemplated above for payment out of the Purchase Price Escrow Account, Sellers shall within five Business Days after the determination of the Closing Cash Proceeds pay to the Buyers the amount of the Purchase Price Escrow Deficiency Amount by wire transfer of immediately available funds to an account or accounts designated by the Buyers.
(iii)    For purposes of determining whether the Closing Cash Proceeds are greater or less than the Estimated Closing Cash Proceeds under this Section 2.3(h), amounts in currencies other than dollars (including with respect to Closing Net Working Capital) shall be converted into dollars at the applicable exchange rate as of the close of the Business Day on the day on which the Closing Cash Proceeds are finally determined pursuant to this Section 2.3.
(i)    All payments or adjustments pursuant to Section 2.2(b)(iii) and this Section 2.3, other than payments of stated interest, shall be treated by all Parties for Tax purposes as adjustments to the Aggregate Purchase Price.
ARTICLE III

CONDITIONS TO CLOSING
3.1    Conditions to the Obligations of the Buyers and the Sellers. The obligations of the Buyers and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:
(a)    merger control clearance of the Federal Antimonopoly Service of Russia has been obtained; and
(b)    no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

3.2    Conditions to the Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:
(a)    (i) The representations and warranties set forth in Article V and Article VI that are qualified by reference to materiality or with respect to Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time), in each case except as otherwise provided in Section 11.8; (ii) the representations and warranties set forth in Article V and Article VI that are not qualified by reference to materiality or with respect to Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time), in each case except for changes expressly contemplated by this Agreement; and (iii) the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by the Sellers hereunder prior to the Closing;
(b)    The Escrow Agent and the Sellers shall have each executed and delivered signatures to the Escrow Agreement to the Buyers;
(c)    The Sellers shall have delivered to the Buyers a certificate signed by the Company Group, dated the Closing Date, stating that the conditions specified in Section 3.2(a) have been satisfied as of the Closing;
(d)    The Sellers, the Seller Guarantors and Scott Nicholson shall have each executed and delivered signatures to a Non-Competition and Non-Solicitation Agreement to the Buyers;
(e)    IPCo shall have executed and delivered signatures to the Patent Assignment Agreement along with all related documents contemplated as being delivered at the Closing by the Patent Assignment Agreement to Kadant US;
(f)    NI shall have executed and delivered signatures to the Transition Services Agreement to the Buyers;
(g)    The Sellers, the Seller Guarantors and Scott Nicholson shall have each executed and delivered signatures to a Seller Release to the Buyers;
(h)    There has been no amendment, restatement or other modification of (i) the Lease Amendment or (ii) the Month-to-Month Industrial Lease with Option to Renew for a Term of Years dated October 1, 2016 by NMC and SWN Pell City, LLC after the date of this Agreement;
(i)    Since the date of this Agreement, there shall not have occurred any fact, change, event, effect, circumstance or development that, individually or in the aggregate, has had or would reasonably likely to have, a Material Adverse Effect;
(j)    There shall not be any Actions pending against any of the Parties by a Governmental Authority which, if reasonably likely to be adversely determined, would prohibit the consummation of the transactions contemplated hereby;
(k)    Sellers shall have cooperated, and shall have caused the Company Group to cooperate, with Buyers’ efforts to transfer each of the letters of credit and guarantees for customer deposits listed on Section 3.2(k) of the Disclosure Schedules into the name of an Affiliate of the Buyers or to replace them with an equivalent or substitute letter of credit or guarantee or with sufficient new substitute collateral (and, in the case of any such replaced letters of credit or guarantee or new sufficient new substitute collateral, Sellers shall cause a release of applicable Encumbrances);
(l)    The Company Group and its Subsidiaries shall have paid to all applicable employees the prorated portion of the annual bonus for the 2017 fiscal year of the Company Group and its Subsidiaries, which prorated portion shall reflect the number of days that have elapsed in such fiscal year as of the Closing Date;
(m)    (i) All Indebtedness, receivables, payables and other amounts owing between the Company Group and any of its Subsidiaries, on the one hand, and the Sellers and their respective Affiliates (other than the Company Group and its Subsidiaries), on the other hand, shall have been paid in full or otherwise settled; (ii) all Indebtedness, receivables, payables and other amounts owing between or among entities that are part of the Company Group and its Subsidiaries that arose on or prior to May 31, 2017 shall have been paid in full or otherwise settled; and (iii) while not a condition precedent to the Closing, the Sellers shall use commercially reasonable efforts to cause the Company Group and its Subsidiaries to pay or otherwise settle, prior to the Closing, all Indebtedness, receivables, payables and other amounts owing between or among entities that are part of the Company Group and its Subsidiaries that arose on or after June 1, 2017;
(n)    The Buyers shall have received evidence satisfactory to the Buyers that there is, at the Closing in the appropriate bank accounts of the Company Group, (i) an amount of Cash equal to the Minimum Closing Cash and (ii) an amount of Cash in addition to the Minimum Closing Cash (A) that has been agreed to by the Buyers and the Sellers (with respect to both the quantum thereof and the currency and geographic location) prior to the Closing or (B) if the Buyers and the Sellers are unable to reach such an agreement prior to the Closing, that does not exceed $2,000,000; and
(o)    The Sellers shall have delivered to the Buyers all deliveries provided to be delivered by each of them at the Closing pursuant to Section 2.2(b).
3.3    Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing:
(a)    (i) The representations and warranties made in Article VII that are subject to materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than any such representations and warranties which by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time), except for changes contemplated by this Agreement; (ii) the representations and warranties contained in Article VII that are not subject to materiality qualifications shall be true and correct in all material respects at as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time), except for changes contemplated by this Agreement; and (iii) the Buyers shall have performed in all material respects all the covenants and agreements required to be performed by the Buyers hereunder prior to the Closing;
(b)    The Escrow Agent and the Buyers shall have each executed and delivered signatures to the Escrow Agreement to the Sellers;
(c)    The Buyers shall have executed and delivered signatures to the Non-Competition and Non-Solicitation Agreements to the Sellers;

(d)    Kadant US shall have executed and delivered signatures to the Patent Assignment Agreement to IPCo;
(e)    Kadant Parent shall have executed and delivered signatures to the Transition Services Agreement to the Sellers;
(f)    The Buyers shall deliver to the Sellers a certificate signed by the Buyers, dated the Closing Date, stating that the conditions specified in Section 3.3(a) have been satisfied as of the Closing;
(g)    NI shall have been released as a guarantor of NML’s obligations to Bank of America, N.A.; and
(h)    The Buyers shall have delivered to the Sellers all deliveries provided to be delivered by each of them at the Closing pursuant to Section 2.2(b).
3.4    Frustration of Conditions. None of the Buyers and the Sellers may rely on the failure of any condition set forth in this Article III, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Closing and the transactions contemplated hereby or any other material breach by such Party of this Agreement.
ARTICLE IV

COVENANTS OF THE PARTIES
Each of the Parties agrees as follows with respect to the period between the date of this Agreement and the Closing:
4.1    Reasonable Best Efforts.
(a)    Subject to the terms of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Escrow Agreement (including satisfaction, but not waiver, of the conditions set forth in Article III). NII and the Buyers agree, and NII, prior to the Closing, and the Buyers, after the Closing, agree to cause the Company Group and each of its Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other reasonable actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. IPCo shall execute and deliver such other documents, certificates, agreements and other writings and to take such other reasonable actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement related to the VFR Patent Assets. At the Closing, the applicable Parties shall execute and deliver the other agreements and instruments contemplated hereby to be executed and delivered at the Closing.
(b)    For purposes of this Agreement, the “reasonable best efforts” of a Party shall not require such Party or any of its Subsidiaries, Affiliates or representatives to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement, to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the transactions contemplated by this Agreement, to waive or forego any right, remedy or condition hereunder or, in the case of the Sellers, to provide financing to the Buyers for the consummation of the transactions contemplated hereby.

(c)    Without limiting the foregoing, (i) each Party shall cooperate with each other in connection with the merger control clearance contemplated by Section 3.1(a), (ii) in connection with such merger control clearance, the Sellers shall use commercially reasonable efforts to, and shall cause the Company Group to use commercially reasonable efforts to, promptly supply all information requested by the Federal Antimonopoly Service of Russia or reasonably requested by the Buyer, both prior to and after the making of the filings in connection therewith, and (iii) the Buyers shall use their commercially reasonable efforts to make the necessary filings in connection therewith by no later than June 2, 2017 (assuming that the Sellers shall have complied with their obligations under the immediately preceding clauses (i) and (ii) and shall have provided the necessary information for such filings to the Buyers’ counsel in Russia no later than May 31, 2017).
4.2    Maintenance of Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, NII shall cause the Company Group and its Subsidiaries to use reasonable best efforts to (a) maintain their respective assets in good operating condition and repair in accordance with past practices (normal wear and tear and casualty loss excepted), subject to, and in accordance with, the Real Property Leases, as applicable, (b) maintain insurance reasonably comparable to that in effect on the date of the Latest Balance Sheet, (c) maintain their books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet, except as otherwise required by changes in Law or GAAP, (d) maintain their respective relationships with third parties (including lessors, licensors, suppliers, distributors and customers), subject to a right to terminate such relationship for breach or other good cause, and (e) observe and perform all of their obligations under the Real Property Leases as would a reasonable tenant.
4.3    Operation of Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, NII shall cause the Company Group and its Subsidiaries to (i) operate their respective businesses in the Ordinary Course of Business and, (ii) along with IPCo, consult with the Buyers prior to taking any material action or entering into any material transaction, in each case to the extent outside the Ordinary Course of Business. Without limiting the generality of the foregoing, prior to the Closing, except as set forth on Section 6.7(a) or Section 6.27(b) of the Disclosure Schedules, IPCo shall not, and NII shall cause the Company Group and its Subsidiaries not to:
(a)    amend its certificate of incorporation or by-laws (or similar constituent documents);
(b)    adopt a plan of liquidation, dissolution, restructuring, merger, amalgamation, consolidation, recapitalization, business rescue, or other reorganization;
(c)    execute any guaranty, issue any debt, borrow any money or otherwise incur or create any Indebtedness, or permit any assets to become subject to an Encumbrance other than a Permitted Encumbrance, or forgive, waive or agree to extend repayment on any Indebtedness or other obligation owed, in each case in excess of $50,000 individually or $100,000 in the aggregate (other than pursuant to existing contracts or commitments or otherwise in the Ordinary Course of Business, including letters of credit or guaranties executed by the Company Group or a Subsidiary in connection with the sale of a Business Product);
(d)    purchase, sell, lease, license, dispose of, pledge or agree to any Encumbrance other than a Permitted Encumbrance on any material property or assets (other than pursuant to existing contracts or commitments set forth on Section 4.3(d) of the Disclosure Schedules or otherwise in the Ordinary Course of Business); or
(e)    (i) increase or commit to any increase in the benefits under any Benefit Plan or the compensation (in any form, including severance compensation and compensation payable in connection with a change of control or change in position or responsibilities) payable, whether conditional or otherwise, to any officer or director of the Company Group or any of its Subsidiaries, other than in the Ordinary Course of Business or as required by Law, by any applicable collective bargaining agreements of the Company Group or any of its Subsidiaries or by any existing Benefit Plans or Contracts; (ii) increase or commit to increase the compensation (in any form, including severance compensation and compensation payable in connection with a change of control or change in position or responsibilities) payable to any employee or independent contractor (other than an officer or director) of the Company Group or any of its Subsidiaries or with respect to the Business other than in the Ordinary Course of Business or as required by Law, by any applicable collective bargaining agreements of the Company Group or any of its Subsidiaries or by any existing Benefit Plans or Contracts; (iii) adopt, amend or terminate any Benefit Plan, except as required by Law or by any applicable collective bargaining agreements; or (iv) grant or pay any bonuses, other than in the Ordinary Course of Business or as required by any existing Benefit Plans or Contracts;
(f)    enter into or amend any Contract relating to employment or compensation of any director, officer or member of the senior management of the Company Group or any of its Subsidiaries, including any extension, renewal or new collective bargaining agreement, severance agreement or change in control agreement;
(g)    enter into or consummate any transaction involving the acquisition of the business, shares, assets or other properties of any other Person outside of the Ordinary Course of Business;
(h)    except as may be required as a result of a change in Law or in GAAP, elect or change any of its accounting principles or practices;
(i)    change or revoke any material election for Taxes, amend, refile or otherwise modify any Tax Returns other than amendments to previously filed United States and Canadian tax returns required as a result of the (i) Advance Pricing Arrangement, signed January 10, 2017, between NML and the Minister of National Revenue and (ii) Advance Pricing Agreement, signed January 10, 2017, between NI, on behalf of itself and NML and the Internal Revenue Service, file any ruling or request with any taxing authority, settle any Action in respect of Taxes or enter into any Contract in respect of Taxes with any Governmental Authority;
(j)    except as may be required as a result of a change in Law or in GAAP, write up or write down any of its material assets or revalue its inventory;
(k)    modify, terminate, extend, renew or fail to extend or renew any of the Real Property Leases;
(l)    fail to take any action necessary to protect or maintain in all material respects the Owned IP or Licensed IP that is material to the conduct of the Business, including the prosecution of pending applications for the Registered IP and VFR Patent Assets, the filing of documents or other information or the payment of any registration, maintenance, renewal or other fees related thereto;
(m)    take any action that would require disclosure under the Disclosure Schedules pursuant to the provisions of Section 6.6; or
(n)    agree or otherwise commit to take any of the actions set forth in the immediately preceding clauses (a) through (m).
Notwithstanding the foregoing, nothing in Section 4.2 or this Section 4.3 shall prohibit IPCo and the Company Group and its Subsidiaries from taking any action or omitting to take any action (A) as required or as expressly contemplated by this Agreement, (B) as consented to in writing by the Buyers (such consent not to be unreasonably withheld, delayed or conditioned) or (C) as required by Law.
4.4    Access. From the date hereof until the earlier of the Closing and the termination of this Agreement, NII shall cause the Company Group and its Subsidiaries to afford, and cause their key management personnel, accountants and other representatives to afford, to the Buyers and their representatives, reasonable access, during normal business hours, and upon reasonable advance notice, to (a) the Company Group’s and its Subsidiaries’ personnel, (b) business, financial, legal, tax, compensation and other data and information concerning the Company Group’s and its Subsidiaries’ affairs and operations and (c) the Real Property and any buildings or improvements located thereon, for the purposes of carrying out reasonable inspections, tests, studies, appraisals, surveys and investigations of the Real Property and any buildings or improvements located thereon as the Buyers may reasonably require (in accordance with the terms of the Real Property Leases, as applicable) and that are reasonably necessary because of new information that has come to the Buyers’ attention since signing of this Agreement, provided that such inspections and the like may not include any drilling, boring, or other testing or sampling that is invasive or affects the condition of the Real Property in any manner without the prior written consent of the Sellers and Buyers shall promptly advise the Sellers of any material adverse findings associated with any such inspections or the like; provided further that the Buyers shall use their reasonable best efforts to conduct its due diligence review in a manner which will not disrupt the operation of the Company Group’s or any of its Subsidiaries’ businesses; provided further that all requests for access shall be directed to Zachary Scott & Co. (as representative for the Company Group) or such other person as NII may designate from time to time. Notwithstanding the foregoing, (i) the Buyers shall not have access to personnel records of the Company Group and its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Sellers’ good faith opinion the disclosure of which could subject the Sellers, the Company Group or any of its Subsidiaries to risk of Liability; and (ii) nothing herein shall require the Company Group or the Sellers to provide access to, or to disclose any information to, the Buyers if such access or disclosure would waive any legal privilege or would be in violation of any Law or the provisions of any agreement to which the Company Group, any of its Subsidiaries, any of the Sellers or any of their respective Affiliates is a party. None of the Sellers and their respective Affiliates and representatives make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 4.4, and the Buyers and their Affiliates and representatives may not rely on the accuracy of any such information, in each case other than the representations and warranties expressly and specifically set forth in Article V or Article VI, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 4.4 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement. In addition to the foregoing, NII shall cause the Company Group and its Subsidiaries to, as applicable, execute and deliver any authorizations reasonably required by the Buyers to authorize Governmental Authorities to release information to the Buyers confirming compliance with Laws and other statutory and government regulations and with respect to potential statutory liens in connection with the Real Property; Buyers shall promptly advise Sellers of any material adverse findings associated with any such release of information.
4.5    Exclusivity; Acquisition Proposals.
(a)    From the date of this Agreement until the earlier of (i) termination of this Agreement under Article VIII and (ii) the Closing Date (the “Exclusivity Period”), the Sellers, whether directly or indirectly through their Affiliates or their respective officers, directors, employees, stockholders, owners, agents or other representatives (“Representatives”), will not: (1) solicit, initiate discussions, engage in, or encourage discussions or negotiations with or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (A) the possible acquisition of the Company Group or any of its Subsidiaries (by way of merger, amalgamation, stock purchase, change of control, asset purchase, license, lease or otherwise), (B) the possible acquisition of the VFR Patent Assets or any of the Shares or other equity interests of the Company Group or its Subsidiaries (including through the issuance of new Shares or other equity interests) or (C) any other transaction outside of the Ordinary Course of Business that could materially impair the value of the VFR Patent Assets or the Company Group or its Subsidiaries (collectively, a “Restricted Transaction”); or (2) disclose any non-public information relating to the VFR Patent Assets or the Company Group or its Subsidiaries or afford access to the books or records of the Company Group or its Subsidiaries to any Person (other than the Buyers or its Representatives) concerning a Restricted Transaction.
(b)    Throughout the Exclusivity Period, upon its receipt of any offer or proposal with respect to a Restricted Transaction or any request for nonpublic information or inquiry that the Sellers or the Company Group reasonably believe could lead to a proposal for a Restricted Transaction, the Sellers will promptly (and in any event within three Business Days after receipt) provide the Buyers with the material terms of any written proposal, request or inquiry received, or, in the event the proposal, request or inquiry is not written, a written summary of material terms of the proposal, request or inquiry.
4.6    Cooperation. From the date hereof until the earlier of the Closing and the termination of this Agreement, the Sellers shall, and shall cause the Company Group and its Subsidiaries to, provide promptly all information with respect to the Company Group and its Subsidiaries that is reasonably requested by the Buyers in order for the Buyers and their Affiliates to (a) determine whether more than one year of audited financial statements of the Company Group and its Subsidiaries shall be required to be prepared in connection with compliance by Kadant Parent of securities Laws in connection with the consummation of the transactions contemplated hereby and (b) prepare such audited financial statements.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE SELLERS
The Sellers jointly and severally represent and warrant to the Buyers that the statements in this Article V are correct, except as set forth in the schedules accompanying this Agreement (collectively, the “Disclosure Schedules”) that are specifically identified in the applicable representations and warranties below, and any matter disclosed in any section of the Disclosure Schedules will be considered disclosed for other sections of the Disclosure Schedules to the extent the applicability of such disclosure to such other section is readily apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the respective meanings given to them in this Agreement.
5.1    Capacity, Organization and Power. Each Seller is duly organized validly existing under the laws of the state of Washington and each has the requisite power, authority and legal capacity to enter into this Agreement and the other agreements and instruments contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.
5.2    Title. NII legally and beneficially owns and controls all of the Shares, and at the Closing, NII shall deliver to the Buyers good and marketable title to the Shares, free and clear of all Encumbrances (other than those arising by reason of applicable securities Laws). NII is not party to any option, warrant, purchase right, shareholders’ agreement or other contract or commitment that could require NII to sell, transfer, or otherwise dispose of the Shares (other than by way of this Agreement). No Person other than the Buyers has any written or oral agreement or option or any right or privilege, whether by Law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from the NII of any of the Shares. Upon completion of the transactions contemplated by this Agreement, all of the Shares will be owned by the Buyers as the legal and beneficial owner with good and marketable title thereto, free and clear of all Encumbrances (other than those arising by reason of applicable securities Laws or as may have been granted by the Buyer).

5.3    Authority; Noncontravention.
(a)    The execution, delivery and performance of this Agreement, and all of the other agreements and instruments contemplated hereby to which it is a party, have been duly authorized by the Sellers, and no other corporate act or other proceeding on its part or on behalf of any of the Sellers’ Affiliates is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby or thereby.
(b)    This Agreement has been duly executed and delivered by the Sellers and constitutes its valid and binding obligation, and, as of the Closing, the other agreements and instruments contemplated hereby to which each of the Sellers shall be a party at the Closing will have been duly executed and delivered by the Sellers, and constitutes or shall constitute its valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.
(c)    Sellers’ execution and delivery of this Agreement and all of the other agreements and instruments contemplated hereby to which it is or will be a party and its fulfillment of and compliance with the respective terms hereof and thereof do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in any violation of or constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Company Group’s or any of its Subsidiaries’ capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under or (v) require any authorization, permit, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, (1) its articles of incorporation, by-laws or other constituent documents, as applicable, (2) any Law to which it is subject or (3) any Order or any material Contract, instrument or Permit to which it is subject. For greater certainty and for purposes of Part IX of the Competition Act, R.S.C., 1985, c.C-34, the book value of the total assets in Canada of the Company Group, including any corporations controlled by corporations within the Company Group, does not exceed C$88,000,000, and the revenue in or from Canada generated by such assets does not exceed C$88,000,000, as calculated in accordance with the Notifiable Transactions Regulations, SOR/87-348.
5.4    VFR Patent Assets. IPCo owns all rights, title and interests in and to the invention(s) described and claimed in the specifications of the VFR Patent Assets and the VFR Patent Assets, free and clear of material Encumbrances, other than Permitted Encumbrances. The VFR Patent Assets are not “taxable Canadian property” within the meaning of the Income Tax Act (Canada) or “taxable Quebec property” for purposes of the Taxation Act (Quebec).
5.5    Litigation. There are no Actions or Orders pending or, to the knowledge of the Company Group, threatened against or affecting the Sellers, at law or in equity, or before or by any Governmental Authority that would reasonably be expected to have an adverse effect on the Sellers’ performance under this Agreement or the consummation of the transactions contemplated hereby.
5.6    Brokerage. Except for Zachary Scott & Co., whose fees will be paid by the Sellers (or an Affiliate thereof), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on its behalf who might be entitled to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon it.

5.7    Tax Status. NI is the sole owner of IPCo and is the indirect owner of all of the shares of NII. NI currently is, and since October 1, 2013, has satisfied the requirements to be and has been properly classified as an “S corporation” (under section 1361 of the Code and the Treasury Regulations thereunder) for U.S. Federal income tax purposes and any applicable state and local tax purposes. NMC and VKNA presently are, and since October 1, 2013, have satisfied the requirements to be and have been properly classified as Qualified Subchapter S Subsidiaries (“OSSS”) (under section 1361 of the Code and the Treasury Regulations) for U.S. Federal income tax purposes and state and local tax purposes where OSSS status is available.
5.8    Tax Liabilities. During the five years prior to the Closing, any restructuring transfers, acquisitions and dispositions by NI, the Sellers or the Company Group has not generated and shall not generate any deferred or contingent tax liability for any of the Sellers or the Company Group.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE COMPANY GROUP
The Sellers jointly and severally represent and warrant to the Buyers that the statements in this Article VI are correct, except as set forth in the Disclosure Schedules that are specifically identified in the applicable representations and warranties below, and any matter disclosed in any section of the Disclosure Schedules will be considered disclosed for other sections of the Disclosure Schedules to the extent the applicability of such disclosure to such other section is readily apparent on its face.
6.1    Capacity, Organization and Corporate Power. The Company Group is duly formed and validly existing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. The Company Group is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing is immaterial. Sellers have furnished to the Buyers copies of the Company Group’s charter documents and by-laws (or similar constituent documents) and all such documents reflect all amendments made thereto at any time and are correct and complete.
6.2    Capitalization. Section 6.2 of the Disclosure Schedules lists the number of each class and series of authorized and issued and outstanding shares of the Company Group’s capital stock, all of which capital stock is owned, directly or indirectly, of record and beneficially by NII. All of the issued and outstanding shares of the Company Group’s capital stock have been duly authorized, are validly issued, fully paid, and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The Company Group does not have outstanding (a) any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, (b) any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or (c) any stock appreciation rights or phantom stock plan. The Company Group is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. There are no binding agreements to which NII or the Company Group is a party with respect to the disposition, voting or transfer of the Company Group’s capital stock.
6.3    Authorization; Noncontravention.
(a)    The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company Group is a party are within the

Company Group’s corporate powers and have been duly authorized by the Company Group, and no other corporate act or other proceeding on the part of the Company Group or its boards of directors are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby or thereby.
(b)    This Agreement has been duly executed and delivered by the Company Group and constitutes its valid and binding obligation, and, as of the Closing, the other agreements and instruments contemplated hereby to which the Company Group shall be a party at the Closing will have been duly executed and delivered by the Company Group, and constitutes or shall constitute a valid and binding obligation of the Company Group, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.
(c)    The execution and delivery by the Company Group of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company Group is or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company Group do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in any violation of or constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the capital stock or assets of the Company Group or any of its Subsidiaries pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under or (v) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, (1) the Company Group’s or any of its Subsidiaries’ respective articles of incorporation or by-laws (or similar constituent documents), (2) any Law to which the Company Group or any of its Subsidiaries is subject or (3) any Order or any material Contract, instrument or Permit to which the Company Group or any of its Subsidiaries is subject.
6.4    Subsidiaries.
(a)    Each Subsidiary of the Company Group is duly formed and validly existing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has all necessary power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Each Subsidiary of the Company Group is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing is immaterial. NII has furnished to the Buyers copies of the Company Group’s Subsidiaries’ respective charter documents and by-laws (or similar constituent documents) and all such documents reflect all amendments made thereto at any time and are correct and complete.
(b)    Section 6.4(b) of the Disclosure Schedules lists the number of each class and series of authorized and issued and outstanding shares in the capital of each Subsidiary of the Company Group together with the name of the record and beneficial holder of such capital stock. All of the issued and outstanding shares in the capital of each Subsidiary of the Company Group have been duly authorized, are validly issued, fully paid, and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. None of the Subsidiaries of the Company Group has outstanding (a) any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, (b) any rights or options to subscribe for or to purchase its capital stock or (c) any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan. None of the Subsidiaries of the Company Group is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. There are no agreements with respect to the voting or transfer of the Company Group’s Subsidiaries’ capital stock.
6.5    Financial Statements.
(a)    Section 6.5(a) of the Disclosure Schedules contains (i) the unaudited consolidated balance sheet of the Company Group and its Subsidiaries as of as of September 30, 2014, September 30, 2015, and September 30, 2016, and related unaudited consolidated statements of income for the fiscal year then ended and (ii) the unaudited consolidated balance sheet of the Company Group and its Subsidiaries as of December 31, 2016, and related unaudited consolidated statement of income for the fiscal quarter then ended (the unaudited consolidated balance sheet of the Company Group and its Subsidiaries as of December 31, 2016, the “Latest Balance Sheet”).
(b)    Each of the foregoing financial statements has been based upon the information contained in the Company Group’s and its Subsidiaries’ books and records, is complete and correct in all material respects and fairly presents the financial condition and operating results, on a consolidated basis, for the periods covered thereby, and has been prepared in accordance with GAAP as in effect from time to time consistently applied throughout the periods covered thereby, subject to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments the effect of which shall not, individually or in the aggregate, be materially adverse to the Company Group and any of its Subsidiaries.
(c)    The Company Group and its Subsidiaries have no Liabilities that would be required to be disclosed under GAAP in the Latest Balance Sheet except for those incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet.
(d)    Each customer order in backlog of the Company Group and its Subsidiaries as of the date of this Agreement and as of the Closing Date has been entered into in the Ordinary Course of Business, represent a binding Contract for the purchase and sale of equipment and services and, to the knowledge of the Company Group, will not result in the Company Group or its Subsidiaries realizing negative gross margins on the order in connection therewith.
6.6    Absence of Certain Developments. Since the date of the Latest Balance Sheet and through the date of this Agreement, there has occurred (i) no fact, event, circumstance, effect or change which has had or would be reasonably expected to have a Material Adverse Effect or (ii) any loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Company Group or its property or assets in excess of $50,000 in the aggregate. Except as set forth on Section 6.6 of the Disclosure Schedules, since the date of the Latest Balance Sheet, neither the Company Group nor any of its Subsidiaries has:
(a)    engaged in any material transaction that was not in the Ordinary Course of Business;
(b)    made any change in its accounting or tax methods, principles or practices except as required by GAAP or by any Law;
(c)    declared or paid any non-cash dividend;
(d)    (i) entered into any employment, deferred compensation, severance or similar agreement except any employment agreement providing compensation of less than $125,000 per annum; (ii) provided or agreed to provide any material increase in the compensation payable, or to become payable, by the Company Group or any of its Subsidiaries to any of its employees, directors, managers or officers; or (iii) provided or agreed to provide any new benefits or increase in the coverage or benefits available under any Benefit Plan for its employees, agents or representatives, other than, with respect to the immediately preceding clauses (ii) and (iii), increases, payments or provisions which are made pursuant to a pre-existing contractual obligation or are required by Law or any applicable collective bargaining agreements of the Company Group or any of its Subsidiaries or are made in connection with annual reviews and are consistent with past practice and experience;
(e)    issued or sold, or entered into any Contract for the issuance or sale, of any shares, or securities convertible into or exercisable for shares, in the capital stock of the Company Group or any of its Subsidiaries;
(f)    granted any Encumbrance on or over any material property or assets, other than Permitted Encumbrances;
(g)    amended its constituent documents, by-laws or other organizational documents;
(h)    adopted a plan or agreement of liquidation, dissolution, restructuring, amalgamation, merger, consolidation, restructuring, recapitalization or other reorganization;
(i)    issued any note, bond or other debt security or incurred or guaranteed any Indebtedness, other than in the Ordinary Course of Business;
(j)    entered into or consummated any transaction involving the acquisition of the business, shares, assets or other properties of any other Person, other than in the Ordinary Course of Business;
(k)    sold, leased, licensed or otherwise disposed of any material amount of assets or property for consideration in excess of $50,000, other than to customers of the Business in the Ordinary Course of Business;
(l)    changed in any material respect, terminated or discontinued any operations;
(m)    except as may be required as a result of a change in Law or in GAAP, written up or written down any assets;
(n)    without limiting the generality of the foregoing, taken any action that would have been prohibited by Section 4.3 if it had been taken after the date hereof and prior to the Closing Date; or
(o)    entered into any Contract to do any of the things referred to elsewhere in this Section 6.6.
6.7    Contracts and Commitments.
(a)    Except as set forth on Section 6.7(a) of the Disclosure Schedules, neither the Company Group nor any of its Subsidiaries is a party to or bound by any:
(i)    Contract under which the Company Group or any of its Subsidiaries has advanced or loaned any other Person any amount or contract under which any Person would be deemed to have Indebtedness to the Company Group or any of its Subsidiaries, in each case in excess of $50,000, other than any such contract between the Company Group and any of its Subsidiaries and any Subsidiary of the Company Group and another Subsidiary of the Company Group;

(ii)    Contract relating to Indebtedness or the mortgaging of, pledging or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any asset or group of assets of the Company Group or any of its Subsidiaries in excess of $100,000;
(iii)    Contract under which the Company Group or any of its Subsidiaries is lessee of or holds or operates any tangible property, real or personal, owned by any other party thereto, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;
(iv)    Contract under which the Company Group or any of its Subsidiaries is lessor of or permits any third party to hold or operate any tangible property, real or personal, owned or controlled by the Company Group or any of its Subsidiaries under which the aggregate annual rental payments to the Company Group or any of its Subsidiaries do not exceed $100,000;
(v)    Contract with customers of the Company Group or any of its Subsidiaries not completed as of a date five days prior to the date of this Agreement for the purchase of a Business Product or rendering of services involving payments to the Company Group or any of its Subsidiaries in excess of $500,000;
(vi)    Contract for the purchase of equipment or other materials or services by the Company Group or any of its Subsidiaries where the purchase price under any such Contract exceeds $250,000 where performance by the supplier is not completed as of a date five days prior to the date of this Agreement;
(vii)    Contract prohibiting the Company Group or any of its Subsidiaries from freely engaging in any business activity or line or competing anywhere in the world, or from soliciting or hiring any Person;
(viii)    Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for annual base compensation in excess of $125,000 or that are not terminable without payment of any severance or penalty other than as required by any Law;
(ix)    Contract with a Governmental Authority;
(x)    Contract providing for payment or acceleration of benefits as a result of the transactions contemplated by this Agreement;
(xi)    guaranty of any obligation for any Indebtedness of a Person or other guaranty of obligations of a Person, other than guaranties by the Company Group of obligations of one or more of its Subsidiaries, or guaranties by a Subsidiary of the Company Group of obligations of the Company Group or of other Subsidiaries of the Company Group;
(xii)    other than a Commercial Software Contract, Contract relating to the licensing of Intellectual Property Rights by a Person to the Company Group or any of its Subsidiaries involving annual consideration in excess of $50,000;
(xiii)    Contract transferring ownership of, or granting a license or right to use, any Intellectual Property Rights of the Company Group or any of its Subsidiaries to any other Person, including each Contract granting an exclusive license or an exclusive right to use;
(xiv)    Contract for any joint venture, partnership, profit sharing or other strategic arrangement;

(xv)    Contract with any distributor, manufacturer’s representative or dealer or with any broker or sales agent providing for bonus, incentive, commission, or similar payments;
(xvi)    Contract providing for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company Group or any of its Subsidiaries in excess of $100,000 in any year;
(xvii)    Contract relating primarily to confidentiality or nondisclosure, other than employee, independent contractor, customer or supplier Contracts entered into in the Ordinary Course of Business and other than any Contracts relating primarily to confidentiality or nondisclosure entered into in connection with the potential sale of the Company Group;
(xviii)    Contract relating to any future acquisition (or, to the extent that the Company Group or any of its Subsidiaries has any surviving indemnification, payment or other Liabilities or other obligations or any material rights thereunder, relating to any past acquisition) by the Company Group or any of its Subsidiaries of any operating business or the assets or share capital of any other Person;
(xix)    Contract for the sale or other transfer of any tangible assets (other than pursuant to any customer Contract) having a fair market value in excess of $25,000;
(xx)    Contract with a customer of the Company Group or any of its Subsidiaries providing for “master” terms and conditions of sale applicable to all sales of goods or provision of services to such customer;
(xxi)    Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or Liabilities;
(xxii)    Contract with any labor union or employee representative of a group of employees;
(xxiii)    Contract containing an effective power of attorney granted by the Company Group or any of its Subsidiaries;
(xxiv)    written commitment to enter into any agreement of the type described in the immediately preceding clauses (i) through (xxiv); or
(xxv)    other Contract which is otherwise material to the Business, taken as a whole (all of the foregoing referenced Contracts, collectively, the “Material Contracts”).
(b)    Each of the Material Contracts is in full force and effect, and is the legal, valid and binding obligation of the Company Group or its Subsidiaries which is or are party thereto, and, to the knowledge of the Company Group, of the other parties thereto enforceable against each of them in accordance with its terms. Neither the Company Group nor any of its Subsidiaries is in default under any Material Contract, and, to the knowledge of the Company Group, the other parties to each of the Material Contracts are not in default thereunder. To the knowledge of the Company Group, no event, condition or occurrence exists which (with or without notice or lapse of time) would constitute a default under any of the Material Contracts. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract. The Company Group has provided to the Buyers true, correct and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto in effect.

6.8    Intellectual Property Rights.
(a)    Section 6.8(a) of the Disclosure Schedules lists all (i) Registered IP and the jurisdictions in which the Registered IP has been issued, registered or otherwise recorded or in which any such application has been filed; (ii) Owned IP that is material to the Business or the Business Products to the extent not listed pursuant to the immediately preceding clause (i); and (iii) Licensed IP to the extent not licensed pursuant to a Commercial Software Contract.
(b)    The Company Group and its Subsidiaries, and IPCo in respect of the VFR Patent Assets, exclusively own all right, title and interest in and to the Owned IP (the foregoing shall not be deemed a representation of validity, enforceability, or non-infringement) and have not licensed, and are not required to license, any of the Owned IP (including as a result of the transactions contemplated hereby) to any Person except pursuant to Contracts disclosed to the Buyers.
(c)    The Registered IP is valid and the rights of the Company Group and its Subsidiaries, and IPCo in respect of the VFR Patent Assets, in the Registered IP are enforceable, subject in the case of applications for Intellectual Property Rights that have not yet gone to registration, to the risks of Governmental Authority examinations and approvals or denials, and all of the applications and registrations for the Registered IP are subsisting and in good standing (including in respect of the payment of filing, examination and maintenance fees and proofs of working or use and all such necessary documents and certificates being timely filed and true and correct); provided that as to the validity of any patents1 and patent applications, the foregoing shall be deemed a representation made to the knowledge of the Company Group; provided further that the foregoing shall not be deemed a representation of non-infringement.
(d)    The Owned IP is fully assignable, transferable and licensable, free and clear of Encumbrances, other than Permitted Encumbrances, by the Company Group and its Subsidiaries, or by IPCo in respect of the VFR Patent Assets, without consent, restriction or payment of any kind (the foregoing shall not be deemed a representation of validity, enforceability or non-infringement).
(e)    There is no pending or, to the Company Group’s knowledge, threatened Action that any Owned IP, or embodiment thereof, infringes, misappropriates or otherwise violates the proprietary rights of any other Person or contesting ownership or validity of, or the Company Group’s or its Subsidiaries’ right to exploit any Owned IP, including any interference, reissue, re-examination or opposition proceeding or proceeding contesting the rights of the Company Group or its Subsidiaries’ to any Registered IP.
(f)    To the knowledge of the Company Group: (i) no third party is infringing any Owned IP, and none of the Business, the Business Products, the use of the Owned IP and (ii) the conduct of the Company Group’s or its Subsidiaries’ business infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party. None of the Company Group, its Subsidiaries and the Sellers has received written (including by electronic mail) notice of any claim or threatened claim of infringement, misappropriation unauthorized use or other violation or challenging the ownership or validity of any Intellectual Property Rights, or an offer to license or any claim that the Company Group or its Subsidiaries must license or refrain from using any such Intellectual Property Rights, in each case which is not fully resolved.
(g)    No Trade Secret material to the Company Group’s or its Subsidiaries’ business has been authorized to be disclosed or has been actually disclosed by the Company Group or its Subsidiaries

1Kadant is currently conducting additional due diligence regarding the VFR patents.

to any third party, other than pursuant to an enforceable confidentiality or non-disclosure agreement. The Company Group and its Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all Trade Secrets, which measures are reasonable in the industry in which the business operates.
(h)    Except as set forth on Section 6.8(h) of the Disclosure Schedules, each current and former employee and independent contractor of the Company Group and its Subsidiaries (including co-op students and interns) has assigned, without additional consideration, to the Company Group or its Subsidiaries all Intellectual Property Rights developed, conceived or reduced to practice in the course of such Persons’ employment or engagement with the Company Group or any of its Subsidiaries and has waived all non-assignable rights (including moral rights) therein.
(i)    Except as set forth on Section 6.8(i) of the Disclosure Schedules, the transactions contemplated by this Agreement will not affect the rights of the Company Group or any of its Subsidiaries in or to the Owned IP or Licensed IP, including triggering any additional obligations, Liabilities or rights to terminate any Contract in respect thereof.
6.9    Litigation. There are no Actions pending or, to the Company Group’s knowledge, threatened against the Company Group or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority and during the three years prior to the Closing, there have been no such Actions. Neither the Company Group nor any of its Subsidiaries is not subject to any outstanding Order of any Governmental Authority or other Person. To the knowledge of the Company Group, no event has occurred that is reasonably likely (with or without notice or lapse of time) to lead to an Action against the Company Group or any of its Subsidiaries as a defendant that would reasonably likely result in a Material Adverse Effect. Neither the Company Group nor any of its Subsidiaries is subject of any Order relating to or affecting adversely the Company Group or any of its Subsidiaries or the Business.
6.10    Compliance with Laws; Licenses and Permits.
(a)    The Company Group and its Subsidiaries are, and for the three years prior to the Closing have been, in compliance, in all material respects, with all Laws relating to the Company Group or any of its Subsidiaries or the Business, and no notices have been received by and no Actions have been filed during the three years prior to the Closing against the Company Group or any of its Subsidiaries alleging any material failure to comply with any such Laws.
(b)    The Company Group and its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Company Group, its agents and representatives are in compliance with applicable Sanctions in all material respects. None of the Company Group, its Subsidiaries, their respective directors, officers and employees and, to the knowledge of the Company Group, their respective agents and representatives is a Sanctioned Person or a Person identified in any list of any Governmental Authority (including U.S. Executive Order No. 13224 or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001) that prohibits or limits the conduct of business with or the receiving of funds, good or services to or for the benefit of certain Persons specified therein.
(c)    The Company Group and its Subsidiaries has at all times complied in all material respects with all Laws relating to export control and trade sanctions or embargoes. Neither the Company Group nor any of its Subsidiaries has violated the anti-boycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
(d)    All Permits which are material to the conduct by the Company Group or any of its Subsidiaries of their respective businesses have been obtained and are valid and in full force and effect.

Section 6.10(d) of the Disclosure Schedules sets forth all such Permits which are held by the Company Group and its Subsidiaries.
(e)    The Company Group and its Subsidiaries:
(i)    have been in material compliance with Canada’s international trade Laws relating to customs, including the Customs Act, Customs Tariff and Export and Import Permits Act, and any regulations made thereunder and equivalent Laws of any other jurisdiction (“Customs Laws”);
(ii)    to the knowledge of the Company Group, have not been and are currently not subject to any pending civil or criminal investigation, litigation, audit, compliance assessment, compliance verification, focused assessment, penalty proceeding or assessment, customs seizure, forfeiture or forfeiture action, record-keeping inquiry, assessment of additional duty for failure to properly mark imported merchandise, notice to properly mark merchandise or return merchandise to customs custody, redetermination or claim for additional customs duties or fees, denial order, suspension of export privileges, government sanction or any other Action by a Governmental Authority involving or otherwise relating to any alleged or actual violation of the, or relating to any, alleged or actual underpayment of customs duties, fees, Taxes or other amounts owed pursuant to the Customs Laws;
(iii)    have not had and do not currently have any outstanding customs-related appeals, requests for re-determination whether as a result of disputes or refund claims or appeals to courts or to the Canadian International Trade Tribunal or any equivalent courts, agencies or tribunals of another jurisdiction pursuant to Customs Laws;
(iv)    have not made or provided any material false statement or omission to any Governmental Authority or to any purchaser of products, in connection with the importation of merchandise, the valuation, origin or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA or other free trade agreement certificates, marking and labeling requirements for textiles and apparel, other statements or certificates concerning origin, quota or visa rights, jurisdiction-specific content requirements, licenses or other approvals required by a Governmental Authority; and
(v)    have not imported products or materials, or had products or materials imported on their behalves, which are subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any publicly announced pending antidumping or countervailing duty investigation by a Governmental Authority.
6.11    Environmental Matters.
(a)    To the Company Group’s knowledge, the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors and their respective Affiliates are and at all times have been in compliance with all Environmental Laws and Environmental Permits in all material respects.
(b)    The Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors and their respective Affiliates have not received any written notice from any Person regarding any actual or alleged Liability or request for information arising under Environmental Laws or in respect of Hazardous Materials with respect to the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates’ operations or the real property listed on Section 6.18(b) or Section 6.18(c) of the Disclosure Schedules or real property previously owned, leased or operated by the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates or any property to which wastes or materials generated by the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates have been taken.
(c)    Except with respect to asbestos or mold, mildew or bacteria associated with buildings, as to which the representation and warranty as to clause (i) is as to the knowledge of the Company Group, (i) there are no and have not been any Hazardous Materials used, generated, released, treated, stored, handled, transported or disposed of by the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates, or (ii) to Company Group’s knowledge, by another Person, on real property previously owned, leased or operated by the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates, in the case of each of the immediately preceding clauses (i) and (ii), in a manner that is reasonably likely to give rise to Liability to the Company Group or any of its Subsidiaries.
(d)    Neither the Company Group nor any of its Subsidiaries is subject to any claim, investigation known to the Company Group, Order, notice of Liability or complaint asserting a remedial obligation or Liability under Environmental Laws or in respect of Hazardous Materials, including with respect to conditions at or originating or disposed from any of the real property listed on Sections 6.18(b) and Section 6.18(c) of the Disclosure Schedules or real property previously owned, leased or operated by the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates.
(e)    To the Company Group’s knowledge, there is no reasonable and credible basis for any Person to assert, in a claim, Order, notice or complaint not previously made, that the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates have any remedial obligation or Liability under Environmental Laws as a result of the operations of the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates (including any material or waste generated or disposed of off-site by or on behalf of the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates), or pertaining to any of the real property listed on Sections 6.18(b) or Section 6.18(c) of the Disclosure Schedules or real property previously owned, leased or operated by the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates.
(f)    The Sellers and Company Group have delivered to the Buyers true and complete copies and results of any material and written reports, assessments, audits, studies, analyses, tests or monitoring possessed or initiated by the Sellers, the Company Group or its Subsidiaries pertaining to Hazardous Materials or conditions regulated by or Liabilities under Environmental Laws in, on or under the real property listed on Sections 6.18(b) or Section 6.18(c) of the Disclosure Schedules or real property previously owned, leased or operated by the Company Group, its Subsidiaries, their respective corporate (or other) Affiliated predecessors or their respective Affiliates.
(g)    None of the Sellers, the Company Group and its Subsidiaries has agreed by Contract to indemnify any third party or be responsible for any claim asserted against a third party under Environmental Laws, except for the Sellers’ indemnification obligation under Article X.
(h)    The representations and warranties in this Section 6.11 are the sole and exclusive representations and warranties of NII and the Company Group concerning any matters arising under Environmental Laws.

6.12    Employees.
(a)    The Company Group has provided to the Buyers a list setting forth the name, title, and current annual salary (including any bonus arrangements) of each of the employees of the Company Group’s and its Subsidiaries, as of a date five days prior to the date of this Agreement, and whether any such employees are absent from active employment for a period in excess of one month, including leave of absence or disability. Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the Ordinary Course of Business).
(b)    Section 6.12(b) of the Disclosure Schedules sets forth the name and rate of compensation for each person who is performing services as an independent contractor of the Company Group or any of its Subsidiaries. The Company Group has provided to the Buyers true and correct copies of all Contracts with each such independent contractor. Each such independent contractor qualifies as an independent contractor for purposes of all applicable legal requirements, including those relating to taxes, insurance and employee benefits.
(c)
(i)    The Company Group is and its Subsidiaries are in compliance in all material respects with all applicable collective bargaining agreements and Laws relating to the employment of labor (including provisions thereof relating to labor or employment standards, human rights, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, employee privacy, immigration, visas, labor relations, workers’ compensation, payment of wages (including vacation pay, hours and records of hours worked), overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, background and credit checks, minimum wages hours, pay equity and occupational health and workplace safety standards, payment of social security and other similar Taxes and withholdings, leaves of absence, and unemployment insurance).
(ii)    To the Company Group’s knowledge, none of the Covered Employees are subject to any non-compete, non-disclosure, non-solicit, assignment of inventions, confidentiality, employment, consulting or similar agreements affecting or in conflict with the present business activities of the Company Group or any of its Subsidiaries, except for agreements between the Company Group or any of its Subsidiaries and their respective present and former employees. Each of the Covered Employees has executed a non-competition, non-solicitation and employment agreement.
(d)    During the three years prior to the Closing, neither the Company Group nor any of its Subsidiaries has received any notice of, and there is no pending or, to the Company Group’s knowledge, threatened, labor or employment dispute, controversy or grievance or any other unfair labor practice proceeding, or claims of breach of contract or any obligations to any of the Company Group’s or any of its Subsidiaries’ employees, officers, directors, managers or independent contractors. During the three years prior to the Closing, there have been and there are no Actions against the Company Group or any of its Subsidiaries pending, or to the Company Group’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, independent contractor, or other person performing services for the Company Group or any of its Subsidiaries or in relation to the business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, misclassification, or any other employment related matter arising under any Laws. There are no pending claims against the Company Group or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability.

(e)    Except as set forth in Section 6.12(e) of the Disclosure Schedules, neither the Company Group nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or similar agreement with any labor organization. To the Company Group’s knowledge, there are no threatened or apparent union organizing activities involving employees of the Company Group or any of its Subsidiaries, nor to the knowledge of the Company Group have there been any such activities in the three years prior to the Closing. Neither the Company Group nor any of its Subsidiaries has had any threatened or actual strikes or work stoppages in the three years prior to the Closing. Except as set forth in Section 6.12(e) of the Disclosure Schedules, neither the Company Group nor any of its Subsidiaries is a party to any Action relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission or any comparable governmental body, organizational activity or other labor or employment dispute, or any application for certification of a collective bargaining agent.
(f)    Section 6.12(f) of the Disclosure Schedules sets forth all change in control payments, stay bonus, severance and other similar arrangements to be paid in connection with the Closing.
(g)    All current assessments under applicable workers’ compensation and occupational health and safety Laws that relate to the Company Group or any of its Subsidiaries that are due have been paid or accrued, and neither the Company Group nor any of its Subsidiaries has been subject to any specialty or penalty assessment under such Laws which will not be paid as of the Closing.
(h)    There are no outstanding citations or inspection orders made under any applicable workers’ compensation or occupational health and safety Laws relating to the Company Group or any of its Subsidiaries. There are no pending charges against the Company Group or any of its Subsidiaries under occupational health and safety Laws. There have been no fatal or critical accidents or injuries which have occurred in the course of the operation of the Business which may reasonably lead to charges under any Laws. To the knowledge of the Company Group, there are no materials present in the Business facilities exposure to which, as a result of the manner handled or stored by the Company Group or any of its Subsidiaries, may reasonably likely result in an occupational disease as defined under applicable occupational health and safety Laws. The Company Group and its Subsidiaries have complied in all respects with any Orders issued under occupational health and safety Laws.
(i)    All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, pension plan premiums and employee benefit plan payments have been reflected in the books and records of the Company Group and its Subsidiaries.
(j)    Neither the Company Group nor any of its Subsidiaries has violated the U.S. Worker Adjustment and Retraining Notification Act or any similar Laws.
6.13    Employee Benefit Plans.
(a)    Section 6.13 of the Disclosure Schedules sets forth an accurate and complete list of each material Benefit Plan. The Company Group has provided to the Buyers (i) a correct and complete copy of each Benefit Plan that is set forth in writing and related plan documents (including employee booklets, summary plan descriptions, and other authorizing documents and any material employee communications relating thereto); (ii) a correct and complete copy of any related insurance Contract, or other funding arrangement; (iii) a written summary of each Benefit Plan that is not set forth in writing; (iv) copies of all material correspondence with Governmental Authorities and plan summaries, employee booklets, brochures and personnel manuals; and (v) as applicable to Benefit Plans maintained in the United States, (A) the most recent determination or opinion letter received from the Internal Revenue Service for any Benefit Plan intended to be qualified under the Code and any determination letter application that is currently in progress; (B) the most recent actuarial valuation and financial statement; (C) all material reports, letters or other communications from any Governmental Authority regarding a Benefit Plan; (D) all trust agreements, insurance contracts and other funding agreements (including group annuity contracts, insurance policies, administrative services contracts and investment management agreements) related to such Benefit Plan; and (E) the three most recently filed annual return/reports (Form 5500s), including all schedules thereto.
(b)    All data in the Company Group’s possession necessary to administer each Benefit Plan has been provided by the Company Group to the Buyers and is true and correct in all material respects.
(c)    Each Benefit Plan has been established and, where required, is registered, maintained, administered, operated, funded, and invested, in material compliance with the terms thereof and all Laws (including for avoidance of doubt the provisions of Section 409A of the Code and all applicable regulatory guidance thereof).
(d)    No fact or circumstance exists that could adversely affect the Tax-preferred, Tax-exempt or Tax-qualified status of any Benefit Plan.
(e)    All Liabilities of the Company Group and its Subsidiaries related to all Benefit Plans have been fully and accurately disclosed in accordance with GAAP in the financial statements of the Company Group. No changes have occurred to the Benefit Plans or are expected to occur which would affect the actuarial reports or any of the financial statements of the Company Group.
(f)    No insurance policy or other Contract affecting any Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves in respect of each insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.
(g)    There have been no withdrawals, applications or transfers of assets from any Benefit Plan or the trusts or other funding media relating thereto except in accordance with the terms of such Benefit Plan, all Laws and all applicable collective bargaining agreements of the Company Group and its Subsidiaries. None of the Company Group, any of its Subsidiaries and any agent or fiduciary has been in breach of any contractual or fiduciary obligation with respect to the administration of the Benefit Plans or the trusts or other funding media relating thereto.
(h)    Each Benefit Plan is fully funded or fully insured on a going concern, solvency and wind-up basis pursuant to the actuarial methods and assumptions provided by the Company Group to the Buyers and in accordance with the requirements of Law.
(i)    Other than with respect to Contracts with any labor unions, the Company Group may unilaterally amend, modify, vary, revise, revoke or terminate, in whole or in part, each Benefit Plan and, subject only to approvals required by Law and to rights of participants with respect to earned or accrued benefits.
(j)    Except as required by Laws or by applicable collective bargaining agreements of the Company Group or any of its Subsidiaries, since the date of the Latest Balance Sheet, there have been no amendments, improvements, increases or changes to or promised material amendments, improvements, increases or changes to the benefits provided under any Benefit Plan. None of the Benefit Plans provide for benefit increases or the acceleration of funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated hereby and neither the entering into this Agreement nor the completion of the transactions contemplated hereby shall (i) entitle any individual to severance pay, unemployment compensation, or any other compensation or benefit; (ii) result in any benefit or right becoming established or increased or accelerate the time of payment or vesting of any benefit under any Benefit Plan; (iii) require the Company Group or any of its Subsidiaries to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; (iv) impair any of the rights of the Company Group or any of its Subsidiaries with respect to any Benefit Plan; or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company Group or any of its Subsidiaries to any Person.
(k)    No Benefit Plan is a pension plan, whether or not constituting a registered pension plan as that term is defined is defined at subsection 248(1) of the Income Tax Act (Canada).
(l)    All employer or employee payments, contributions and premiums required to be remitted or paid to or in respect of each Benefit Plan have been paid or remitted in all material respects in a timely fashion in accordance with the terms thereof and all Laws and all applicable collective bargaining agreements of the Company Group or any of its Subsidiaries, and no Taxes, penalties or fees are owing under any Benefit Plan.
(m)    No Benefit Plan is, and neither the Company Group nor any of its current or former Subsidiaries contributes to, has contributed to, has ever had an obligation to contribute to or has or could incur any Liabilities with respect to, a plan that is (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA; (ii) subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA; (iii) any “multiple employer plan,” as defined in Section 413(c) of the Code; or (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of the Code. Neither the Company Group nor any of its current or former Subsidiaries has ever incurred or could reasonably be expected to incur any “withdrawal liability” under Subtitle E of Title IV of ERISA.
(n)    With respect to each Benefit Plan, no Person: (i) has entered into any non-exempt “prohibited transaction,” as such term is defined in ERISA or the Code or engaged in a violation of Part 4 of Title I of ERISA that, in either case, could reasonably be expected to result in material Liabilities to Company Group, any of its Subsidiaries or any of the Buyers; (ii) has or could reasonably be expected to have any Liabilities for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (iii) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Company Group, any of its Subsidiaries or any of the Buyers to material Liabilities as a result of a violation of the requirements of ERISA, the Code or any other Law.
(o)    There are no Actions pending or, to the knowledge of the Company Group, threatened, contemplated or under consideration involving any Benefit Plan or its assets.
(p)    Except as required by Laws or by collective bargaining agreements of the Company Group or any of its Subsidiaries, neither the Company Group nor any of its Subsidiaries or any Benefit Plans provide, promise or has any obligation to provide (or contribute toward the cost of) benefits beyond retirement or other termination of service, including death, retiree health, medical benefits, life insurance or other welfare benefits, to former employees of the Company Group and its Subsidiaries or to the beneficiaries or dependents of such former employees.
(q)    There exists no Liability in connection with any former Benefit Plan relating to the employees or former employees or their beneficiaries that has terminated and all procedures for termination of each such former Benefit Plan have been properly followed in accordance with the terms of such former Benefit Plan and under all Laws.
6.14    Insurance(a)    . Section 6.14 of the Disclosure Schedules lists each insurance policy maintained by the Company Group and its Subsidiaries with respect to their respective properties, assets and businesses setting forth the type of coverage thereof and each such policy is in full force and effect as of the Closing, and (a) all such policies are legal, valid, binding and in full force and effect, (b) none of the Company Group, its Subsidiaries and NII has received written or, to the knowledge of the Company Group, oral notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any such insurance policy and (c) neither the Company Group nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any such insurance policy, and neither the Company Group nor any of its Subsidiaries has, in the three years prior to the Closing, failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. Section 6.14 of the Disclosure Schedules sets forth and describes all pending claims as of five days before the date of this Agreement under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been provided to the Buyers.
6.15    Tax Matters.
(a)    The Company Group and its Subsidiaries have timely filed all Tax Returns required to be filed by them, and each such Tax Return has been prepared in material compliance with all Laws, and is true, correct and complete in all material respects. All Taxes due and payable by the Company Group have been paid. The Company Group and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.
(b)
(i)    Neither the Company Group nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;
(ii)    neither the Company Group nor any of its Subsidiaries has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;
(iii)    there is no dispute or claim, notice of which has been provided to the Company Group, concerning any Tax Liability of the Company Group or any of its Subsidiaries proposed or claimed by any taxing authority that has not been resolved;
(iv)    there are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets of the Company Group;
(v)    no power of attorney is currently in effect with respect to any Taxes or Tax Returns of the Company Group or any of its Subsidiaries;
(vi)    neither the Company Group nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b) (and all predecessor regulations); and
(vii)    neither the Company Group nor any of its Subsidiaries is party to or bound by any Tax allocation, Tax indemnity obligation in favor of any Person or Tax sharing agreement (other than any agreement entered into in the Ordinary Course of Business and not primarily related to Taxes).
(c)    Neither the Company Group nor any of its Subsidiaries has received from any Governmental Authority any (i) notice indicating an intent to commence any Tax Contest or (ii) notice of deficiency, proposed adjustment or notice of lien with respect to Taxes (whether claimed, proposed, asserted or assessed). No Governmental Authority in a jurisdiction where the Company Group or any of its Subsidiaries does not file Tax Returns has during the three years prior to the Closing made any claim that the Company Group or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
(d)    Neither the Company Group nor any of its Subsidiaries has any Liability for Taxes of any other Person (i) as a result of being or ceasing to be a member of any affiliated, combined, consolidated or unitary group (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of any Law) or (ii) arising under contract (other than any agreement entered into in the Ordinary Course of Business and not primarily related to Taxes), by operation of Law, by reason of being a successor or transferee (including by virtue of section 160 of the Income Tax Act (Canada)) or otherwise.
(e)    Neither the Company Group nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, including pursuant to Code Section 481(a), (ii) closing agreement described in Code Section 7121, (iii) “intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 occurring on or prior to the Closing Date, (iv) “installment sale” as defined in Code Section 453 made on or prior to the Closing Date or (v) the built-in gains pursuant to section 1374 of the Code.
(f)    The Company Group and each of its Subsidiaries is treated for U.S. federal and applicable state income Tax purposes in the manner set forth on Section 6.15(f) of the Disclosure Schedules.
(g)    Each of VKNA and NML is duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the taxes imposed under Part IX thereof (“GST/HST”). NML is also registered for Quebec sales tax and British Columbia provincial sales tax purposes. Except as disclosed herein, no member of the Company Group or its Subsidiaries is registered for any Canadian Tax purposes. All input Tax credits claimed by each of VKNA and NML for GST/HST purposes were calculated in accordance with all Laws. Each of VKNA and NML has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST and provincial sales tax legislation. The Company Group and its Subsidiaries have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Company Group or any of its Subsidiaries would have been obligated to collect or withhold Taxes.
(h)    The unpaid Taxes of the Company Group or any of its Subsidiaries (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes set forth on the face of the Latest Balance Sheet and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group and its Subsidiaries in filing their Tax Returns.
(i)    None of the Shares are “taxable Canadian property” of the Sellers within the meaning of the Income Tax Act (Canada) or “taxable Quebec property” for purposes of the Taxation Act (Quebec).
(j)    The Company Group and each of its Subsidiaries has complied with all transfer pricing requirements under Law, including section 247 of the Income Tax Act (Canada). The terms and conditions made or imposed in respect of every transaction (or series of transactions) entered into by the Company Group or any of its Subsidiaries and any affiliate or non-arm’s length Person do not differ from those that would have been made between Persons dealing at arm’s length and no such transactions (or series of transactions) would not have been entered into between Persons dealing at arm’s length for purposes of Law.

(k)    There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to the Company Group or any of its Subsidiaries of sections 80, 80.01, 80.02, 80.03, 80.04 of the Income Tax Act (Canada) or any analogous provision of any comparable Tax Law.
(l)    Neither Company Group nor any of its Subsidiaries has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Income Tax Act (Canada)) with the Company Group or any of its Subsidiaries the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Income Tax Act (Canada), be included in the income of the Company Group or any of its Subsidiaries for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Income Tax Act (Canada) or any analogous provision of any comparable Tax Law.
(m)    The Company Group and its Subsidiaries have maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under Law, including the Income Tax Act (Canada), the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada or any other applicable jurisdiction, including Laws relating to sales and use taxes.
(n)    Excluding withholding obligations arising solely because of Kadant Parent’s decision to have one or more of its foreign Affiliates be the Buyers and make payments hereunder, no payment contemplated by this Agreement or deemed payment made by any Buyer either on its own account or to a third party on behalf of either of the Sellers to any Person will subject such Buyer to any obligation to withhold, collect or remit any Taxes under any Law.
6.16    Brokerage. Except for Zachary Scott & Co. whose fees will be paid by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers who might be entitled to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company Group or any of its Subsidiaries.
6.17    Affiliated Transactions. No officer, director, stockholder, key employee or Affiliate of the Company Group, any of its Subsidiaries or any of the Sellers, including, to the Company Group’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any material beneficial interest, (a) is a party to any Contract, loan or transaction with the Company Group or any of its Subsidiaries, (b) has any interest in or owns any property, tangible or intangible, used by the Company Group or any of its Subsidiaries or (c) has any interest, directly or indirectly, in any Person that is a supplier, customer, distributor, creditor or competitor of the Company Group or any of its Subsidiaries.
6.18    Properties.
(a)    The Company Group and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material tangible personal property used by the Company Group or any of its Subsidiaries in the conduct of its business, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances that will be terminated at or prior to the Closing. All structures and buildings (including building systems) on the Real Property (i) are adequately maintained and are in good operating condition and repair in all material respects (subject to normal wear and tear and latent defects not known to the Company Group and to casualty loss after the date of this Agreement), in accordance with the material requirements of all Laws and as required under the Real Property Leases, as applicable, (ii) are being used and occupied in all material respects in compliance with all applicable zoning, building or other Laws, Orders or regulations applicable to them and (iii) are wholly within the boundaries of the Real Property and the location and existence of such structures and buildings do not infringe the provisions of any easement, right of way or encumbrance registered against or otherwise affecting the Real Property. All material transferable assets (real or personal) owned, used or held for use by the Company Group’s or its Subsidiaries’ businesses have been adequately maintained and are in good operating condition and repair (subject to normal wear and tear and latent defects not known to the Company Group and to casualty loss after the date of this Agreement).
(b)    Section 6.18(b) of the Disclosure Schedules contains a list of all real property leased by the Company Group or any of its Subsidiaries (the “Leased Real Property”) and the Real Property Leases. The Company Group has delivered to the Buyers a true, complete and correct copy of the Real Property Leases (together with all head leases and subleases in respect of each Real Property Lease, if any) with respect to each parcel of Leased Real Property. With respect to the Leased Real Property: (i) the Company Group or one of its Subsidiaries has a valid and enforceable leasehold interest in such Leased Real Property pursuant to a Real Property Lease, in each case free and clear of all Encumbrances, except Permitted Encumbrances; (ii) the Company Group has no knowledge of, and has not received any notice from any party under the Real Property Leases alleging that there is, a default or breach of thereof or that there is a state of facts which, after notice or the passage of time, or both, would constitute a default or breach thereunder; (iii) the Company Group has no knowledge of, and has not received notice of, any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property; (iv) none of the Company Group, its Subsidiaries and the Sellers has received notice from any Governmental Authority or other Person, and none has any knowledge that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the Business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes or zoning, subdivision or other land use or similar Laws; (v) no material fact or condition exists that would prohibit or materially adversely affect current ordinary rights of access to and from, the Leased Real Property, or from and to existing nearby highways and roads, and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress; and (vi) there are no work orders or inspector’s orders or notices threatening work orders or inspector’s orders that are outstanding from any Governmental Authority requiring repairs, alterations, modifications or demolition in respect of the Leased Real Property.
(c)    Section 6.18(c) of the Disclosure Schedules contains a list of all real property owned by the Company Group and its Subsidiaries (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”). The Company Group and its Subsidiaries have good and marketable title in fee simple (or its equivalent) to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, and is the registered and beneficial owner of the Owned Real Property. The Company Group and its Subsidiaries are in possession of the entirety of the Owned Real Property and has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. With respect to the Owned Real Property: (i) the Company Group has no knowledge of, and has not received notice of, any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Owned Real Property; (ii) none of the Company Group, its Subsidiaries and the Sellers has received notice from any Governmental Authority or other Person, and has no knowledge that the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the Business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (iii) no material fact or condition exists that would prohibit or materially adversely affect current ordinary rights of access to and from, the Owned Real Property, or from and to existing nearby highways and roads, and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress; (iv) there are no work orders or inspector’s orders or notices threatening work orders or inspector’s orders that are outstanding from any Governmental Authority requiring repairs, alterations, modifications or demolition in respect of the Owned Real Property; (v) there are no local improvement charges or special levies against the Owned Real Property nor has the Company Group, its Subsidiaries or the Sellers received any notice of any such proposed local improvement charges or special levies; (vi) all municipal Taxes, rates, levies and assessments with respect to the Owned Real Property that are due have been paid in full or will be adjusted in accordance with this Agreement and there is no pending appeal or other proceedings in existence with respect to any such Taxes, rates, levies and assessments; and (vii) there are no improvements on any adjoining lands, whether public or private, that encroach on the Owned Real Property.
6.19    Customers and Suppliers. Section 6.19 of the Disclosure Schedules sets forth a list of the top ten customers of the Company Group and its Subsidiaries by volume of sales to such customers and a list of the top ten suppliers of the Company Group and its Subsidiaries by dollar value of net purchases from such suppliers for the fiscal year ended September 30, 2016. None of the Company Group, its Subsidiaries and the Sellers has received any written notice from any of the ten largest customers or suppliers of the Company Group and its Subsidiaries that such customer or supplier intends to terminate, materially reduce (other than reductions normally associated with one-off large procurements) or otherwise change or not renew its relationship with the Company Group or any of its Subsidiaries.
6.20    Inventory; Accounts Receivable.
(a)    The inventories of the Company Group and its Subsidiaries, whether or not recorded on the Latest Balance Sheet, consist of items of a quality usable or saleable in the Ordinary Course of Business and are in quantities sufficient for the normal operation of the Business in accordance with past practice. All inventories are valued on a basis consistent with past practice as reflected in the Latest Balance Sheet. The reserve for obsolescence with respect to inventories, as adjusted for the passage of time, is calculated on a basis consistent with past practice as reflected in the Latest Balance Sheet. Inventories that were purchased after the date of the Latest Balance Sheet were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity.
(b)    All of the trade accounts, receivable, notes receivable, negotiable instruments and chattel paper of the Company Group and its Subsidiaries (the “Accounts Receivable”) represent valid obligations from bona fide transactions in the Ordinary Course of Business. The Accounts Receivable are current and collectible net of the reserve shown on the Latest Balance Sheet, as adjusted thereafter in the books and records of the Company Group and its Subsidiaries (which reserve and any adjustments thereto are adequate and calculated consistent with past practice). None of the accounts receivable are subject to any presently outstanding counterclaim, contest, defense or setoff. All reserves, allowances and discounts with respect to the accounts receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company Group and its Subsidiaries in the Ordinary Course of Business.
6.21    Certain Payments. None of the Company Group, its Subsidiaries and the Sellers has, and to the Company Group’s knowledge, no director, officer, employee, supplier, broker, consultant or advisor, or other Person acting on behalf of the Company Group or any of its Subsidiaries has, directly or indirectly (a) made or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or benefit to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business for the Company Group or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company Group or any of its Subsidiaries, (iii) to obtain special concessions or improper advantages or for special concessions or improper advantages already obtained for or in respect of the Company Group or any of its Subsidiaries or (iv) in violation of any Law (including the U.S. Foreign Corrupt Practices Act of 1977, the Corruption

of Foreign Public Officials Act (Canada), and analogous Laws in other jurisdictions) or (b) established or maintained any fund or asset with respect to the Company Group or any of its Subsidiaries that has not been recorded in the books and records of the Company Group or any of its Subsidiaries.
6.22    Products and Service Warranties. Each product designed, manufactured, sold, delivered, distributed, used, installed or serviced by the Company Group or any of its Subsidiaries, or services rendered or performed by the Company Group or any of its Subsidiaries in connection therewith (a “Business Product”), has been in conformity in all material respects with all Laws, contracts with third parties and all express and implied warranties. Neither the Company Group nor any of its Subsidiaries has any material Liability for replacement, repair, alleged defect in, non-performance or deficiency of any Business Product that is not reserved against on the Latest Balance Sheet. No Business Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company Group has delivered copies of the current standard terms and conditions of sale for all Business Products (containing applicable guaranty, warranty and similar indemnity provisions) to the Buyers. During the three years prior to the Closing, no customer of the Company Group or any of its Subsidiaries has asserted any material claims of breach of warranty with regard to a Business Product.
6.23    Business of the Company Group. The only business operation carried on by the Company Group and its Subsidiaries is designing, manufacturing and selling debarkers, purpose built timber harvesting equipment and ancillary equipment (collectively, the “Business”). None of the Sellers, the Company Group and its Subsidiaries conducts the Business though any entities other than the Company Group and its Subsidiaries.
6.24    Ownership and Location of Assets.
(a)    The Company Group and its Subsidiaries own, possess and have a good and marketable legal and beneficial title to all of its property and assets, free and clear of all Encumbrances, except for Permitted Encumbrances. The property and assets currently owned or leased by the Company Group or any of its Subsidiaries (i) constitute all of the property and assets used or held for use in connection with the Business, (ii) are sufficient to permit the continued operation of the Business in substantially the same manner as currently conducted and (iii) to the knowledge of the Company Group: (A) are in reasonable operating condition and repair, subject to normal wear and tear and casualty loss after the date of this Agreement and having regard to their use and age, and (B) are adequate for the use to which they are being put and having regard to their use and age.
(b)    Except for tangible assets in transit or temporarily in storage, all of the tangible assets currently owned, leased, subleased or licensed by the Company Group or any of its Subsidiaries are situated at the locations set out in Section 6.24 of the Disclosure Schedules.
6.25    Books and Records. The books of account and records of account of the Company Group and its Subsidiaries are complete and correct in all material respects, represent actual, bona fide transactions, have been maintained in accordance with sound business practices, fairly and correctly set out and disclose the financial position of the Company Group and its Subsidiaries as at the date hereof and all material financial transactions of the Company Group and its Subsidiaries have been accurately recorded in such books and records. The minute books of the Company Group and its Subsidiaries contain complete and correct records of all meetings held by, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority and committees of the board of directors or such Persons of the Company Group or any of its Subsidiaries, and no meeting of any such holders, board of directors, Persons or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. The Company Group and its Subsidiaries have at all times maintained complete and correct records of all issuances and transfers of its capital stock. All such books and records are in the full possession and exclusive control of, and are owned exclusively by, the Company Group and its Subsidiaries.
6.26    Bank Accounts. Section 6.26 of the Disclosure Schedules sets forth a true and complete list showing the name of each bank, trust company or similar institution in which the Company Group or any of its Subsidiaries has accounts or safe deposit boxes and the number or designation of each such account and safety deposit box.
6.27    Guarantees.
(a)    Neither the Sellers nor any of their respective Affiliates (other than the Company Group and any of its Subsidiaries) (nor any officer or director of any such Persons) has given any guarantees in respect of the performance and payment obligations of the Company Group or any of its Subsidiaries arising under letters of credit, indemnities, bonds, comfort letters or similar financial or operational arrangements in support of the Business.
(b)    Section 6.27(b) of the Disclosure Schedules sets forth an accurate list of the guarantees given by the Company Group or any of its Subsidiaries under letters of credit, indemnities, performance bonds, comfort letters and similar financial or operational arrangements in support of the Business or in support of any Person.
6.28    Computer Systems. The Computer Systems adequately meet in all material respects the data processing and other information technology needs of the Business and operations of the Company Group and its Subsidiaries as presently conducted. To the knowledge of the Company Group, there are no material defects relating to the Computer Systems. The Computer Systems are in good working order and are being properly and regularly maintained and replaced in the Ordinary Course of Business. In the two years prior to the Closing there has been no malfunction, suspension or cessation of the Computer Systems, or components thereof, that caused a material disruption or interruption in or to the Business or operations of the Company Group or its Subsidiaries. To the knowledge of the Company Group, no Person has gained unauthorized access to the Computer Systems or any data processed or stored by the Computer Systems. The Company Group has taken reasonable steps to ensure the Computer Systems contain reasonable protections and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to the Computer Systems or any data processed or stored by the Computer Systems.
6.29    Privacy. The Company Group and its Subsidiaries have complied at all times in all material respects with all Privacy Laws and its external and internal privacy policies in connection with the collection, use and disclosure of Personal Information by the Company Group and its Subsidiaries; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected. The Company Group and its Subsidiaries have obtained in respect of Personal Information all consents required under Privacy Laws for the conduct of its Business and the disclosure to the Buyers of the Personal Information in connection with the transactions contemplated by this Agreement.
6.30    Foreign Bank Account. All reports required to be filed by the Company Group and its Subsidiaries pursuant to 31 CFR 1010.350 have been timely and properly filed and each such report was true, correct and complete in all material respects. No Group Company or any Subsidiary has an obligation or duty to indemnify any person in respect of any person’s report of signature authority over a non-U.S. financial account beneficially owned by the Group Company or Subsidiary pursuant to 31 CFR 1010.350. All Persons having a financial interest or signature authority over the deposit accounts, transaction accounts or other reportable accounts in which either of the Sellers have a financial interest or signature authority over have timely complied with all reporting and disclosure requirements imposed on such Persons with respect to such accounts under Title 31 of the United States Code.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE BUYERS
The Buyers represent and warrant to the Sellers that the statements in this Article VII are correct.
7.1    Capacity, Organization and Power. Each Buyer is duly formed and validly existing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has all necessary power, authority and legal capacity to enter into this Agreement and the other agreements and instruments contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.
7.2    Authorization and Enforceability. The execution, delivery and performance by the Buyers of this Agreement, and all of the other agreements and instruments contemplated hereby to which they are a party, have been duly authorized by the Buyers, and no other corporate act or other proceeding on the part of the Buyers or the stockholders of Kadant Parent are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements or instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyers and constitutes or shall constitute a valid and binding obligation of the Buyers, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.
7.3    No Violation. The execution and delivery by the Buyers of this Agreement and all of the other agreements and instruments contemplated hereby to which the Buyers are or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Buyers do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in any violation of or constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Encumbrance upon the Buyers’ or the Company Group’s capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under or (e) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with or any other action by or in respect of, any third party or any Governmental Authority pursuant to, (1) the Buyers’ charter documents, by-laws or other constituent documents, as applicable, (2) any Law to which the Buyers are subject or (3) any Order or material agreement, instrument or Permit to which the Buyers are subject.
7.4    Governmental Authorities and Consents. Except as set forth in Schedule 7.4, no permit, consent, approval or authorization of, or declaration to or filing with, or any other action by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other agreement or instrument contemplated hereby by the Buyers or the consummation by the Buyers of the transactions contemplated hereby or thereby.
7.5    Litigation. There are no Actions or Orders pending or, to the Buyers’ knowledge, threatened against or affecting the Buyers, at law or in equity, or before or by any Governmental Authority which would adversely affect the Buyers’ performance under this Agreement or the consummation of the transactions contemplated hereby.
7.6    Financial Capability. At the Closing, the Buyers will have sufficient funds to pay all obligations of the Buyers and their Affiliates hereunder or incurred in connection with the transactions contemplated hereby, including (a) the amounts payable pursuant to Article II, including amounts necessary to discharge fully the then-outstanding balance and other monetary obligations in respect of all Indebtedness of the Company Group and its Subsidiaries and the Company Group Transaction Expenses, and (b) all of the out-of-pocket costs and expenses of the Buyers and their Affiliates arising from the transactions contemplated by this Agreement.
7.7    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the financings to be undertaken in connection therewith), and assuming the accuracy of the representations and warranties of the Sellers and the Company Group, (a) the Buyers, the Company Group and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities), and (b) the assets of each of the Buyers, the Company Group and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement (including the financings to be undertaken in connection therewith), and assuming the accuracy of the representations and warranties of the Sellers and the Company Group, the Buyers, the Company Group and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyers or the Company Group or its Subsidiaries.
7.8    Purchase for Investment. The Buyers are acquiring the Shares sold under this Agreement for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, in violation of any federal or state securities Laws. Buyers have been advised and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the grounds that no distribution or public offering of the Shares is to be effected, and that in this connection, Sellers are relying in part on the representations of the Buyers set forth in this Agreement. Buyers has been further advised and understands that no public market now exists for the Shares or any of the other securities issued by the Company Group or its Subsidiaries and that a public market may never exist for the Shares. Each Buyer is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D of the Securities Act). Buyers acknowledge and agree that the Shares acquired hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Laws, except pursuant to an exemption from such registration. The Buyers (either alone or together with its advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
ARTICLE VIII

TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by the mutual written consent of the Buyers, on the one hand, and the Sellers, on the other hand;
(b)    by the Buyers, if there has been a material misrepresentation or a material breach of warranty or a material breach of a covenant by the Sellers in the representations and warranties or covenants set forth in this Agreement (which in the case of any breach which is curable has not been cured within 20 Business Days after written notification thereof by the Buyers to the Sellers), such that the conditions set forth in Article III would not be satisfied; provided that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if either Buyer is then in material breach of this Agreement;
(c)    by the Sellers, if there has been a material misrepresentation or a material breach of warranty or a material breach of a covenant by the Buyers in the representations and warranties or covenants set forth in this Agreement (which in the case of any breach which is curable has not been cured within 20 Business Days after written notification thereof by the Sellers to the Buyers), such that the conditions set forth in Article III would not be satisfied; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if either Seller is then in material breach of this Agreement;
(d)    by the Buyers, upon ten Business Days’ prior written notice if the Closing shall not have occurred by August 31, 2017 (the “End Date”); provided that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Buyers’ material breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
(e)    by the Sellers, upon ten Business Days’ written notice if the Closing shall not have occurred by the End Date; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if the Sellers’ material breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
In the event of termination by the Buyers or the Sellers pursuant to this Section 8.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other Parties.
8.2    Effect of Termination.
(a)    In the event of termination of this Agreement by either the Buyers or the Sellers as provided above or Buyers pursuant to Section 11.8, this Agreement shall forthwith terminate and have no further force or effect (other than Article I (Certain Definitions), this Section 8.2 and Article XI, which shall survive the termination of this Agreement) without any Liability or obligation on the part of any Party, (i) other than Liabilities and obligations under the Confidentiality Agreement and (ii) except that no such termination shall relieve the Parties from any Liability for Losses resulting from any knowing and intentional breach of this Agreement. For purposes of clarification, the Parties agree that if all of the Closing conditions set forth in Article III have been satisfied or, if for the benefit of the Sellers, waived by the Sellers (other than those conditions that by their nature are to be satisfied at the Closing) but the Buyers fail to complete the Closing within three Business Days following the date the Closing should have occurred pursuant to Section 2.2(a), such failure or refusal to close shall be deemed to be a knowing and intentional breach of this Agreement by the Buyers.
(b)    For the avoidance of doubt and without limiting the rights of the Sellers under this Section 8.2, for all purposes of this Agreement, the failure of the Buyers or Sellers to consummate the Closing when required shall be a breach of this Agreement by that Party that is knowing and intentional, that is not capable of being cured, that has prevented consummation of the Closing and the transactions contemplated by this Agreement (including, for the avoidance of doubt, if such failure results from the Buyers being unable to obtain all or any portion of the financing required) and that gives rise to the a Party’s termination right pursuant to Section 8.1.
ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

9.1    Acknowledgement by the Buyers. Each Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of the VFR Patent Assets and the companies such as the Company Group and its Subsidiaries as contemplated hereunder. The Buyers have undertaken to its satisfaction such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, including an independent investigation and verification of the financial condition, results of operations, assets, properties, liabilities and prospects of the Company Group and its Subsidiaries. The representations and warranties of the Sellers expressly and specifically set forth in Article V and Article VI, in each case as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind of the Sellers, the Seller Guarantors, the Company Group and its Subsidiaries, or any of their respective Related Parties in connection with the transactions contemplated by this Agreement. The Sellers and the Seller Guarantors hereby disclaim, and the Buyers acknowledge that they are not relying on, any projections, budgets or forecasts as to the future performance of the Company Group or its Subsidiaries or of the Business that were prepared or provided by any of the Sellers, the Seller Guarantors, the Company Group or its Subsidiaries or any of their respective Related Parties, but the foregoing is not intended to affect any of the representations and warranties of the Sellers expressly set forth in Article V and Article VI.
9.2    Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence or effectuate the transactions contemplated by this Agreement.
9.3    Employees and Employee Benefits.
(a)    Salary and Wages. Effective as of the Closing and continuing for a period of at least one year thereafter, the Buyers will cause the Company Group and its Subsidiaries to provide, to the best of their ability as allowed for under the Buyers’ employee benefits plans, each employee of the Company Group or its Subsidiaries as of immediately prior to the Closing, including each such employee on medical, disability, family or other leave of absence (each, a “Retained Employee”) who remains employed with the Company Group or its Subsidiaries base wages, annual base salary and annual rate of bonus potential that are comparable in the aggregate to what was in effect immediately prior the Closing Date. Nothing in this Section 9.3(a) shall obligate the Buyers or the Company Group and its Subsidiaries to continue the employment of any such Retained Employee for any specific period.
(b)    Employee Benefits. As of the Closing Date and for a period of at least one year thereafter, the Buyers shall provide, or shall cause the Company Group and its Subsidiaries to provide, each Retained Employee with employee benefits (not including any plan for stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments or similar payments made or to be made by the Company Group or any of its Subsidiaries in connection with or resulting from the Closing) that are comparable in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date.
(c)    Employee Service Credit. The Buyers (i) shall give, or cause the Company Group and its Subsidiaries to give, each Retained Employee under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, credit for purposes of eligibility and vesting for the Retained Employee’s service with the Company Group and its Subsidiaries prior to the Closing Date, (ii) shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long‑term disability insurance and long‑term care insurance, if applicable)

without regard to preexisting‑condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Benefit Plan(s) immediately prior to the Closing Date and as permitted under Law, and (iii) if any of the Benefit Plans are terminated prior to the end of the plan year that includes the Closing Date, the Buyers shall use commercially reasonable efforts to credit the Retained Employee with any expenses that were covered by the Benefit Plans for purposes of determining deductibles, co‑pays and other applicable limits under any similar replacement plans.
(d)    Vacation Pay and Personal Holidays. The Buyers shall cause the Company Group and its Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years).
(e)    No Third-Party Beneficiaries. The provisions of this Section 9.3 are solely for the benefit of the Parties, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 9.3. In no event shall the terms of this Agreement be deemed to confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Buyers or any of its Subsidiaries, or constitute an amendment to any benefit plan, program or policy or create an employment agreement with any employee.
9.4    Director and Officer Liability and Indemnification.
(a)    For a period of six years after the Closing Date, the Buyers shall cause the Company Group and its Subsidiaries to indemnify and hold harmless the present and former officers, directors, and similar functionaries of the Company Group and its Subsidiaries in respect of acts or omissions occurring on or prior to the Closing Date to the fullest extent permitted by Law or provided under the certificate of incorporation and by-laws of the Company Group and its Subsidiaries in effect on the date hereof. Prior to the Closing, Buyers will obtain and pay the premium for a non-cancelable run-off directors’ and officers’ liability insurance policy, with limits equal to those applicable to such policy presently held in respect of the Company Group, for a period of six years after the Closing Date.
(b)    For a period of six years after the Closing Date, the Buyers shall not, and shall not permit the Company Group and its Subsidiaries to, amend, repeal or otherwise modify any provision in the certificate of incorporation or by-laws (or equivalent governing documents) of the Company Group and its Subsidiaries relating to the exculpation or indemnification of any officers, directors, or similar functionaries (unless (i) to provide for greater exculpation or indemnification, (ii) required by Law or (iii) to replace such provisions with comparable provisions in such Person’s or such Person’s successor’s certificate of incorporation or by-laws (or equivalent governing documents)), it being the intent of the Parties that the current and former officers, directors, and similar functionaries of the Company Group and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent permitted by Law. The Buyers agree and acknowledge that this Section 9.4 shall be binding on the Buyers’ successors and assigns.
(c)    If the Buyers, the Company Group, any of its Subsidiaries or any successor or assign of any of the foregoing (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that successors and assigns of the Buyers, the Company Group or such Subsidiary, as the case may be, shall assume all of the applicable obligations set forth in this Section 9.4.

(d)    Notwithstanding anything in this Agreement to the contrary, if on or prior to the sixth anniversary of the Closing, any Action (whether arising before, on or after the Closing Date) is made against any individual who was an officer or director or similar functionary of the Company Group or any of its Subsidiaries at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, the provisions of this Section 9.4 shall continue in effect until the final disposition of such Action.
(e)    The provisions of this Section 9.4 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 9.4 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 9.4 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer or director or similar functionary of the Company Group or any of its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
9.5    Certain Access Provisions.
(a)    For a period of six years after the Closing Date, each Party shall preserve and retain and maintain, and shall cause its Subsidiaries to preserve and retain and maintain, in a reasonably accessible form, all corporate, accounting, legal, auditing or other books and records held by such Party and its Subsidiaries relating to the conduct of the Business and operations of the Company Group and its Subsidiaries prior to the Closing Date; provided, however, that each Party shall preserve, retain and maintain, and shall cause its Subsidiaries to preserve and retain, in a reasonably accessible form, all such Tax books and records until the later of (i) the sixth anniversary of the Closing Date and (ii) six months after the last date required for retention of such books and records under Law.
(b)    For a period of six years after the Closing Date, each Party shall, and shall cause its Subsidiaries to, permit the other Parties (and their respective counsel, advisors, agents or other representatives) to have reasonable access to, and to inspect and copy (including in electronic form), all materials referred to in this Section 9.5, to have reasonable access to the offices and properties of such Party and its Subsidiaries and to meet as reasonably necessary with the officers, employees, and accountants of the other Parties and their respective Subsidiaries in order to obtain explanations with respect to such materials and to obtain reasonably necessary additional information and to call such officers, employees, accountants, counsels and other advisors as witnesses as reasonably necessary, in each case (i) for reasonable and legitimate purposes, such as the defense of claims made against the accessing Party or its Affiliates or tax audits initiated against the accessing Party or its Affiliates, (ii) at the cost and expense of the accessing Party, (iii) during normal business hours and in a manner which will not disrupt the operation of the businesses of the Party and its Subsidiaries providing access and (iv) so long as no access is provided to attorney-client privileged communications or attorney work product.
9.6    Notification. The Buyers shall promptly notify the Sellers of, and the Sellers shall promptly notify the Buyers of:
(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(c)    any Actions commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting the Buyers or their Affiliates or the Sellers, the Company Group or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.4, Section 6.9, Section 7.5, as applicable, or that relate to the consummation of the transactions contemplated by this Agreement; and
(d)    any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Section 3.2(a) or Section 3.3(a) not to be satisfied;
provided, however, that the delivery of any notice pursuant to this Section 9.6 shall not limit any of the representations and warranties set forth in this Agreement or the remedies available hereunder to the Sellers or to the Buyers.
9.7    Consents. Each Party shall cooperate with one another in determining whether any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate in connection with the consummation of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, in taking such actions, the Parties shall furnish such information as may be required in connection therewith, and the Parties shall timely seek to obtain any such actions, consents, approvals or waivers. Each Party agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable to obtain such consents, approvals and waivers. The foregoing is not intended to expand or modify the provisions of Section 2.2(a) regarding deliverables at the Closing or of Article III regarding conditions precedent to the Closing.
9.8    Tax Matters.
(a)    Pre-Closing Tax Refunds or Prepayments. Any refunds of Taxes (net of any Taxes payable by a Buyer Indemnified Party in respect of such refunds or that would have been payable in the absence of use of a loss or credit from a tax period that is not a Pre-Closing Tax Period) with respect to any Pre-Closing Tax Period that are received by the Company Group or its Subsidiaries after the Closing Date, to the extent such refunds did not arise as a result of carry back of a loss or credit from a tax period that is not a Pre-Closing Tax Period, or any use of prepayments of Taxes made prior to the Closing to reduce or offset Taxes payable with respect to tax periods that begin after the Closing or Taxes in respect of a Straddle Period that pursuant to Section 9.8(b)(ii) are allocated to the Buyers (any such refund or reduction, a “Pre-Closing Tax Refund”), shall be for the account of the Sellers, and the Buyers shall pay over to the Sellers any such Pre-Closing Tax Refund within 15 days after receipt or application thereof, less any costs and expenses incurred by the Buyers, the Company Group and their Affiliates in connection with obtaining and receiving or applying any such Pre-Closing Tax Refund. Any amounts paid pursuant to this Section 9.8(a) shall be treated by all Parties for Tax purposes as adjustments to the Transaction Price. The Buyers reasonably shall cooperate with the Sellers in obtaining such refunds or using such prepayments to reduce Taxes.
(b)    Preparation and Filing of Tax Returns.
(i)    The Sellers shall cause the Company Group to prepare and timely file all Tax Returns of the Company Group or any of its Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date. The Sellers shall prepare, or cause to be prepared, any and all income Tax Returns of the Company Group and its Subsidiaries, filed or required to be filed after the Closing Date but that relate to any Tax periods ending on or prior to the Closing Date (“Pre-Closing Income Tax Returns”). The Sellers shall promptly pay over to the Buyers any Taxes shown as owing on such Pre-Closing Income Tax Return. The Buyers shall cooperate with the Sellers to effect the filing of each such Pre-Closing Income Tax Return on a timely basis and will cause the Company Group or applicable Subsidiary, as the case may be, to timely remit any Taxes shown as owing on such Pre-Closing

Income Tax Return upon receipt by the Buyers of the amount of such remittance pursuant to the immediately preceding sentence. The Sellers shall (A) prepare such Pre-Closing Income Tax Returns in a manner consistent with the past practices of the Company Group and its Subsidiaries to the maximum extent allowable under Law, provided that the Transaction Tax Deductions shall be allocated to the taxable period ending on the Closing Date to the maximum extent allowable by Law, (B) deliver a draft of any such Pre-Closing Income Tax Return, no later than 30 days prior to the due date for filing such Pre-Closing Income Tax Return, to the Buyers for its review and comment, and reasonably and in good faith consider the comments of the Buyers in the course of finalizing such Pre-Closing Income Tax Returns. The Sellers shall not file such Pre-Closing Tax Return without the prior written consent of the Buyers, which consent shall not be unreasonably withheld, delayed or conditioned. The Buyers shall prepare and timely file, or cause to be prepared and timely filed, any and all Tax Returns of the Company Group and its Subsidiaries, including Tax Returns for Straddle Periods, filed or required to be filed after the Closing Date other than the Pre-Closing Income Tax Returns; provided, however, that with respect to any such Tax Returns relating to a Pre-Closing Tax Period: (x) the Buyers shall prepare such Tax Returns in a manner consistent with the past practices of the Company Group to the maximum extent allowable under Law, (y) the Buyers shall deliver a draft of any such Tax Return, no later than 15 days prior to the due date for filing such Tax Return to the Sellers for its review and comment, and (z) the Buyers shall not file such Tax Returns without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned. The Sellers shall promptly pay over to the Buyers any Taxes shown as owing on such Tax Returns for Straddle Periods in connection with the Pre-Closing Tax Period (as determined in accordance with the Straddle Period allocation principles set forth in Section 9.8(b)(ii)) within 15 days after the finalization of such Tax Returns. None of the Buyers or any of their Affiliates shall (or shall cause or permit any other Person to) (A) except as otherwise provided in this Section 9.8, amend, re file or otherwise modify any Tax Return relating in whole or in part to the Company Group or any of its Subsidiaries with respect to any Pre-Closing Tax Period (or portion thereof); (B) make any Tax election that has retroactive effect to any Pre-Closing Tax Period (or portion thereof); (C) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company Group or any of its Subsidiaries for a Pre-Closing Tax Period (or portion thereof); or (D) enter into or initiate any voluntary disclosure agreement or procedure with any taxing authority regarding any Tax or Tax Returns of the Company Group or any of its Subsidiaries for a Pre-Closing Tax Period, in each case, without the prior written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed.
(ii)    To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among any Straddle Period, the amount of any Taxes other than property or similar ad valorem Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of property or similar ad valorem Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)    Cooperation. Each of the Buyers and the Sellers shall cooperate, as reasonably requested by any other such party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyers shall cause the Company Group to furnish any Tax information requested by the Sellers for inclusion in the Sellers’ consolidated, combined or similar income Tax Returns for a Pre-Closing Tax Period, to the extent such information is reasonably relevant to the preparation and filing of such Tax Returns.

(d)    Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company Group or its Subsidiaries (other than any agreement entered into in the Ordinary Course of Business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, neither the Company Group nor any of its Subsidiaries shall be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date.
(e)    Certain Post-Closing Actions. The Buyers agrees to indemnify the Sellers for any additional Tax owed by the Sellers (or any consolidated, combined, or similar group of which the Sellers is a member), including by virtue of any indemnification obligation hereunder, resulting from any transaction engaged in by the Company Group or its Subsidiaries not in the Ordinary Course of Business occurring on the Closing Date after the Closing.
(f)    Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, stamp, registration, and similar Taxes arising in connection with or as a result of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid one-half by Buyers and one-half by Seller, except that (i) the GST/HST and value added taxes, to the extent recoverable, shall be paid by the Buyers, and (ii) the Buyers shall be liable for any Transfer Taxes that arise if the Buyers use a Finnish entity to acquire the VKOY Shares. The Party required to do so under Law shall properly prepare and timely file all Tax Returns with respect to such Taxes. Any obligation to reimburse a Party for a share of Transfer Taxes to be borne by a reimbursing Party shall be paid promptly on demand. For greater certainty, neither IPCo nor Kadant US is registered for GST/HST purposes and since Kadant US is a non-resident of Canada for purposes of the Excise Tax Act (Canada), IPCo will not charge any amount on account of GST/HST to Kadant US on the sale of the VFR Patent Assets.
(g)    Allocation. The Parties hereby confirm that 100% of the Aggregate Purchase Price, as adjusted under this Agreement, constitutes consideration for the purchase and sale of the Shares and the VFR Patent Asses hereunder. The Parties acknowledge and agree that the Buyers’ purchase of the NMC Shares and the VKNA Shares from NII pursuant to this Agreement shall, in accordance with Treasury Regulations Section 1.1361-5(b)(3), Example 9, be treated for U.S. federal and applicable state income Tax purposes as a sale by NII of the assets of NMC and VKNA to the applicable Buyer, followed by a transfer of such assets by the Buyers to a new corporation. Accordingly, the portion of the Aggregate Purchase Price allocable to the NMC Shares and the VKNA Shares (the “QSub Price”) shall be allocated among the respective assets of NMC and VKNA in accordance with Section 1060 of the Code and the principles set forth in Section 9.8 of the Disclosure Schedules (the “Allocation Principles”). Within 90 days after the Closing Date, the Buyers shall prepare and deliver to the Sellers a written allocation (the “Tax Allocation Statement”) of the QSub Price (as determined for U.S. federal income tax purposes) among the assets of NMC and VKNA in accordance with Section 1060 of the Code. If the Sellers disagree with the Tax Allocation Statement, the Sellers shall notify the Buyers in writing of such disagreement within 30 days after delivery by the Buyers to the Sellers of the Tax Allocation Statement. The Buyers and the Sellers shall negotiate in good faith to resolve any dispute regarding the Tax Allocation Statement and any such resolution agreed to in writing by the Buyers and the Sellers shall be final and binding upon the Parties for purposes of this Section 9.8(g). If the Buyers and the Sellers are unable to resolve any dispute regarding the Tax Allocation Statement, then each of the Buyers and the Sellers may file applicable Tax Returns in whichever manner that each decides with respect to the allocation referred to in the Tax Allocation Statement. In the event that, pursuant to the tax allocation process set forth in this Section 9.8(g), the Buyers allocate more than $500,000 of the Aggregate Purchase Price to any non-compete, non-solicitation or similar covenants, the Buyers shall indemnify the Sellers for any incremental Tax costs that are incurred by the Sellers or their direct or indirect shareholders, on a grossed up basis, as a result of such allocation in excess of $500,000. Any such indemnity shall be treated for Tax purposes as an adjustment to the Aggregate Purchase Price.

(h)    Tax Elections.
(i)    At the request of any Party and to the extent permitted by the Income Tax Act (Canada), the applicable Parties shall make and file any election or amended election in prescribed form (or such other form as may be reasonably requested) and within the prescribed time limits pursuant to section 56.4 of the Income Tax Act (Canada) and any analogous provision of provincial or territorial Tax legislation.
(ii)    At the request of a Seller but not otherwise, NML shall make an election pursuant to subsection 256(9) of the Income Tax Act (Canada) in respect of the taxation year of NML ending immediately prior to the acquisition of control of NML by Kadant Canada; provided that NML shall not be required to make such election where NML has entered into any transaction not in the Ordinary Course of Business on the Closing Date prior to the Closing.
9.9    Confidentiality.
(a)    From and after the Closing Date, the Sellers will not and will cause their respective Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Buyers or the Company Group or any of its Subsidiaries or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company Group or the Buyers any Confidential Information, provided that the foregoing shall not be deemed to prevent the Sellers from using the Confidential Information to enforce its rights hereunder. The Sellers and their respective Affiliates will not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided that in the event disclosure is required by Law, the Sellers will provide the Company Group with prompt notice of such requirement prior to making any disclosure so that the Company Group may seek an appropriate protective order. “Confidential Information” means any information with respect to the Company Group and its Subsidiaries, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, Trade Secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, or other specialized information or proprietary matters. Confidential Information does not include, and there will be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
(b)    The covenants and undertakings contained in this Section 9.9 relate to matters that are of a special, unique, and extraordinary character and a violation of which will cause irreparable injury to the Buyers and the Company Group and its Subsidiaries, the amount of which will be impossible to estimate or determine and that cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 9.9 will be inadequate. Therefore, in addition to seeking damages, Buyers will be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 9.9. The rights and remedies provided by this Section 9.9 are cumulative and in addition to any other rights and remedies that Buyers, the Company Group or its Subsidiaries may have under this Agreement or at law or in equity.
9.10    Kadant Parent Guarantee. Kadant Parent hereby irrevocably, absolutely and unconditionally guarantees payment and performance by the Buyers of their obligations under this Agreement in accordance with the terms and conditions hereof. This is a guarantee of payment and not collection. Kadant Parent waives (a) any rights it may have to require that the Sellers (i) pursue any remedy against the Buyers, any Person or any security, (ii) make any presentment or demand to Kadant Parent for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor to Kadant Parent, or (iii) provide any information it may have relating to the financial condition of the Buyers, and (b) any defense to its guarantee obligations arising by reason of (i) any disability or other defense of the Buyers or any other Person (other than defenses available to the Buyers under this Agreement), (ii) any lack of authority of the Buyers or any Person acting or purporting to act on behalf of the Buyers, or (iii) any amendment, modification, extension or termination of this Agreement, including the time of payment or other terms of the obligations of the Buyers. Kadant Parent has duly executed this Agreement and acknowledges that the Sellers are relying upon the guarantee contained in this Section 9.10 in connection with this Agreement. This Section 9.10 will continue in full force and effect until the satisfaction of all of Buyers’ obligations under this Agreement that are guaranteed by Kadant Parent, and will be binding on any successor or assignee of Kadant Parent, and may be enforced by Sellers against Kadant Parent notwithstanding the transfer or other disposition of the Buyers.

9.11    Seller Guarantors Guarantee. Each Seller Guarantor hereby irrevocably, absolutely and unconditionally guarantees payment and performance by the Sellers of their obligations under this Agreement in accordance with the terms and conditions hereof. This is a guarantee of payment and not collection. Each Seller Guarantor waives (a) any rights it may have to require that the Buyers (i) pursue any remedy against the Sellers, any Person or any security, (ii) make any presentment or demand to it for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor to it, or (iii) provide any information it may have relating to the financial condition of the Sellers, and (b) any defense to its guarantee obligations arising by reason of (i) any disability or other defense of the Sellers or any other Person (other than defenses available to the Sellers under this Agreement), (ii) any lack of authority of the Sellers or any Person acting or purporting to act on behalf of the Sellers, or (iii) any amendment, modification, extension or termination of this Agreement, including the time of payment or other terms of the obligations of the Sellers. Each Seller Guarantor has duly executed this Agreement and acknowledges that the Buyers are relying upon the guarantee contained in this Section 9.11 in connection with this Agreement. This Section 9.11 will continue in full force and effect until the satisfaction of all of Sellers’ obligations under this Agreement that are guaranteed by the Seller Guarantors, and will be binding on any successor or assignee of either Seller Guarantor, and may be enforced by Buyers against each Seller Guarantor notwithstanding the transfer or other disposition of the Sellers.
9.12    Use of “Nicholson” Name. From and after the Closing, the Sellers covenant and agree that they shall cause Nicholson Machine & Technology Co. not use the name “Nicholson” for commercial purposes in connection with forest products.
9.13    Cooperation. From and after the Closing, the Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate with the Buyers and Kadant Parent and their advisors, KPMG LLP and Duff & Phelps Corp., in the preparation of the audited consolidated financial statements of the Company Group and its Subsidiaries for the year ended September 30, 2016 (and, if required by the Buyers, for the year ended September 30, 2015) and the valuation report prepared in connection therewith.
ARTICLE X

INDEMNIFICATION
10.1    Indemnification of the Buyer Indemnified Parties.
(a)    From and after the Closing, subject to, and in accordance with, the provisions of this Article X, the Sellers shall, on a joint and several basis, indemnify the Buyers and their Affiliates and the Buyers’ and their Affiliates’ respective officers, directors, employees or agents (collectively, the “Buyer Indemnified Parties”) against, and hold them harmless from, any and all losses, Liabilities, Taxes, fines, interest, penalties, judgments, deficiencies, awards, assessments, amounts paid in settlement, damages, costs or expenses (in each case, including costs of investigation and defense and reasonable legal and accountants’ fees and expenses) (“Losses”) actually suffered or incurred by any of the Buyer Indemnified

Parties to the extent arising from (i) any breach of, or any misrepresentation with respect to, any representations and warranties of the Sellers set forth in Article V; (ii) any breach of, or any misrepresentation with respect to, any representations and warranties of the Sellers set forth in Article VI; (iii) any breach or violation of any covenant or agreement of the Sellers contained in this Agreement (to the extent such covenant or agreement is to be performed prior to the Closing); (iv) any breach or violation of any covenant or agreement of the Sellers (to the extent such covenant or agreement is to be performed after Closing and is independent of the indemnification obligations of this Section 10.1(a)); (v) any claim or demand made by any Person related to any matter, circumstance or default existing at or prior to the Closing Date in respect of the VFR Patent Assets; (vi) any Taxes of the Company Group or any of its Subsidiaries for any Pre-Closing Tax Period and the pre-closing portion of any Straddle Period, to the extent the Liability for any such Tax is in excess of amounts pre-paid prior to the Closing for such Tax; (vii) the sale of all the shares in the limited liability housing company Lohjan Valontalo (Fi.: As Oy Lohjan Valontalo) executed based on the agreement entered into between VKOY as seller and Mr. Ari Lemberg and Mr. Jari Linden as buyers on January 12, 2017; (viii) any Tax Liabilities with respect to NI or any of its Affiliates for any open Tax period prior to NI being classified as an S corporation; or (ix) any Tax costs (net of any corresponding Tax credits or deductions) in connection with the payment or settlement by the Buyers, the Company Group or any of its Subsidiaries of any and all Indebtedness, receivables, payables and other amounts owing between or among entities that are part of the Company Group and its Subsidiaries that were not paid or settled prior to the Closing pursuant to Section 3.2(m) and that are paid or settled with the 90 days after the Closing Date, to the extent that such payment or settlement is effected in a manner that is consistent with the past practice of the Company Group and its Subsidiaries and otherwise in a way that reasonably endeavors to limit additional Tax costs; provided that the Buyer Indemnified Parties’ right to assert claims pursuant to this Section 10.1(a) shall be subject to the limitations set forth in in Section 10.1(b) and Section 10.7 and provided further that “Losses” shall not include, and the Buyer Indemnified Parties shall not be entitled to seek or recover from the Sellers under any theory of Liability, any special or punitive losses, Liabilities or damages, except to the extent recoverable from the Buyer Indemnified Parties pursuant to a Third Party Claim.
(b)    The Buyer Indemnified Parties’ right to assert claims pursuant to this Section 10.1 (other than in respect of Section 10.1(a)(iv), Section 10.1(a)(vi), Section 10.1(a)(vii), Section 10.1(a)(viii) or Section 10.1(a)(ix)) shall, except as provided at Section 10.1(c), be subject to the following limitations:
(i)    the Buyer Indemnified Parties shall not be entitled to recover under Section 10.1(a) for an individual claim or group of substantially related claims with respect to any Losses unless and until the amount of Losses that the Buyer Indemnified Parties would otherwise recover pursuant to Section 10.1(a) with respect to such claim or group of substantially related claims exceeds $15,000 (the “Per Claim Threshold”), at which point the Buyer Indemnified Parties shall be entitled to recover for the full amounts of such claims, including amounts below the Per Claim Threshold;
(ii)    the Buyer Indemnified Parties shall not be entitled to recover under Section 10.1(a) until the total amount which the Buyer Indemnified Parties would otherwise recover pursuant to Section 10.1(a) (but for this Section 10.1(b)(ii)) exceeds on a cumulative basis an amount equal to $800,000 (the “Deductible”), and then the Buyer Indemnified Parties shall be entitled to recover only for the excess over the Deductible, it being understood that the portion of the amount of any individual claims or group of related claims less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded;
(iii)    the Buyer Indemnified Parties shall not be entitled to recover under Section 10.1(a) an aggregate amount in excess of $13,125,000 (the “Cap”);
(iv)    in the event of any breach, violation or misrepresentation giving rise to an indemnification obligation under this Section 10.1 or otherwise in connection with the transactions contemplated hereby, to the extent required by Law, the Buyers and the Indemnified Party(ies) shall take, and shall cause their respective Subsidiaries to take, reasonable measures to mitigate the Losses arising from such breach, violation or misrepresentation (including taking steps to prevent any contingent Liability from becoming an actual Liability). If such mitigation takes effect after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that Loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within 10 Business Days after the benefit is received;
(v)    for the avoidance of doubt, except to the extent constituting fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Buyers, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby; and
(vi)    solely for purposes of determining the amount of Losses arising out of or resulting from a breach or inaccuracy of any representation or warranty in this Agreement, all qualifications or exceptions in any representation or warranty referring to the terms “material,” “materially,” “in all material respects,” or “Material Adverse Effect” shall be disregarded; provided that the materiality qualifiers in the defined term “Material Adverse Effect” and “Material Contracts” will not be disregarded.
(c)    The limitations set forth in Sections 10.1(b)(i), (ii), and (iii) will not apply to a breach or inaccuracy of the Fundamental Representations, to Section 5.6, Section 5.7 or Section 6.15 or to Losses arising out of fraud in connection with the transactions contemplated by this Agreement; provided, however, that the Buyer Indemnified Parties shall not be entitled to recover for a breach or inaccuracy of the Fundamental Representations or Section 5.6, Section 5.7 or Section 6.15 or pursuant to Section 10.1(a)(vi), Section 10.1(a)(viii) or Section 10.1(a)(ix) that, when combined with any other recoveries in respect of Sections 10.1(a)(i), (ii) and (iii), is in an aggregate amount in excess of the Transaction Price.
10.2    Exclusive Remedy. From and after the Closing, the Buyer Indemnified Parties’ sole and exclusive remedy in respect of monetary damages against the Sellers and their Related Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims (other than proven claims for fraud) relating (directly or indirectly) to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions of this Article X, provided that the foregoing shall not limit the recourse of the Buyer Indemnified Parties pursuant to Section 9.9(a) or in respect of the Non-Competition and Non-Solicitation Agreements. Notwithstanding anything to the contrary contained in this Agreement, in order to avoid double-counting, the Buyer Indemnified Parties shall have no right to indemnification under Section 10.1 with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the Company Group Transaction Expenses paid at the Closing or the calculation of Closing Indebtedness or Closing Net Working Capital or is properly accrued, reserved or otherwise reflected on the Latest Balance Sheet. The provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 10.1 and this Section 10.2), were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder. No Buyer Indemnified Party may avoid the limitations on Liability set forth in this Article X by seeking damages for breach of contract, tort or pursuant to any other theory of Liability. Nothing in this Section 10.2 shall limit the rights of the Sellers or the Buyers to obtain specific performance of the other Parties’ obligations hereunder in accordance with Section 11.13 or its recourse in respect of fraud.

10.3    Indemnification of the Seller Indemnified Parties. From and after the Closing, subject to, and in accordance with, the provisions of this Article X, the Buyers shall, on a joint and several basis, indemnify the Sellers and their Affiliates and the Sellers’ and their Affiliates’ respective officers, directors, employees or agents (collectively, the “Seller Indemnified Parties”), against, and hold them harmless from, any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties to the extent arising from (a) any breach of, or any misrepresentation with respect to, any representations and warranties of the Buyers set forth in Article VII (to the extent related to any covenant or agreement of the Buyers to be performed after the Closing); or (b) any breach or violation of any covenant or agreement of the Buyers contained in this Agreement, in each case, to the extent such covenant or agreement is to be performed after the Closing.
10.4    Termination of Indemnification. The obligations to indemnify and hold harmless a Person in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 10.7; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail, to the extent known, the nature of, and factual and legal basis for, any such claim for indemnification, the amount thereof (if known and quantifiable) and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. In order to determine the validity or the amount of any applicable claim for indemnification hereunder, each Party shall, and shall cause its Subsidiaries to, provide to the other Parties and their respective representatives reasonable access, upon the reasonable prior written request any such other Party, to (a) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings and other determinations) relating to or containing information relevant to such claim, and (b) such first Party’s and its Subsidiaries’ employees and accountants (including making the chief financial officer and accountants available to respond to reasonable written or oral inquiries of such other Parties and their respective representatives), subject in each case to the following conditions: (i) such access shall be at such other Parties’ cost and expense, (ii) such access shall be during normal business hours and in a manner which will not disrupt the operation of the businesses of the first Party and its Subsidiaries and (iii) no access shall be provided to attorney-client privileged communications or attorney work product.
10.5    Procedures Relating to Indemnification.
(a)    In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party against whom indemnity is to be sought (the “Indemnifying Party”) in writing, and in reasonable detail (including a description of the claim, the amount thereof (if known and quantifiable) and the basis thereof and the provisions of this Agreement upon which such claim for indemnification is made), of the Third Party Claim as promptly as reasonably possible after receipt, but in no event later than 30 Business Days after receipt, by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 20 Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to, at such Indemnifying Party’s expense, participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, acting reasonably, except as otherwise provided below, so long as: (i) the Third Party Claim involves principally money damages and does not seek an injunction or other equitable relief against the Indemnified Party that is likely to have a material adverse effect, (ii) the Indemnified Party has not been advised in writing by counsel that representation of both the Indemnifying Party and the Indemnified Party by the same counsel in connection with the defense of the Third Party Claim would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses), (iii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or enforcement Action and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. To exercise such right, the Indemnifying Party must give notice to the Indemnified Party of its election to assume the defense of the Third Party Claim within 20 Business Day of receipt from the Indemnified Party of notice of the Third Party Claim. Should an Indemnifying Party so elect to assume the defense of a Third Party Claim, (A) the Indemnifying Party shall reimburse the Indemnified Party for reasonable legal and other out-of-pocket expenses incurred by the Indemnified Party in connection with the defense thereof prior to the time the Indemnifying Party assumed control and (B) the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend any Third Party Claim, all the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals, which are reasonably requested in connection with such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall control the defense of any Third Party Claim then the Indemnifying Party shall be entitled to settle such Third Party Claim; provided that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party (or Affiliates thereof) or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim, without prejudice or such Indemnified Party shall have to pay a portion of the settlement.
(c)    If the Indemnifying Party, having assumed control of a Third Party Claim in accordance with Section 10.5(b), thereafter fails to defend the Third Party Claim actively and diligently, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim (including the consenting by the Indemnified Party to the entry of any judgment or the entering into by the Indemnified Party of any settlement or compromise in connection therewith). If any of the other conditions listed in Section 10.5(b) are not satisfied, the Indemnified Party shall be entitled to control the applicable Third Party Claim from its outset, and if the Indemnifying Party is entitled to control the applicable Third Party Claim in accordance with Section 10.5(b) and conducts the defense of such Third Party Claim actively and diligently but any of the other conditions listed in Section 10.5(b) becomes unsatisfied, the Indemnified Party shall be entitled to assume control of such Third Party Claim, and, in each case, the Indemnifying Party shall pay for the reasonable fees and disbursements of counsel of, and other reasonable fees and expenses of, the Indemnified Party, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim (including the consenting by the Indemnified Party to the entry of any judgment or the entering into by the Indemnified Party of any settlement or compromise in connection therewith); provided, however, that the Indemnifying Party shall not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other respective representatives all information and documents available to them which relate to a Third Party Claim.
(d)    If any Third Party Claim is of a nature such that the Indemnified Party is required by Law to incur Losses or make a payment to any Person that is not a Party (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related Actions, the Indemnified Party may incur such Losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such Losses or payment. If the amount of any Liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including for purposes of enabling the Indemnifying Party to contest any Third Party Claim.
10.6    Losses Net of Tax Benefits and Insurance. The amount of any and all Losses under this Article X shall be determined net of (a) any Tax Benefits actually realized by any Person seeking indemnification hereunder arising from the deductibility or creditability against Taxes of any such Losses, to the extent that such benefit is received by such Person as a direct consequence of the accrual, incurrence or payment of any such Losses, (b) any Tax cost incurred by any Person seeking indemnification hereunder as a result of the matter giving rise to such Loss and (c) any amounts recovered by the Indemnified Party under insurance policies or in respect of rights against third parties for contribution or indemnification with respect to such Losses (net of any deductibles or self-insured or co-insurance payments made by the Indemnified Party or its Affiliates and net of any retrospective premium adjustments or any anticipated experience-based premium adjustments). If, after an indemnification payment was made, the Indemnified Party receives a Tax Benefit for the year that the Loss is incurred that was not taken into account at the time the indemnification payment was made, the relevant Party shall promptly pay to the other Party the amount of such Tax Benefit. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss and any source of recovery from third parties. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly made to the applicable Indemnifying Party. Each Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Aggregate Purchase Price for Tax purposes.
10.7    Survival. (a) The representations and warranties herein (other than the Fundamental Representations, Section 5.6, Section 5.7, Section 5.8, Section 6.15 and Sections 7.1 and 7.2) shall survive the Closing solely for purposes of Section 10.1 and Section 10.3 and shall terminate on the close of business on the date that is 18 months after the Closing Date; (b) the Fundamental Representations, Section 5.6 and Sections 7.1 and 7.2 shall survive the Closing solely for purposes of Section 10.1 and Section 10.3 and shall terminate on the close of business on the date that is 10 years after the Closing Date; (c) the representations and warranties contained in Section 5.7 and Section 6.15 shall survive the Closing solely for purposes of Section 10.1 and Section 10.3 and shall terminate on the close of business on the date that is 60 days following the expiration of the underlying statute of limitations; and (d) the representations and warranties contained in Section 6.11 shall survive the Closing solely for purposes of Section 10.1 and Section 10.3 and shall terminate on the close of business on the date that is 36 months after the Closing Date, and no claims may be brought with respect to any such representations and warranties after five Business Days after the end of the applicable survival period (which claims must have arisen prior to the end of the applicable survival period and not during the five Business Day period thereafter). All covenants contained in this Agreement which are to be performed prior to the Closing and the ability to make indemnification claims pursuant to Section 10.1(a)(iii) shall terminate on the date that is 18 months following the Closing Date. The covenants contained in this Agreement which are to be performed at or after the Closing shall terminate once such covenants are fully performed. No claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period set forth in this Section 10.7. If a claim is made in accordance with the provisions of this Agreement prior to the end of the relevant period to bring a claim, such representation, warranty, covenant, agreement or other provision shall, as to the matter specifically the subject of such claim, survive until resolved.
10.8    Manner of Payment. Subject to, and in accordance with, the provisions of this Article X:
(a)    Any indemnification of the Seller Indemnified Parties pursuant to this Article X shall be delivered by the Buyers to the Sellers by wire transfer of immediately available funds to an account designated by the Sellers within five days after the determination thereof.
(b)    Any indemnification of the Buyer Indemnified Parties pursuant to this Article X (except in connection with any amounts to be paid over by the Sellers to the Buyers pursuant to Section 9.8(b)(i) in connection with (x) Pre-Closing Income Tax Returns or (y) Tax Returns for Straddle Periods in connection with the Pre-Closing Tax Period and except in connection with amounts payable by the Sellers to the Buyers pursuant to Section 10.1(a)(ix), each of which shall be paid by the Sellers to the Buyers by wire transfer of immediately available funds to an account designated by the Buyers) shall be (i) first paid to the Buyers from amounts available in the Indemnity Escrow Account and the Sellers and the Buyers shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such amount to the Buyers by wire transfer of immediately available funds to an account designated by Buyers in accordance with the terms of the Escrow Agreement, and (ii) second, for any remaining amounts in excess of the amounts available in the Indemnity Escrow Account, subject to the Cap (except for such amounts in respect of the Fundamental Representations or Section 5.6, Section 5.7 or Section 6.15, Losses arising out of actual fraud in connection with the transactions contemplated by this Agreement or pursuant to Sections 10.1(a) (iv), (vi), (vii) or (viii), which are not subject to the Cap), paid by the Sellers to the Buyers by wire transfer of immediately available funds to an account designated by the Buyers within five days after the determination thereof.
ARTICLE XI

MISCELLANEOUS
11.1    Press Releases and Communications. No press release or public statement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Buyers and the Sellers, unless required by Law or the rules and regulations of any securities exchange upon which the securities of any Party or the Affiliate of any Party are listed (in the reasonable opinion of counsel), in which case the Buyers and the Sellers shall have the right to review and comment on such press release or statement prior to publication, except that the Company Group and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company Group may reasonably determine is necessary to comply with any Laws or the requirements of any agreement to which the Company Group or any of its Subsidiaries is a party and in which case Buyers shall have the right to review on such announcement prior to dissemination.
11.2    Expenses. Whether or not the Closing takes place, except as otherwise provided in

Sections 2.3 and 9.4, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company Group and its Subsidiaries prior to the Closing and by the Sellers, each shall be paid by the Sellers or, prior to the Closing, by the Company Group, or (b) by the Company Group and its Subsidiaries from and after the Closing and by the Buyers, each shall be paid by the Buyers.
11.3    Amendment and Waiver. This Agreement may be amended, supplemented or changed and any provision of this Agreement may be waived only in a writing signed by the Buyers and the Sellers. No waiver of any provision hereunder or any breach or default thereof shall operate or be construed as a further or continuing waiver of such breach or default or as a waiver of any other or subsequent breach or default. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, or will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
11.4    Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (a) when personally delivered, (b) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) when sent by electronic mail (so long as a receipt of such electronic mail is requested and received and with a hard copy of such electronic mail to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (d) one Business Day after being sent by reputable overnight express courier (charges prepaid) or (e) three Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing by notice in accordance with this Section 11.4, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

Notices to the Sellers or the Seller Guarantors:

c/o Northern Industrial, Inc.
200 S. Orcas Street
Seattle, Washington 98108
Attention:	Scott Howell
Facsimile:	1-206-224-0287
Email:	howellrs@nmwa.com

with a mandatory copy to (which shall not constitute notice to the Sellers or the Seller Guarantors):

K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Attention:	Stephan H. Coonrod
Facsimile:	1-206-370-6037
E-mail:	stephan.coonrod@klgates.com

Notices to the Buyers or Kadant Parent:

c/o Kadant Inc.
One Technology Park Drive
Westford, Massachusetts 01866
Attention:	General Counsel
Facsimile:	1-978-635-1593
E-mail:	sandra.lambert@kadant.com

with a mandatory copy to (which shall not constitute notice to the Buyers or Kadant Parent):

McCarthy Tétrault LLP
1000 De La Gauchetière Street West, Suite 2500
Montreal, Quebec H3B 0A2
Canada
Attention:	Patrick M. Shea
Facsimile:	1-514-875-6246
E-mail:	pshea@mccarthy.ca

11.5    Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the Buyers and the Sellers; provided, however, that the Buyers may assign this Agreement or any of the rights, interests or obligations hereunder to (a) their Affiliates, (b) to any purchaser of the Company Group or any of its Subsidiaries or the Buyers after the Closing Date and (c) to lenders of the Buyers or their Affiliates as collateral security for borrowings, provided that no such assignment shall serve to release the Buyers from Liability for performance of the Buyers’ obligations under this Agreement.
11.6    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except to the extent named as a Party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any Party or the Company Group or any of its Subsidiaries will have any obligation or Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any claim based upon, arising out of or related to this Agreement. Nothing in the foregoing is however intended to restrict or limit recourse in the event of fraud.
11.7    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, and upon such a holding, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
11.8    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in Article IV or Article V, the Buyers shall be entitled to rely only on the most specific representation and warranty addressing such matter. The information contained in this Agreement, in the Disclosure Schedules and in the exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission or agreement by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract). Prior to the Closing, the Sellers and the Company Group shall have the right, from time to time, to supplement, modify or update the Disclosure Schedules with respect to (x) matters that arise after the date of this Agreement and as to which the Company Group has no knowledge of as of the date of this Agreement and which did not arise as a result of acts or omissions of the Sellers, the Company Group or its Subsidiaries in violation of the provisions of this Agreement or (y) Sections 6.7(a) and 6.27(b) of the Disclosure Schedules for new Contracts entered into, and new guarantees provided, by the Company Group after the date of this Agreement, so long as such new Contracts or guarantees were entered into in compliance with the covenants of Article IV. Such supplement, modification or update shall be deemed to have supplemented, modified or updated the Disclosure Schedules, and thus modified the representations and warranties of the Sellers or the Company Group, as applicable, (i) except as provided in the next sentence, for purposes determination of the satisfaction of the Closing conditions in Article III and (ii) for purposes of indemnification under Article X. If such supplement, modification or update discloses a matter that could reasonably likely result in Losses by the Buyer Indemnified Parties following the Closing in excess of $800,000 (or, if (x) the Buyers deliver a Closing Date Extension Notice to the Sellers and (y) the Closing does not occur on or prior to July 5, 2017, if such supplement, modification or update discloses a Material Adverse Effect), the Buyers shall have the right to terminate this Agreement by giving Sellers written notice to that effect prior to the date Closing is then anticipated to take place, based on the status of fulfillment of all conditions to Closing other than those involving deliveries at Closing. If the Buyers do not exercise such termination right and proceed to the Closing, then the Buyers shall have no right to indemnification under Article X with respect to such matter. From and after the Closing, references to the Disclosure Schedules shall be references to the Disclosure Schedules as so supplemented, modified, or updated.
11.9    No Third-Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Parties and the Parties shall have the right, but not the obligation, to enforce any obligations of the other Parties under this Agreement. Section 9.4 and Section 11.5 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company Group and its Subsidiaries and his or her heirs and representatives. Except as provided in Article X and as otherwise expressly provided herein (for avoidance of doubt, included as provided in Section 11.15), nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement, and, for purposes of Section 9.4, each of the current and former officers, directors or similar functionaries of the Company Group and its Subsidiaries and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.10    Complete Agreement. This Agreement, together with the Confidentiality Agreement, contains the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.
11.11    Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any Party, each other Party or thereto shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
11.12    Governing Law; WAIVER OF JURY TRIAL. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all Actions arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the state of Washington, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Washington or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Washington. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the any federal court or state court located in King County, Washington (and in each case of the appropriate appellate courts therefrom), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.4 shall be deemed effective service of process on such Party. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CROSS‑CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (ii) THE TRANSACTIONS CONTEMPLATED HEREBY OR (iii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.13    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such Party is entitled at law or in equity.
11.14    Prevailing Party. Unless otherwise expressly provided herein, if there shall occur any dispute or proceeding between any of the Parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing Party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing Party.
11.15    Acknowledgement. Following the Closing, in any dispute or proceeding arising under or in connection with, or any other matter related to, this Agreement, the Sellers and their Affiliates shall have the right, at their respective election, to retain K&L Gates LLP and its Affiliates (collectively, the “Law Firm”) to represent it in such matter, and the Buyers hereby irrevocably waive and consent to (and will cause their Subsidiaries (including, after the Closing, the Company Group and its Subsidiaries) to waive and consent to), any such representation in any such matter and the communication by such counsel to the Sellers or any of their Affiliates in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company Group and its Subsidiaries. The Buyers irrevocably acknowledge and agree that all Attorney-Client Communications would not be subject to disclosure to the Buyers and their Affiliates in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Law Firm and the Sellers, and none of the Buyers or their Affiliates (including, after Closing, the Company Group and its Subsidiaries) nor any Person purporting to act on behalf of or through any of the foregoing shall (a) seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company Group and its Subsidiaries and not to the Sellers or (b) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Sellers or an Affiliate thereof.
11.16    No Right of Set-Off. Each Party, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Party or any of its successors and permitted assigns has or may have with respect to any payments to be made by such Party pursuant to this Agreement or any other document or instrument delivered by such Party in connection herewith.
11.17    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as specifically set forth herein, in any manner create any principal agent, fiduciary or other special relationship among the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

*	*	*	*	*

- SIGNATURE PAGE -
STOCK AND ASSET PURCHASE AGREEMENT
IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

KADANT PARENT:

KADANT INC.

By: /s/ Jonathan W. Painter
Name: Jonathan W. Painter
Title: President & Chief Executive Officer

KADANT US:

KADANT NORTHERN U.S. LLC

By: KADANT INC., its sole member

By: /s/ Jeffrey L. Powell
Name: Jeffrey L. Powell
Title: Executive Vice President

KADANT CANADA:

KADANT CANADA CORP.

By: /s/ Michael J. McKenney
Name: Michael J. McKenney
Title: Senior Vice President & CFO

KADANT UK:

KADANT NORTHERN UK CO. LTD.

By: /s/ Jeffrey L. Powell
Name: Jeffrey L. Powell
Title: Director
[signatures continue on next page]

- SIGNATURE PAGE -
STOCK AND ASSET PURCHASE AGREEMENT

KADANT EUROPE:

KADANT JOHNSON EUROPE B.V.

By: /s/ Jonathan W. Painter
Name: Jonathan W. Painter
Title: Managing Director
[signatures continue on next page]

- SIGNATURE PAGE -
STOCK AND ASSET PURCHASE AGREEMENT

NII:

NII FPG COMPANY

By: /s/ R. Scott Howell
Name: R. Scott Howell
Title: Chief Executive Officer

IPCO:

NICHOLSON INTELLECTUAL PROPERTY, INC.

By: /s/ R. Scott Howell
Name: R. Scott Howell
Title:Chief Executive Officer

CASCADE:

CASCADE NATURAL RESOURCES, INC.

By: /s/ R. Scott Howell
Name:R. Scott Howell
Title:Chief Executive Officer

NI:

NORTHERN INDUSTRIAL, INC.

By: /s/ R. Scott Howell
Name:R. Scott Howell
Title:Chief Executive Officer

Exhibit A
Escrow Agreement
See attached.

EXHIBIT A
ESCROW AGREEMENT
THIS ESCROW AGREEMENT, dated as of ________, 2017 (this “Agreement”), is by and among KADANT NORTHERN U.S. LLC (“Kadant US”), KADANT CANADA CORP., KADANT NORTHERN UK CO. LTD., KADANT JOHNSON EUROPE B.V. (collectively “Purchasers”), NII FPG COMPANY (“NII”), NICHOLSON INTELLECTUAL PROPERTY, INC. (“IPCo” and, collectively with NII, “Sellers”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).
BACKGROUND
A. Purchasers, Sellers, Kadant Inc., Cascade Natural Resources, Inc. and Northern Industrial, Inc. have entered into a Stock and Asset Purchase Agreement (the “Underlying Agreement”), dated as of May 24, 2017, pursuant to which Purchasers are acquiring on the date hereof the Shares (as such term is defined in the Underlying Agreement) and Kadant US is acquiring on the date hereof the VFR Patent Assets (as such term is defined in the Underlying Agreement). The Underlying Agreement provides that Purchasers shall deposit the Escrow Funds (defined below) in a segregated escrow account to be held by Escrow Agent for the purpose of indemnifications that may become due to Purchasers by Sellers pursuant to the Underlying Agreement.
B. Escrow Agent has agreed to accept, hold and disburse the funds deposited with it and any earnings thereon in accordance with the terms of this Agreement.
C. Purchasers and Sellers have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Agreement.
D. Purchasers and Sellers acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Underlying Agreement, (ii) all references in this Agreement to the Underlying Agreement are solely for the convenience of Purchasers and Sellers and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their respective successors and their respective permitted assigns, hereby agree as follows:
1.    Definitions. The following terms shall have the following meanings when used herein:
“Claim Notice” shall have the meaning set forth in Section 8(a).

“Escrow Funds” shall mean, collectively, the Indemnity Escrow Amount and the Purchase Price Escrow Amount collectively deposited with the Escrow Agent pursuant to Section 3, together with any interest and other income thereon.
“Escrow Period” shall mean the period commencing on the date hereof and ending at the close of Escrow Agent’s business day on the date that is eighteen (18) months and ten (10) business days after the date hereof, unless earlier terminated pursuant to this Agreement.
“Final Order” shall mean a final and nonappealable judgment, order, award or determination of a court of competent jurisdiction, which order, judgment, award or determination (an “Order”) is delivered to Escrow Agent accompanied by a written instruction from Purchasers or Sellers given to effectuate such Order and confirming that such Order is final and nonappealable, and Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.
“Indemnified Party” shall have the meaning set forth in Section 12.
“Indemnity Claim” shall have the meaning set forth in Section 8(a).
“Indemnity Escrow Account” shall mean the account created pursuant to Section 3 of this Agreement for the purpose of accepting the transfer of the Indemnity Escrow Amount.
“Indemnity Escrow Amount” shall mean the sum of $8,000,000.
“Joint Written Direction” shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.
“Purchase Price Escrow Account” shall mean the account created pursuant to Section 3 of this Agreement for the purpose of accepting the transfer of the Purchase Price Escrow Amount.
“Purchase Price Escrow Amount” shall mean the sum of $4,000,000.
“Purchasers Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Purchasers and delivered to Escrow Agent and the Sellers Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.
“Representatives” shall mean the Purchasers Representative and the Sellers Representative.
“Sellers Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Sellers and delivered to Escrow Agent and the Purchasers Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

2.    Appointment of and Acceptance by Escrow Agent. Purchasers and Sellers hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3, agrees to hold, invest and disburse the Escrow Funds in accordance with this Agreement.
3.    Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Purchasers will transfer (i) the Indemnity Escrow Amount, by wire transfer of immediately available funds, to an account designated by Escrow Agent as the Indemnity Escrow Account; and (ii) the Purchase Price Escrow Amount, by wire transfer of immediately available funds, to an account designated by Escrow Agent as the Purchase Price Escrow Account.
4.    Disbursements of Escrow Funds. Subject to the provisions of Sections 5 and 6, Escrow Agent shall disburse Escrow Funds at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction. Such Joint Written Direction shall contain complete payment instructions, including wiring instructions or an address to which a check shall be sent. Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 12 and Section 13. By signing this Agreement, each of the Representatives agrees to execute and provide Joint Written Directions as are consistent with the provisions and intent of the Underlying Agreement and this Agreement.
5.     Disbursement of Purchase Price Escrow Amount. Upon receipt of a Joint Written Direction specifying the amount to which (i) the Purchasers or the Sellers, pursuant to Section 2.3(h)(i) of the Underlying Agreement, or (ii) the Purchasers and the Sellers, pursuant to Section 2.3(h)(ii) of the Underlying Agreement, are entitled as a result of the determination of the amount of the Closing Cash Proceeds (as such term is defined in the Underlying Agreement), the Escrow Agent shall distribute, as promptly as practicable, from the Purchase Price Escrow Account to the Purchasers or the Sellers, or the Purchasers and the Sellers, as the case may be, the amount or amounts of the Purchase Price Escrow Amount that is or are specified in such Joint Written Direction.
6.     Disbursement of Indemnity Escrow Amount. Upon the expiration of the Escrow Period and receipt by Escrow Agent of a Joint Written Direction, the Escrow Agent shall distribute to Sellers, as promptly as practicable, from the Indemnity Escrow Account any remaining Indemnity Escrow Amount as set forth in such Joint Written Direction.
7.    Suspension of Performance; Disbursement into Court. If, at any time, (a) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within ten (10) days after the furnishing by Escrow Agent of a notice of resignation, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:
(i)    suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed; or
(ii)    petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.
Escrow Agent shall have no liability to Purchasers, Sellers or the Representatives, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.
8.    Resolutions & Disbursement of Claims. If during the Escrow Period any Purchaser elects to make a claim for indemnity against Sellers, then the procedures for administering and resolving such claims shall be as follows:
(a)    If any Purchaser elects to assert a claim for indemnity (an “Indemnity Claim”), it must (i) give written notice of such claim (a “Claim Notice”) to Escrow Agent and Sellers Representative prior to the expiration of the Escrow Period. Such Claim Notice shall include a description of the claim and the basis therefor and the amount, if known, asserted by such Purchaser for such claim (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by such Purchaser by reason of such claim). Within thirty (30) days after the date upon which such Claim Notice is delivered to Escrow Agent (the “Claim Notice Delivery Date”), Sellers Representative may advise Purchasers Representative and Escrow Agent in writing whether Sellers Representative objects to some or all of the Indemnity Claim described in the Claim Notice.
(b)     Escrow Agent shall pay an Indemnity Claim to the applicable Purchaser from the Escrow Funds in the amount of the Claim Notice (i) if Escrow Agent has not received from Sellers Representative a written objection (a “Claim Response”) to any or all (the “Contested

Amount”) of the Claim Notice amount within thirty (30) days after the Claim Notice Delivery Date and Purchasers Representative has provided a written statement to Escrow Agent stating that Purchasers Representative has delivered the Claim Notice to Sellers Representative in accordance with the notice provisions hereof, and that Sellers Representative have failed to object to the Indemnity Claim; or (ii) pursuant to a Joint Written Direction.
(c)     If, within thirty (30) days after the Claim Notice Delivery Date, Escrow Agent receives from Sellers Representative a Claim Response to the Claim Notice, Escrow Agent shall pay from the Escrow Funds to the applicable Purchaser all of the Claim Notice amount except for the Contested Amount. Thereafter, Escrow Agent shall release the Contested Amount only pursuant to (i) a Joint Written Direction or (ii) a Final Order.
(d)    Escrow Agent shall have no responsibility to determine the validity or sufficiency of any Claim Notice or Claim Response or whether any Claim Notice or Claim Response has been received by, or to provide a copy of any Claim Notice or Claim Response to, any of Purchasers, Sellers or their respective Representatives. Escrow Agent may conclusively presume that any Claim Notice or Claim Response delivered to it has been simultaneously delivered to Sellers Representative or Purchasers Representative, as the case may be.
9.    Investment of Funds. Based upon Sellers’ prior review of investment alternatives, in the absence of further specific written direction to the contrary, Escrow Agent is directed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule B hereto. Sellers acknowledge receipt from Escrow Agent of a current copy of the prospectus for the investment authorized in Schedule B hereto. Sellers Representative may provide written direction changing the investment of the Escrow Funds to Escrow Agent, upon which direction Escrow Agent shall conclusively rely without inquiry or investigation; provided, however, that Sellers warrant that no investment or reinvestment direction shall be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of “A-1” or “A-l+” by S&P or “P-1” by Moody’s and maturing no more than 360 days after the date of purchase (ratings on holding companies are not considered as the rating of the bank); (c) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or (d) institutional money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Purchasers and Sellers recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrow Funds or the purchase, sale, retention or other disposition of any investment described herein. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an investment. If Escrow Agent has not received a written investment instruction from Sellers Representative at any time that an investment decision must be made, Escrow Agent is directed to invest the Escrow Funds, or such portion thereof as to which no written investment instruction has been received, in the investment indicated on Schedule B hereto. All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Purchasers and Sellers, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of any such investment. With respect to any Escrow Funds or investment instruction received by Escrow Agent after 11:00 a.m., Central Time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which Escrow Agent is open to conduct its regular banking business. Receipt of the Escrow Funds and investment and reinvestment of the Escrow Funds shall be confirmed by Escrow Agent by an account statement, and Purchasers or Sellers may inform Escrow Agent in writing of any error, omission or inaccuracy in any such account statement. Failure to inform Escrow Agent in writing of any error, omission or inaccuracy in any such account statement within ninety (90) days after receipt shall conclusively be deemed confirmation and approval by Purchasers and Sellers of such account statement in its entirety, which shall thereafter not provide any basis for a claim against or liability of Escrow Agent.
10.    Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Purchasers and Sellers specifying a date when such resignation shall take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Escrow Agent. Similarly, Escrow Agent may be removed at any time by Purchasers Representative and Sellers Representative giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal shall take effect. Purchasers Representative and Sellers Representative jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation or removal. If Purchasers Representative and Sellers Representative fail to appoint a successor Escrow Agent within such time, Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor escrow agent, and the costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid jointly and severally by Purchasers and Sellers. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

11.    Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights shall not be construed as duties. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such agreement has been provided to Escrow Agent. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Escrow Agent’s gross negligence or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Purchasers or Sellers. Escrow Agent may retain and act hereunder through agents, and shall not be responsible for or have any liability with respect to the acts of any such agent retained by Escrow Agent in good faith. Escrow Agent’s sole responsibility shall be for the safekeeping of the Escrow Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for (a) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed by Escrow Agent to have been created by or on behalf of Purchasers or Sellers, (b) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action, or (c) any amount greater than the value of the Escrow Funds as valued upon deposit with Escrow Agent. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Underlying Agreement or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Purchasers and Sellers, jointly and severally, further agree to each promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

Purchasers and Sellers agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.
Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it, without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
12.    Indemnification of Escrow Agent. Purchasers and Sellers, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) threatened, asserted or initiated by any person or entity, including without limitation Purchasers, Sellers and the Representatives, arising from or in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such suit, action or proceeding or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party or in connection with Escrow Agent’s material breach of this Agreement. Purchasers and Sellers, jointly and severally, further agree to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Purchasers’ and Sellers’ obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Purchasers and Sellers jointly and severally. The obligations of Purchasers and Sellers under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.
Purchasers and Sellers agree that neither the payment by Purchasers or Sellers of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow

Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify or affect, as between Purchasers and Sellers, the respective rights and obligations of Purchasers and Sellers under the Underlying Agreement.
13.    Compensation of Escrow Agent.
(a)    Fees and Expenses. Purchasers and Sellers, jointly and severally, shall compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule A hereto. The obligations of Purchasers and Sellers under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.
(b)    Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Purchasers and Sellers of any disbursement from the Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish Purchasers and Sellers copies of related invoices and other statements.
(c)    Security and Offset. Purchasers and Sellers hereby grant to Escrow Agent and the Indemnified Parties a first priority security interest in, lien upon and right of offset against the Escrow Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason the Escrow Funds are insufficient to cover such compensation and reimbursement, Purchasers and Sellers, jointly and severally, shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.
(d)    Allocation. Without limiting their joint and several obligations to Escrow Agent, Purchasers and Sellers agree, solely as among themselves, that all amounts payable to Escrow Agent pursuant to this Agreement shall be paid 50% by Purchasers and 50% by Sellers.
14.    Representations and Warranties. Each Purchaser and each Seller makes the following representations and warranties to Escrow Agent with respect to itself:
(a)    it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms;
(b)    each of the applicable persons designated on Schedule C hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement, all without further consent or direction from, or notice to, it or any other person; and

(c)     no change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 16 and Escrow Agent has had reasonable time to act upon it.
15.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Purchasers and Sellers agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner.
16.    Notices. All notices, approvals, consents, requests and other communications hereunder shall be in writing (provided that any communication sent to Escrow Agent hereunder must be in the form of a manually signed document or electronic copy thereof), in English, and shall be delivered (a) by personal delivery, (b) by national overnight courier service, (c) by certified or registered mail, return receipt requested, (d) via facsimile transmission, with confirmed receipt or (e) via email by way of a PDF attachment thereto. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices shall be sent to the applicable party or parties at the address specified below:
If to Purchasers or Purchasers Representative at:

ATTN:	General Counsel
c/o Kadant Inc.
Address:	One Technology Park Drive
Westford, Massachusetts 01866
Telephone:	1-978-776-2013
Facsimile:	1-978-635-1593
E-mail:	sandra.lambert@kadant.com

and to:

ATTN:	Patrick M. Shea
McCarthy Tétrault LLP
Address:	1000 de la Gauchetière Street West, Suite 2500
Montreal, Quebec H3B 0A2
Canada
Telephone:	1-514-397-4246

Facsimile:	1-514-875-6246
E-mail:	pshea@mccarthy.ca

If to Sellers or Sellers Representative at:

ATTN:	Scott Howell
c/o Northern Industrial, Inc.
Address:	200 S. Orcas Street
Seattle, Washington 98108
Telephone:	1-206-224-0284
Facsimile:	1-206-224-0287
E-mail:	howellrs@nmwa.com

and to:

ATTN:	Stephan H. Coonrod
K&L Gates LLP
Address:	925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Telephone:	1-206-370-8316
Facsimile:	1-206-370-6037
E-mail:	stephan.coonrod@klgates.com
If to Escrow Agent at:    U.S. Bank National Association, as Escrow Agent

ATTN:	Scott Kjar
Global Corporate Trust Services
Address:	1420 5th Avenue
7th Floor
Seattle, WA 98101
Telephone:	206-344-4686
Facsimile:	206-344-4630
E-mail:	scott.kjar@usbank.com

and to:

U.S. Bank National Association
ATTN:	Ryan Awes
Trust Finance Management
60 Livingston Avenue
Saint Paul, MN 55107
Telephone:	651-466-6094
Facsimile:	651-312-2599
E-mail:	ryan.awes@usbank.com
or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received. Purchasers and Sellers agree to assume all risks arising out of the use of electronic methods to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.
17.     Optional Security Procedures. In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized but shall not be required to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule C hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule C hereto, Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Purchasers’ or Sellers’ executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President and Vice President, as Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Purchasers and Sellers agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchasers or Sellers to identify (a) the beneficiary, (b) the beneficiary’s bank or (c) an intermediary bank. Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank so designated. Purchasers and Sellers acknowledge that these optional security procedures are commercially reasonable.
18.    Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their respective successors and permitted assigns. If Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another entity, the successor or transferee entity without any further act shall be the successor Escrow Agent.
19.    Amendment, Waiver and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as otherwise expressly provided herein, this Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

20.    Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
21.    Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Washington without giving effect to the conflict of laws principles thereof that would require the application of any other laws.
22.    Consent to Jurisdiction and Venue. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Washington in connection with any matter based upon or arising out of this Agreement, (b) waives any objection to such jurisdiction or venue, (c) agrees not to commence any legal proceedings related hereto except in such courts and (d) consents to and agrees to accept service of process to vest personal jurisdiction over them in any such courts made in the manner provided by for the giving of notice in Section 16.
23.    Entire Agreement, No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the signatory parties hereto relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
24.    Execution in Counterparts, Facsimiles. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Agreement and any Joint Written Direction and their respective signature pages as a PDF attachment to an email or by facsimile transmission in accordance with Section 16 shall constitute effective execution and delivery as to the parties hereto and may be used in lieu of originals for all purposes.
25.    Termination. This Agreement shall terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds.
26.    Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and become pecuniarily interested in any transaction in which any other party hereto may be interested, and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

27.    Brokerage Confirmation Waiver. Purchasers and Sellers acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Purchasers and Sellers specifically waive receipt of such confirmations to the extent permitted by law. Escrow Agent will furnish Purchasers and Sellers periodic cash transaction statements that include detail for all investment transactions made by Escrow Agent.
28.    Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Purchasers and Sellers shall consult with independent counsel concerning any and all tax matters. Purchasers and Sellers shall provide Escrow Agent a properly completed IRS Form W-9 or Form W-8, as applicable, for each payee. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Internal Revenue Code of 1986, as amended and related regulations (the “Code”). Purchasers and Sellers have determined that any interest or income on Escrow Funds shall be reported on an accrual basis and deemed to be for the account of Sellers. Within 30 days following the end of each calendar quarter, Escrow Agent shall distribute to Sellers Representative an amount equal to 40% of the cumulative amount of taxable income earned from investment of the Escrow Funds during such calendar quarter. Purchasers and Sellers shall prepare and file all required tax filings with the IRS and any other applicable taxing authority; provided that the parties further agree that:
(a)     Escrow Agent IRS Reporting. Purchasers and Sellers shall accurately provide Escrow Agent with all information requested by Escrow Agent in connection with the preparation and filing with the IRS of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable U.S. federal law or regulation.
(b)    Withholding Requests and Indemnification. Purchasers and Sellers, jointly and severally, agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent. The indemnification provided by this Section is in addition to any other indemnification provision of this Agreement and shall survive the resignation or removal of Escrow Agent and the termination of this Agreement.
(c)     Imputed Interest. Purchasers and Sellers acknowledge and agree that the underlying transaction in intended to constitute an installment sale under Section 453 of the Code. To the extent that IRS imputed interest regulations apply, Purchasers and Sellers shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct

Escrow Agent to disburse imputed interest amounts as Purchasers and Sellers deem appropriate. Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.
29.    WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
30.    Publicity. No party hereto will (a) use any other party’s hereto proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names or (b) otherwise refer to or identify any other party in advertising, publicity releases or promotional or marketing publications, or correspondence to third parties, without, in each case, securing the prior written consent of such other party.
31.    Construction.  Words used in the singular number may include the plural and the plural may include the singular. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. All references to Sections refer to Sections of this Agreement unless expressly stated otherwise.
32.    Waiver of Immunity. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party irrevocably agrees not to claim, and it hereby waives, such immunity in connection with this Agreement.
33.    Escheat. Purchasers and Sellers are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to Purchasers or Sellers, their respective successors and permitted assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

KADANT NORTHERN U.S. LLC
By: KADANT INC., its sole member

By:
Name:
Title:

KADANT CANADA CORP.

By:
Name:
Title:

KADANT NORTHERN UK CO. LTD.

By:
Name:
Title:

KADANT JOHNSON EUROPE B.V.

By:
Name:
Title:

NII FPG COMPANY

By:
Name:
Title:

NICHOLSON INTELLECTUAL PROPERTY, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
as Escrow Agent

By:
Name:
Title:

SCHEDULE A

Schedule of Fees for Services as Escrow Agent

For

01010
Acceptance Fee
The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.
$500.00

04480 I	Escrow Agent, Annual fee for the standard escrow agent services associated with the administration of the account. Administration fees are payable in advance.	$2,500.00
Taxes

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.
For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE B

U.S. BANK NATIONAL ASSOCIATION
Investment Authorization Form

DESCRIPTION AND TERMS

The U.S. Bank Money Market Deposit Account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as agent for its corporate trust customers. U.S. Bank’s corporate trust department performs all account deposits and withdrawals. Deposit accounts are FDIC insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

Automatic Authorization

    In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. The customer(s) confirm that the U.S. Bank Money Market Deposit Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

U.S. BANK, WHEN ACTING AS AN INDENTURE TRUSTEE OR IN A SIMILAR CAPACITY, IS NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR FINANCIAL ADVISOR.

SCHEDULE C

Each of the following person(s) is a Purchasers Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Purchasers’ behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

(Note: if only one person is identified above, provide the following information)
The following person not listed above is authorized for call-back confirmations:

Name	Telephone No.

Each of the following person(s) is a Sellers Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Sellers’ behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

(Note: if only one person is identified above, provide the following information)
The following person not listed above is authorized for call-back confirmations

Name	Telephone No.

Exhibit B
Non-Competition and Non-Solicitation Agreement
See attached.

EXHIBIT B
NON-COMPETITION AND NON-SOLICITATION AGREEMENT1
NON-COMPETITION AND NON-SOLICITATION AGREEMENT dated as of [●], 2017 (this “Agreement”) by and among Kadant Northern U.S. LLC, Kadant Canada Corp., Kadant Northern UK Co. Ltd. and Kadant Johnson Europe B.V. (collectively, the “Buyers”) and Scott W. Nicholson (the “Covenantor”).
WHEREAS pursuant to the Stock and Asset Purchase Agreement dated as of May 24, 2017 (the “Stock and Asset Purchase Agreement”) by and among the Buyers, the Sellers, Kadant Parent and the Seller Guarantors, the Buyers are acquiring on the date hereof the Shares and Kadant US is acquiring on the date hereof the VFR Patent Assets (collectively, the “Transaction”).
WHEREAS the entry into this Agreement by the Covenantor constitutes a material inducement to the Buyers to consummate, and a condition precedent to the Buyers’ obligation to consummate, the Transaction. The Covenantor’s obligations pursuant to this Agreement are an integral part of the Transaction.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Adoption of Recitals
The parties hereto adopt the foregoing recitals and agree and affirm that construction of this Agreement will be guided thereby.

2.	Definitions
Capitalized terms not defined herein will have the respective meanings ascribed to such terms in the Stock and Asset Purchase Agreement. The following terms will have the respective meanings herein specified:
(1)    “Competitive Business” means designing, manufacturing and selling debarkers and timber harvesting equipment.
(2)    “Confidential Information” means all proprietary, confidential and other non-public information, know-how and data relating to or concerning the business and affairs of the Company Group, any of its Subsidiaries or any of its or their respective employees, whether such information, know‑how or data is conveyed verbally or in written or other tangible form (including graphic, demonstrative, machine recognizable or otherwise) and whether such information, know‑how or data is acquired directly or indirectly, including strategic, technical, financial, scientific, accounting, production, marketing, business and personal information and models, customer, partner or supplier information (whether potential or existing), proposed business deals, corporate strategies,

1 This is the form of agreement to be executed by Scott Nicholson. The form of agreements to be executed by the Sellers and the Seller Guarantors would be modified as necessary to reflect a corporate, rather than an individual, party.

reports, plans, market projections, sales, costs, productivity, administrative practices and other information, know‑how or data, and all improvements and modifications to such information, know‑how and data, together with all notes, analyses, work papers, compilations, comparisons, studies or documents which contain, reflect or are based on or generated from such information, know‑how or data; provided, however, that none of the following will be considered Confidential Information: (a) information, know-how and data that is acquired by the Covenantor from a third party other than the Company Group or any of its Subsidiaries, the Buyers or an Affiliate of the Buyer (which third party is not subject to any confidentiality obligations to the Company Group or any of its Subsidiaries or to any of the Buyers) after the Closing; (b) information, know-how and data that the Covenantor establishes by documentary evidence was independently developed by the Covenantor after the Closing without use of any of the Confidential Information; or (c) has become generally publicly available through no fault or action of the Covenantor or any Seller Affiliate.
(3)    To “engage” in a business means to own, manage, operate or Control (or participate in the ownership, management, operation or Control of) a Person engaged in such business.
(4)    “Restriction Period” means the period from the date of this Agreement until the fifth anniversary of the date of this Agreement.
(5)    “Seller Affiliate” has the meaning ascribed thereto in Section 5(1).
(6)    “Territory” means anywhere in the world (except the Russian Federation).

3.	Headings
The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder”, “herein”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

4.	Inducement; Additional Consideration
As an inducement for the Buyers to consummate the Transaction, the Covenantor agrees to the covenants and restrictions contained herein.

5.	Non-Competition
(1)    The Covenantor covenants and agrees that, during the Restriction Period, the Seller will not, and will cause each Person (a) directly or indirectly Controlled by or that is an Affiliate of, whether now or hereafter, the Covenantor or (b) in respect of which the Covenantor, whether now or hereafter, has a direct or indirect Controlling interest (a “Seller Affiliate;” for avoidance of doubt, Seller Affiliates do not include the Company Group or any of its Subsidiaries) not to, whether alone or jointly with any Person, on his or its behalf or on behalf of any other Person, directly or indirectly, in any capacity or manner whatsoever, carry on, be engaged in, participate in, assist or be involved with, have financial or other interest in or lend to or allow the Covenantor’s or any Seller Affiliate’s name or reputation to be used by, any Person, business or venture which, directly or indirectly, in whole or in part, in all or any part of the Territory, engages in, carries on or consists of a Competing Business.
(2)    For the purposes of Sections 5 and 6, the word “indirectly” includes being a shareholder, securityholder, director, officer, employee, partner, principal, agent, joint-venturer, lender or other provider of funds, guarantor, consultant, contractor or advisor in any capacity whatsoever of a Person, business or venture that is carrying on, engaged in, participating in or having a financial or other interest in a Competing Business.

6.	Non-Solicitation
The Covenantor covenants and agrees that, during the Restriction Period, the Covenantor will not, and will cause each Seller Affiliate not to, whether alone or jointly with any Person, on his or its behalf or on behalf of any other Person, directly or indirectly, in any capacity or manner whatsoever, induce or attempt to persuade any employee, consultant, agent, supplier, client, supplier or customer of the Company Group or any of its Subsidiaries to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization which engages in, carries on or consists of a Competing Business or hire or retain any such employee or consultant or attempt to do any of the foregoing.

7.	Non-Disparagement
The Covenantor covenants and agrees that during the Restriction Period, the Covenantor will refrain from and will cause each Seller Affiliate to refrain from any disparagement, defamation, libel or slander of the Company Group or any of its Subsidiaries or any of its or their respective Affiliates. The Buyers covenant and agree that during the Restriction Period, the Buyers will refrain from and will cause each their Affiliates to refrain from any disparagement, defamation, libel or slander of the Covenantor Group or any of the Seller Affiliates.

8.	Exceptions
The provisions of Sections 5 and 6 will not prevent the Covenantor or a Seller Affiliate from directly or indirectly (a) acquiring or holding not more than 1% in the aggregate of securities in a Person directly or indirectly carrying on, engaging in, participating in or having a financial or other interest in a Competing Business, which shares are listed on a recognized securities exchange or inter-dealer quotation system, and which shares confer in the aggregate not more than 1% of the votes which would normally be cast at a general meeting of the security holders of such Person; provided that neither the Covenantor nor any of the Seller Affiliates may, in any manner whatsoever, take part in the decision-making process of such Person otherwise than in the sole exercise of rights as a security holder thereof; (b) providing services in accordance with the terms and conditions of the Transition Services Agreement or leasing property and providing related services to the Company Group or any of its Subsidiaries; (c) hiring employees of NMC or NI who are located at the Seattle, Washington headquarters of NMC and who are not hired by Buyers or any of their respective Affiliates at the Closing; (d) using any consultant of the Company Group or any of its Subsidiaries so long as such use does not interfere with the on-going use of such same consultants by the Company Group or any of its Subsidiaries and such use is not for a Competing Business; or (e) hiring or otherwise using any employee of the Company Group or any of its Subsidiaries at any time six (6) months or more after such person is no longer an employee of the Company Group or any of its Subsidiaries.

9.	Confidentiality
(1)    The Covenantor covenants and agrees that the Covenantor will, and will cause each Seller Affiliate to, keep secret and confidential and the Covenantor will not, and will cause each Seller Affiliate not to, directly or indirectly, in any manner whatsoever, divulge, communicate, diffuse, sell, transfer, reproduce, give, circulate, distribute or otherwise disclose to any Person, or otherwise make public, or use for his or its benefit or for the benefit of any Person, any Confidential Information.
(2)    All devices, disks, tapes or electronic, digital or other media and all documentation, drawings, blueprints, notes, memoranda, specifications, documents or any other tangible embodiments of any Confidential Information, will, as of the Closing, be the sole property of the Company Group and its Subsidiaries and if such items are possessed by the Covenantor or a Seller Affiliate, the Covenantor will promptly deliver such items, or will cause such items to be delivered, to the Company Group and its Subsidiaries, subject to a right to retain to the extent reasonably necessary to provide services under the Transition Services Agreement during the term of such agreement.
(3)    Notwithstanding anything to the contrary contained in this Agreement, if the Covenantor or any Seller Affiliate is required to disclose any Confidential Information under Law or by a Governmental Authority, the Covenantor will, or will cause each such Seller Affiliate to, provide to the Buyers written notice of any such requirement (and the terms and conditions thereof) so that the Buyers or the Company Group may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Buyers or the Company Group elect(s) to waive compliance with the terms of this Agreement, the Covenantor or a Seller Affiliate, as applicable, may disclose only that portion of the Confidential Information which is, in the opinion of counsel to the Buyers, legally required to be disclosed; provided, however, that the Covenantor will, or will cause such Seller Affiliate to, as applicable, give to the Buyers written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is practicable and will obtain assurances that confidential treatment will be awarded to the Confidential Information to be disclosed.
(4)    The foregoing shall not be deemed to prevent the Covenantor from retaining and using Confidential Information, and providing such Confidential Information to [his]

[its] counsel, accountants and financial advisers, to the extent reasonably necessary in connection with the exercise by Seller Affiliates of their rights under Sections 2.3 (Closing Cash Proceeds Adjustment) and in connection with the preparation of Tax Returns pursuant to Section 9.8 (Tax Matters) of the Stock and Asset Purchase Agreement

10.	Remedy
The Covenantor acknowledges that any breach of any of the covenants set forth in Sections 5, 6, 7 or 9 may result in irreparable injury to the Buyers and the Company Group and its Subsidiaries, the exact amount of which may be difficult to ascertain, and that remedies at law for any such breach may not be reasonable or adequate compensation to the Buyers and the Company Group and its Subsidiaries for such a breach. Accordingly, the parties hereto agree that nothing in this Agreement will limit the Buyers’ right, on behalf of themselves or of the Company Group and its Subsidiaries (a) to benefit from all recourses in equity, including any temporary or permanent injunctive relief or other remedy to have any breach of this Agreement cease for the future, and (b) to seek specific performance of the obligations contained in this Agreement.

11.	Enforceability and Severability
(1)    The Covenantor acknowledges that this Agreement is an integral part of the Transaction and that the Buyers would not have entered into the Stock and Asset Purchase Agreement had the Covenantor not provided the restrictive covenants contained in this Agreement. The Covenantor has carefully considered the nature and extent of the restrictive covenants set forth in this Agreement and agrees that the same are just and reasonable, including with respect to duration, geographical area and scope of activity, and necessary to protect the Company Group and its Subsidiaries’ legitimate interests. The Covenantor hereby expressly covenants to the granting of such remedies, including injunctive relief, in favour of the Buyers, the Company Group and its Subsidiaries as may be applicable in the circumstances in the event of any breach or threatened breach of any of the covenants set forth in Sections 5, 6, 7 or 9.
(2)    Without limiting the foregoing paragraphs of this Section 11, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto, and upon such a holding, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.	Further Assurances
From time to time, as and when requested by any party hereto and at such party’s expense, any other party hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence or effectuate the transactions contemplated by this Agreement.

13.	Complete Agreement
This Agreement contains the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

14.	Amendment and Waivers
This Agreement may be amended, supplemented or changed and any provision of this Agreement may be waived only in a writing signed by the parties hereto. No waiver of any provision hereunder or any breach or default thereof will operate or be construed as a further or continuing waiver of such breach or default or as a waiver of any other or subsequent breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, or will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

15.	Notices
(1)    All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed conclusively to have been given (a) when personally delivered, (b) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) when sent by electronic mail (so long as a receipt of such electronic mail is requested and received and with a hard copy of such electronic mail to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (d) one Business Day after being sent by reputable overnight express courier (charges prepaid) or (e) three Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing by notice in accordance with this Section, notices, requests, demands and communications to the parties hereto will be sent to the addresses indicated below:
(a) if to the Covenantor, to:

c/o Northern Industrial, Inc.
200 S. Orcas Street
Seattle, Washington 98108
Attention:     Scott Howell
Facsimile:    206-224-0287

Email:        howellrs@nmwa.com

with a copy to:

K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Attention:    Stephan H. Coonrod
Facsimile:    1-206-370-6037
E-mail:        stephan.coonrod@klgates.com

(b) if to the Buyers, to:

c/o Kadant Inc.
One Technology Park Drive
Westford, Massachusetts 01866
Attention:    General Counsel
Facsimile:    1-978-635-1593
E-mail:        sandra.lambert@kadant.com

with a copy to:

McCarthy Tétrault LLP
1000 De La Gauchetière Street West, Suite 2500
Montreal, Quebec H3B 0A2
Attention:    Patrick M. Shea
Facsimile:    514-875-6246
E-mail:     pshea@mccarthy.ca

16.	Remedies Cumulative
The right and remedies of the parties hereto under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party hereto of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which such party may be entitled.

17.	Successors and Assigns
This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto, provided, however, that any Buyer may assign this Agreement or any of the rights, interests or obligations thereunder to any of its Affiliates or any purchaser of the Company Group or any of its Subsidiaries or a material portion of any of the assets thereof (it being understood and agreed that the assets that constitute any division or business unit of the Company Group or any of its Subsidiaries shall be deemed to be such a material portion).

18.	Governing Law; Waiver of Jury Trial
All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all Actions arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, will be governed by, and construed in accordance with, the Laws of the state of Washington, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Washington or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Washington. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the any federal court or state court located in King County, Washington (and in each case of the appropriate appellate courts therefrom), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Process in any such Action may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. EACH PARTY HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CROSS‑CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE TRANSACTIONS CONTEMPLATED HEREBY OR (III) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

19.	Electronic Delivery; Counterparts
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. At the reasonable request of any party hereto, each other party hereto or thereto will re-execute the original form of this Agreement and deliver such form to all other parties. No party hereto will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SCOTT W. NICHOLSON

KADANT NORTHERN U.S. LLC By: KADANT INC., its sole member

By:
Name:
Title:

KADANT CANADA CORP.

By:
Name:
Title:

KADANT NORTHERN UK CO. LTD.

By:
Name:
Title:

KADANT JOHNSON EUROPE B.V.

By:
Name:
Title:

Exhibit C
Rules of Engagement for Accounting Firm
If an Accounting Firm is engaged pursuant to Section 2.3(e), the Buyers and the Sellers will instruct the Accounting Firm to analyze and resolve the Parties’ dispute in accordance with the following guidelines (which guidelines and relevant portions of this Agreement the Accounting Firm will be required to review and commit to acting in accordance with):
Timetable
The timetable for these proceedings will be governed by the following procedures:

•
Within 14 days after retaining the Accounting Firm, the Buyers and the Sellers shall submit to the Accounting Firm five copies of a memorandum (which may include supporting exhibits) setting forth their respective positions of all unresolved disputed items in accordance with Section 2.3(e) (the “Initial Report”).

•	Within one Business Day after receipt of both the Buyers’ and the Sellers’ Initial Reports, the Accounting Firm will distribute a copy of each Initial Report to the other party.

•
Within 14 days after receiving the other party’s Initial Report from the Accounting Firm, each of the Buyers and the Sellers shall submit to the Accounting Firm either (a) five copies of a memorandum responding to the Initial Report submitted to the Accounting Firm by the other party (the “Rebuttal Report”) or (b) written notice waiving the right to file such report. The Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other party in its Initial Report and no party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such party’s Initial Report or which are not directly responsive to an argument raised by the other party’s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other party in its Initial Report.

•	Within one Business Day after receipt of both the Buyers’ and the Sellers’ Rebuttal Reports, the Accounting Firm will distribute a copy of each Rebuttal Report to the other party.

•
At any time before or within 14 days after the submission of the Initial Reports or any Rebuttal Reports by the Buyers and the Sellers, the Accounting Firm may submit written questions to either party following the procedures set forth below in the Section titled “Submission of Questions by the Accounting Firm.”

•
Upon receipt of the Rebuttal Report or notice waiving the right to file such report from both the Buyers and the Sellers and receipt of all responses to any written questions submitted by the Accounting Firm (and responses thereto), the Accounting Firm will endeavor to issue a report containing its findings within 14 days after the later of (a) receiving both the Buyers’ and the Sellers’ Rebuttal Reports or notice waiving the right to file such report, as applicable, or (b) any responses (if any) to any written questions submitted by the Accounting Firm to either party following the procedures set forth below in the Section titled “Submission of Questions by the Accounting Firm.”

•
Unless requested by the Accounting Firm in writing pursuant to the terms of the Section titled “Submission of Questions by the Accounting Firm”, neither the Buyers nor the Sellers may present any additional information or arguments to the Accounting Firm, either orally or in writing.

•	The Accounting Firm shall render its decision without conducting a hearing.

Submission of Questions by the Accounting Firm
After receiving both Initial Reports and Rebuttal Reports, if any, the Accounting Firm may submit written questions to the Parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the Parties reasonably needed by the Accounting Firm in order to clarify or understand any position or argument made by a Party in its written submission, in which case the Parties agree to cooperate with such requests (including by ensuring that the Accounting Firm is provided copies of all relevant books and records of the Company Group and its Subsidiaries) in the manner and procedural timing described in this paragraph. If any such questions are addressed to only one Party, the Accounting Firm shall submit the questions to that Party, with a copy to the other Parties. Once received, the Party to whom the questions are addressed shall have five Business Days to answer the Accounting Firm’s questions, and shall provide a copy of its written answers to the other Party at the time they are provided to the Accounting Firm. In response thereto, the other Party may, within five Business Days, submit a response to such answer(s) to the Accounting Firm and shall provide a copy of a response to the other Party at the time it is provided to the Accounting Firm. If any such questions are addressed to both Parties, each Party shall have five Business Days from the date of receipt to respond to the Accounting Firm and shall provide a copy of its written answers to the other Party at the time they are provided to the Accounting Firm. In response thereto, each Party may, within five Business Days, submit a response to the other Party’s answer(s) to the Accounting Firm and shall provide a copy to the other Party at the time it is provided to the Accounting Firm.
Adjustment of Time Periods
If the due date for any written submissions to be submitted to the Accounting Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day.
Communication between the Accounting Firm and the Parties
The Parties agree not to engage in any ex parte communication with the Accounting Firm.
The Accounting Firm will be required to include a representation in its engagement letter that it has not discussed the disputed matter with either Party prior to its joint retention by the Parties, and to include a covenant in its engagement letter not to engage in ex parte communications with either Party throughout the course of the engagement.
The engagement letter will specifically require the Accounting Firm to review Section 2.3 as well as any other provisions of this Agreement deemed relevant by any of the Buyers, the Sellers or the Accounting Firm.
Nature of Review by Accounting Firm
The Accounting Firm will make its determination in an objective, impartial manner based on inquiry, investigation, and other procedures as it, in its sole discretion may deem necessary, but in all cases consistent with the terms of this Agreement and this Exhibit C.
The Accounting Firm shall agree that between the time the Sellers delivered the Objection Notice to the Buyers and the date hereof, the Buyers and the Sellers may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Accounting Firm’s engagement in the dispute. The Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.

Confidentiality
With respect to any information supplied in connection with the Accounting Firm’s engagement and designated by either Party as confidential, or which either Party should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other Party agrees to protect such confidential information in a reasonable and appropriate manner, and use such confidential information only to perform its obligations under this Agreement and for no other purpose. This will not apply to information which is: (a) publicly known, (b) already known to the recipient without breach by the recipient of any obligation of confidentiality, (c) lawfully disclosed by a third party, (d) independently developed without use or referring to any confidential information or (e) disclosed pursuant to legal requirement or order (it being understood that any confidential information that must be disclosed pursuant to legal requirement or order shall remain, and shall continue to be treated as, confidential information). Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Accounting Firm without being made available to all Parties in accordance with the requirements of this Agreement and this Exhibit C. The Accounting Firm shall not publicly disclose that it has been retained to resolve any dispute relating to this Agreement or that the Parties are involved in the dispute, or any information relating to the dispute, including any Party’s or the Accounting Firm’s determination of the computation of the Closing Cash Proceeds, including each component thereof.
At the conclusion of the engagement contemplated hereby, any confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing Party.
Other Procedural Matters
Procedural matters for the conduct of the dispute resolution, other than as specified herein, will be determined by the Accounting Firm in consultation with the Buyers and the Sellers; provided, however, that any such procedural matters shall in all cases be consistent with the terms of this Agreement and this Exhibit C.

Exhibit D
Seller Release
See attached.

EXHIBIT D
SELLER RELEASE
RELEASE AND DISCHARGE dated as of [●], 2017 (this “Release”) and executed and delivered in connection with the stock and asset purchase agreement dated as of May 24, 2017 (the “Stock and Asset Purchase Agreement”) by and among [Insert name of the undersigned Seller, Seller Guarantor or Scott Nicholson] (the “Releaser”), [Insert name of other Sellers/Seller Guarantors], Kadant Inc., Kadant Northern U.S. LLC, Kadant Canada Corp., Kadant Northern UK Co. Ltd. and Kadant Johnson Europe B.V. Capitalized terms used but not defined in this Release shall have the respective meanings ascribed thereto in the Stock and Asset Purchase Agreement.
For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Releaser, the Releaser hereby unconditionally releases and forever acquits and discharges, with effect as of the closing of the transactions contemplated in the Stock and Asset Purchase Agreement on the date of this Release (the “Release Date”), in [his/its] capacity as a direct or indirect shareholder, director, officer, employee or creditor of the Company Group or any of its Subsidiaries, or otherwise, the Company Group and all of its Subsidiaries and its and their respective successors, assigns, directors, officers, employees, agents and representatives (collectively, the “Released Parties”) of and from any and all claims, actions, causes of actions, debts, liabilities, obligations and covenants whatsoever which the Releaser now has or hereafter can, will or may have against any Released Party by reason of any cause, matter or thing whatsoever occurring or existing up to the Release Date, including, without limiting the generality of the foregoing, written or oral contracts, agreements or other commitments, or otherwise, and any and all claims in respect of moneys advanced, fees (including directors’ fees), dividends, salary, wages, retirement or pension allowance, bonus, profit or earnings participation, stock options, appreciation rights, vacation pay, commissions or similar compensation or other expenses or claims under any applicable corporate, securities or other laws or under written or oral contracts, agreements or other commitments, or otherwise, provided that the foregoing shall not serve to release: (i) any rights of the Releaser to indemnification or reimbursement from the Company Group or any of its Subsidiaries, whether pursuant to its certificate or articles of incorporation, by‑laws or other organizational documents, in respect of the Releaser’s service as director or officer in accordance with the terms and conditions of Section 9.4 of the Stock and Asset Purchase Agreement, or (ii) rights of the Releaser under the Stock and Asset Purchase Agreement, the Transition Services Agreement, the Escrow Agreement or the Non-Competition and Non-Solicitation Agreement.1
The Releaser agrees not to join, assist, aid or act in concert in any manner whatsoever with any other person in the making of claims or demands or in the bringing of suits, proceedings or actions in any manner whatsoever against any of the Released Parties and not to make claims or demands nor bring suits, proceedings or actions in any manner whatsoever against any person who might claim contribution or indemnity from any of the Released Parties, in each case arising

1Clause (i) of the provision will be included in the Release of Scott Nicholson only, and the respective Releases of the Sellers and the Sellers Guarantors will contain references to the agreements listed in clause (ii) to which they are actually a party.

from, in respect of or in connection with any of the maters released and discharged by this Release.
The Releaser acknowledges that the execution and delivery of this Release is a condition to the obligation of the Buyers to consummate the transactions contemplated by the Stock and Asset Purchase Agreement and the Buyers are relying on this Release in consummating the transactions contemplated by the Stock and Asset Purchase Agreement.
It is the intention of the Releaser that this Release be effective as a full and final accord and satisfaction and as a bar to all of the Releaser’s claims, actions, causes of action, suits, proceedings and demands against any of the Released Parties, of whatsoever nature, character or kind, known or unknown, suspected or unsuspected, as of the Release Date, arising from, in respect of or in connection with any of the matters released and discharged by this Release. The Releaser is aware that [he/it] may hereafter discover claims or facts in addition to or different from those which [he/it] knows or believes to exist with respect to the subject matter of this Release, but it is the Releaser’s intention to hereby fully, finally and forever settle, release and discharge each of the Released Parties from all matters arising prior to the Release Date arising from, in respect of or in connection with any of the matters released and discharged by this Release.
Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Release is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto, and upon such a holding, the parties hereto will negotiate in good faith to modify this Release so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
This Release will enure to the benefit of and be binding upon the respective [heirs, executors, administrators, other legal representatives, successors] and permitted assigns of the parties hereto.
All issues and questions concerning the construction, validity, interpretation and enforceability of this Release, and all Actions arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, will be governed by, and construed in accordance with, the Laws of the state of Washington, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Washington or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Washington. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the any federal court or state court located in King County, Washington (and in each case of the appropriate appellate courts therefrom), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, the parties hereto (a) waive the defense of inconvenient forum, (b) agree not to commence any Action arising out of this Release other than in any such court and (c) agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Process in any such Action may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court.
EACH PARTY HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CROSS CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS RELEASE OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (B) THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
This Release may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Release by any party hereto by electronic transmission will be as effective as delivery of a manually executed copy of this Release by such party hereto.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

[INSERT NAME OF SELLER/SELLER GUARANTOR/SCOTT NICHOLSON]

By:
Name:
Title:

KADANT INC.

By:
Name:
Title:

KADANT NORTHERN U.S. LLC By: KADANT INC., its sole member

By:
Name:
Title:

KADANT CANADA CORP.

By:
Name:
Title:

KADANT NORTHERN UK CO. LTD.

By:
Name:
Title:

KADANT JOHNSON EUROPE B.V.

By:
Name:
Title:

Exhibit E
Patent Assignment Agreement
See attached.

EXHIBIT E
PATENT ASSIGNMENT AGREEMENT

PATENT ASSIGNMENT AGREEMENT (this “Agreement”) dated as of [●], 2017 is entered into by and between Nicholson Intellectual Property, Inc. (the “Assignor”) and Kadant Northern U.S. LLC (the “Assignee”).
WHEREAS Assignor owns the invention entitled “BUTT FLARE REDUCING APPARATUS FOR LOGS AND RELATED METHODS OF REDUCING BUTT FLARE,” as described and claimed in the patent and pending patent applications listed in the attached Schedule A, and the patent and pending patent applications (collectively the “Assigned Intellectual Property”);
WHEREAS pursuant to the stock and asset purchase agreement dated as of May 24, 2017 (the “Stock and Asset Purchase Agreement”) by and among the Buyers, the Sellers, Kadant Parent and the Seller Guarantors, the Buyers are acquiring on the date hereof the Shares and the Assignee is acquiring on the date hereof the Assigned Intellectual Property (collectively, the “Transaction”); and
WHEREAS the entry into this Agreement by the Assignor constitutes a material inducement to the Buyers to consummate, and a condition precedent to the Buyers’ obligation to consummate, the Transaction. The Assignor’s obligations pursuant to this Agreement are an integral part of the Transaction.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Adoption of Recitals
The parties hereto adopt the foregoing recitals and agree and affirm that construction of this Agreement will be guided thereby.

2.	Definitions
Capitalized terms not defined herein will have the respective meanings ascribed to such terms in the Stock and Asset Purchase Agreement.

3.	Assignment
The Assignor hereby confirms having assigned, sold, conveyed, delivered and transferred to the Assignee as of the date hereof, and as necessary to perfect the foregoing hereby assigns, sells, conveys, delivers and transfers to the Assignee, all rights, title and interests in and to the Assigned Intellectual Property and any and all patents which may be granted for such invention in the United States of America and its territorial possessions, including any extensions or adjustments in term thereof and in any and all foreign countries, and in any and all divisions, reissues and continuations thereof, and including all damages for infringement of any of the Assigned Intellectual Property accruing on and after the date hereof and the sole right to sue therefor under the Assigned Intellectual Property, for the full term or terms of the Assigned

Intellectual Property; such invention, applications and all patents on such invention to be held and enjoyed by Assignee and its successors and assigns for their use and benefit and of their successors and assigns as fully and entirely as the same would have been held and enjoyed by Assignor had such assignment, transfer and sale not been made.

4.	Further Assurances
From time to time, as and when requested by either party hereto and at such party’s expense, the other party hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence or effectuate the transactions contemplated by this Agreement. [NTD: To be determined prior to the Closing what recordable form instruments will be required (which will be exhibited to this Agreement), and a covenant to execute and deliver these will be added here.]

5.	Complete Agreement
This Agreement, together with applicable provisions of the Stock and Asset Purchase Agreement, contain the complete agreement between the parties hereto regarding the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

6.	Amendment and Waivers
This Agreement may be amended, supplemented or changed and any provision of this Agreement may be waived only in a writing signed by the parties hereto. No waiver of any provision hereunder or any breach or default thereof will operate or be construed as a further or continuing waiver of such breach or default or as a waiver of any other or subsequent breach or default. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, or will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.	Successors and Assigns
This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party hereto; provided, however, that the Assignee may assign this Agreement or any of the rights, interests or obligations thereunder to any of its Affiliates or any purchaser of the Company Group or any of its Subsidiaries or any of the assets thereof.

8.	Governing Law; Waiver of Jury Trial
All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all Actions arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, will be governed by, and construed in accordance with, the Laws of the state of Washington, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Washington or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Washington. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the any federal court or state court located in King County, Washington (and in each case of the appropriate appellate courts therefrom), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Process in any such Action may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. EACH PARTY HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CROSS‑CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE TRANSACTIONS CONTEMPLATED HEREBY OR (III) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.	Electronic Delivery; Counterparts
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto, each other party hereto or thereto will re-execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KADANT NORTHERN U.S. LLC By: KADANT INC., its sole member

By:
Name:
Title:

NICHOLSON INTELLECTUAL PROPERTY, INC

By:
Name:
Title:

SCHEDULE A
Assigned Patents

U.S. Provisional Patent Application No. 62/030,449, entitled “BUTT FLARE REDUCING APPARATUS FOR LOGS AND RELATED METHODS OF REDUCING BUTT FLARE”, filed July 29, 2014;
U.S. Patent Application No. 14/807,725, entitled “BUTT FLARE REDUCING APPARATUS FOR LOGS AND RELATED METHODS OF REDUCING BUTT FLARE”, filed July 23, 2015, now US Patent No. 9,469,046; and
International (PCT) Application No. US2015/041838, entitled “BUTT FLARE REDUCING APPARATUS FOR LOGS AND RELATED METHODS OF REDUCING BUTT FLARE”, filed July 23, 2015, now converted into the following pending regional/national stage applications:
Australian Application No. 2015298235;
Brazilian Application. No. BR112017001583.8;
Canadian Application No. 2955470;
Chilean Application No. 201700221;
Chinese Application No. 201580041541.1;
European Application No. 15747903.1;
New Zealand Application No. 728420; and
Russian Application No. 2017106192.

Exhibit F
Transition Services Agreement
See attached.

EXHIBIT F
TRANSITION SERVICES AGREEMENT
TRANSITION SERVICES AGREEMENT dated as of [●], 2017 (this “Agreement”) by and between Northern Industrial, Inc. (the “Service Provider”) and Kadant Inc. (the “Customer”).
WHEREAS pursuant to the Stock and Asset Purchase Agreement dated as of May 24, 2017 (the “Stock and Asset Purchase Agreement”) by and among Kadant Northern U.S. LLC, Kadant Canada Corp., Kadant UK Co. Ltd., Kadant Johnson Europe B.V. (collectively, the “Buyers”), NII FPG Company, Nicholson Intellectual Property, Inc., Cascade Natural Resources, Inc., the Customer and the Service Provider, the Buyers are acquiring on the date hereof the Shares and Kadant Northern U.S. LLC is acquiring on the date hereof the VFR Patent Assets.
WHEREAS the Buyers are direct or indirect wholly owned subsidiaries of the Customer and the Customer is the guarantor of the payment and performance by the Buyers of their obligations under the Stock and Asset Purchase Agreement as provided therein;
WHEREAS the entry into this Agreement by the Service Provider constitutes a material inducement to the Buyers to consummate, and a condition precedent to the Buyers’ obligation to consummate, the Transaction. The Service Provider’s obligations pursuant to this Agreement are an integral part of the Transaction.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Adoption of Recitals
The parties hereto adopt the foregoing recitals and agree and affirm that construction of this Agreement will be guided thereby.

2.	Definitions
Capitalized terms not defined herein will have the respective meanings ascribed to such terms in the Stock and Asset Purchase Agreement.

3.	Headings
The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder”, “herein”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

4.	Services
(1)    Pursuant to this Agreement, the Service Provider hereby agrees (i) during the Accounting Services Term, to provide to the Customer the accounting services listed and described in Schedule A hereto (collectively, the “Accounting Services”) and (ii) during the IT Services Term, to provide to the Customer the IT services listed and described in Schedule B hereto (collectively, the “IT Services”, and, collectively with the Accounting Services, the “Services”), the whole so as to facilitate the transfer and continued operation of certain activities following the Closing.
(2)    The Service Provider will provide (i) the Accounting Services to the Customer as of the date hereof until the end of the Accounting Services Term and (ii) the IT Services to the Customer as of the date hereof until the end of the IT Services Term, unless this Agreement is earlier terminated by the Customer in accordance with Section 10.

5.	Manner and Use of Services
The standard of care for the provision of the Services by the Service Provider hereunder will be no less than the level of care, skill, quality, timeliness and cost-effectiveness substantially similar as the Service Provider provided such Services in relation to the Business prior to the date hereof and as may be reasonably directed by the Customer from time to time, subject to the provisions of the next paragraph in this Section 5. The Service Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence, subject to the Force Majeure provisions of this Agreement. In the event that the Customer elects to transition the Services to another location, the Services Provider will provide assistance to the Customer in such transition. The parties hereto will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.
It is anticipated that the quantity and level of services provided during the Term will be essentially the same as provided by the Service Provider to the Business prior to the date hereof. If the Customer or its Affiliates make additional requests or inquiries or otherwise seeks an additional quantity or level of service, Customer acknowledges that Service Provider may not have the resources to respond to such requests or inquiries or provide such additional quantity or level of service and if it does, the Service Fees will need to be appropriately adjusted. In addition, if as a result of a Customer request, Service Provider personnel is required to travel or Service Provider is required to incur out-of-pocket costs that it would not have incurred in providing the same quantity or level of services prior to the date hereof, Customer shall reimburse Service Provider for such travel or out-of-pocket costs.

6.	Term
Unless terminated as provided for in Section 10, the Service Provider will provide (i) the Accounting Services commencing as of the date hereof and continuing thereafter up to and including the date that is 8 months after the date hereof (the “Accounting Services

Term”) and (ii) the IT Services commencing as of the date hereof and continuing thereafter up to and including the date that is 4 months after the date hereof (the “IT Services Term”, and, collectively with the Accounting Services Term, the “Term”).

7.	Compensation
The Service Provider will provide the Services to the Customer during the applicable Term on a flat rate basis as set forth in Schedule C hereto (the “Service Fees”). Such amounts will be prorated on a daily basis for the first and last months during which this Agreement is in effect. The rates set forth in Schedule C shall be subject to appropriate adjustment pursuant to the provisions of Section 5 or in the event Service Provider’s costs are increased by reason of normal pay adjustments for its personnel (Service Provider’s pay is adjusted each July 1 and Service Provider anticipates a 3% increase at that time) and for increases imposed by third parties on cost inputs for the Services (for example, increases in property taxes or utility charges).

8.	Payment Terms
The Service Provider will render an invoice for the Service Fees following the end of the month in which the applicable Services were provided (each, a “Statement”). The Customer will pay all amounts indicated as due and payable on each Statement no later than 10 days after receipt of each invoice.

9.	Taxes
The Customer will pay to the Service Provider all applicable sales and Washington B&O taxes payable with respect to the provision of the Services by the Service Provider, and the Service Provider will be responsible for remitting such amount to the appropriate Governmental Authority.

10.	Termination
(1)    This Agreement will terminate on the earlier to occur of (i) the last day of the Accounting Services Term and the IT Services Term, or (ii) the date on which this Agreement is terminated pursuant to any of the following paragraphs:

(a)	this Agreement may be terminated upon the written mutual consent of the Customer and the Service Provider;

(b)	the Customer may terminate this Agreement by sending a 30-day prior written notice to the Service Provider;

(c)
each party hereto may terminate this Agreement in the event of a material default by the other party hereto in the performance of its obligations hereunder, which material default remains uncured for a period of 30 days following notice to that effect from the other party hereto; or

(d)
this Agreement will terminate without notice or other action required of either of the parties hereto if an order of a court is made or a petition is filed in court for the winding-up, dissolution or liquidation of either of the parties hereto, or if either of the parties hereto becomes insolvent, files a petition in bankruptcy or if any execution, distress, sequestration or any other court process becomes enforceable against any of the parties hereto, or if either process involving seizure and sale is levied upon the property of either of the parties hereto

(2)    The Customer will have the right, in its sole discretion, to terminate the Accounting Services or the IT Services by sending a 30-day prior written notice to the Service Provider. The parties may also reduce any of the Accounting Services or any of the IT Services and the applicable Service Fees by mutual agreement.

11.	Indemnity; Limitations on Liability; Force Majeure
Each party hereto (the “Indemnifying Party”) will indemnify, defend and hold harmless the other party hereto and its directors, officers, employees and agents (individually, an “Indemnified Party”) from and against any claims, demands, actions, causes of action, judgments, damages (excluding special, indirect, incidental or consequential damages), losses, liabilities, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys’ and experts’ fees and disbursements) which may be made against any Indemnified Party or which any Indemnified Party may suffer or incur as a result of, arising out of, or relating to, any breach of this Agreement by the Indemnifying Party.
Under no circumstances shall either party be liable to the other for special, indirect, incidental or consequential damages. Except with respect to damages due to Service Provider’s intentional misconduct or gross negligence, Service Provider shall not be liable to the Customer under or in connection with this Agreement, whether pursuant to the first part of this Section 11 or otherwise, for any amount in excess of the fees paid by Customer to Service Provider pursuant to this Agreement plus the amount of insurance available to the Service Provider in respect of such damages.
Service Provider shall not be deemed in breach of this Agreement in the event it is prevented from providing Services by reason of Act of God or any other event beyond its reasonable control that customarily constitutes a Force Majeure event. For these purposes, a Force Majeure event shall include a loss of personnel providing IT Services for reasons outside of the Service Provider’s control, such as recruitment by a third party. Customer acknowledges that in Service Provider’s circumstances, it would be impracticable to replace such lost personnel; provided, however, that the Service Provider shall cooperate with Customer’s efforts to obtain outsourced support to replace or compensate for in full or in part such loss of personnel or to transfer such functions to the Customer. Service Provider shall give to the Customer prompt notice of any event constituting a Force Majeure event.

12.	Severability
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto, and upon such a holding, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.	Further Assurances
From time to time, as and when requested by either party hereto and at such party’s expense, any other party hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence or effectuate the transactions contemplated by this Agreement.

14.	Complete Agreement
This Agreement contains the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

15.	Amendment and Waivers
This Agreement may be amended, supplemented or changed and any provision of this Agreement may be waived only in a writing signed by the parties hereto. No waiver of any provision hereunder or any breach or default thereof will operate or be construed as a further or continuing waiver of such breach or default or as a waiver of any other or subsequent breach or default. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, or will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.	Notices
(1)    All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed conclusively to have been given (a) when personally delivered, (b) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) when sent by electronic mail (so long as a receipt of such electronic mail is requested and received and with a hard copy of such electronic mail to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (d) one Business Day after being sent by reputable overnight express courier (charges prepaid) or (e) three Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing by notice in accordance with this Section, notices, requests, demands and communications to the parties will be sent to the addresses indicated below:
(a) if to the Service Provider, to:

c/o Northern Industrial, Inc.
200 S. Orcas Street
Seattle, Washington 98108
Attention:     Scott Howell
Facsimile:    1-206-224-0287
Email:        howellrs@nmwa.com

with a copy to:

K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Attention:    Stephan H. Coonrod
Facsimile:    1-206-370-6037
E-mail:        stephan.coonrod@klgates.com

(b) if to the Customer, to:

c/o Kadant Inc.
One Technology Park Drive
Westford, Massachusetts 01866
Attention:    General Counsel
Facsimile:    1-978-635-1593
E-mail:        sandra.lambert@kadant.com

with a copy to:

McCarthy Tétrault LLP
1000 De La Gauchetière Street West, Suite 2500
Montreal, Quebec H3B 0A2
Attention:    Patrick M. Shea
Facsimile:    514-875-6246
E-mail:        pshea@mccarthy.ca

17.	Remedies Cumulative
The right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party hereto of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which such party may be entitled.

18.	Successors and Assigns
This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either party hereto without the prior written consent of the other party hereto, provided, however, that the Customer may assign this Agreement or any of the rights, interests or obligations thereunder to any of its Affiliates or any purchaser of the Company Group or any of its Subsidiaries or any of the assets thereof.

19.	Governing Law; Waiver of Jury Trial
All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all Actions arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, will be governed by, and construed in accordance with, the Laws of the state of Washington, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Washington or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Washington. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the any federal court or state court located in King County, Washington (and in each case of the appropriate appellate courts therefrom), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Process in any such Action may be served on either party hereto anywhere in the world, whether within or without the jurisdiction of any such court. EACH PARTY HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CROSS‑CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE TRANSACTIONS CONTEMPLATED HEREBY OR (III) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION,

PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20.	Electronic Delivery; Counterparts
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of either party hereto, the other party hereto or thereto will re-execute the original form of this Agreement and deliver such form to the other party hereto. Neither party hereto will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

KADANT INC.

By:
Name:
Title:

NORTHERN INDUSTRIAL, INC.

By:
Name:
Title:

SCHEDULE A
ACCOUNTING SERVICES

Team Members
Phai Tran – Financial Reporting Manager
Katie King – Accounting Specialist: works 6-hour days
Lora Gates – Controller: 4 days per week

Services
The Service Provider will provide continuation of the services provided prior to the Closing including:
NML: Accounts Receivable, WA B&O Tax Return, Banking Oversight
NMC: Payroll, AP, Expense Reports, HR, WA and AL Tax Returns (B&O, Property, Real Property), General Accounting, Financial Reporting
VKNA: Payroll, AP, Expense Reports, AR, Collections, HR, WA Tax Returns, GST and PST Filings, General Accounting, Financial Reporting, Infor Syteline System Oversight and Assistance

The Service Provider will also assist Customer in transferring the accounting functions provided hereunder to the Customer or a third party as directed by the Customer.

SCHEDULE B
IT SERVICES

Team Members
Ben McNamara – Network/System Administrator
Dennis Standeford – IT Specialist
Sanu Chacko – CIO

Functions
The Service Provider will provide continuation of the services provided prior to the Closing including:

The Seattle-based IT team provides most of the IT support for North American operations within FPG.
This includes, but is not limited to:
-          Network Admin & Support
-          System Admin & Support
-          Database Admin & Support
-          ERP (Epicor Vantage & Infor Syteline) Admin & Support
-          Cisco Phone system administration & support
-          Desktop application support
-          General hardware and software support
-          Smartphones/Mobile phone support

Note:
In addition to the day-to-day duties, Sanu also manages the strategic IT projects and planning function.  He also has oversight over the security infrastructure for the whole of FPEG, not just North America.  As part of this transaction, more of Sanu’s time will be spent in planning and executing the transition plan for IT services as it evolves over time.

The Service Provider will also assist Customer in transferring the IT functions provided hereunder to the Customer or a third party as directed by the Customer.

SCHEDULE C
SERVICE FEES

Accounting Services Fees

$ 19,915 per month

IT Services Fees

$41,365 per month

Reduction in Service Fees

The Service Fees set forth in this Schedule C shall be reduced proportionally, as reasonably appropriate, taking into account fixed costs of the Service Provider, if and as the volume of Services requested by the Customer and/or provided by the Service Provider is reduced over the course of the applicable Term. In such event the parties will work together in good faith to adjust the Service Fees.

Exhibit G
Consent to Assignment and Amendment to Lease
See attached.

EXHIBIT G
CONSENT TO ASSIGNMENT AND AMENDMENT TO LEASE
THIS CONSENT TO ASSIGNMENT AND AMENDMENT TO LEASE (this “Consent”), dated as of May 24, 2017, is entered into by and among SWN PELL CITY, LLC, a Washington limited liability company (“Landlord”) and NICHOLSON MANUFACTURING CORPORATION, a Washington corporation (“Tenant”).
W I T N E S S E T H
WHEREAS, Landlord and Tenant are parties to that certain Month-to-Month Industrial Lease with Option to Renew for a Term of Years dated October 1, 2016 (the “Lease”) with respect to certain premises (as more particularly described in the Lease, the “Premises”);
WHEREAS, Tenant intends to consummate a transaction in which 100% of its stock will be acquired by Kadant Northern U.S. LLC and is therefore considered a Change in Control (as defined in the Lease) for which Tenant must obtain Landlord’s prior written consent;
WHEREAS, Landlord is willing to consent to such Change in Control on the terms and conditions hereinafter set forth; and
WHEREAS, effective as of the 100% sale of Tenant’s stock (the “Amendment Effective Date”), Landlord and Tenant wish to amend the Lease as hereinafter set forth.
NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Landlord and Tenant hereby agree as follows:

1.
Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.	Consent. Subject to the terms and conditions of this Consent, Landlord hereby consents to the Change in Control.

3.	Amendment to Lease. As of the Amendment Effective Date, the following amendments shall be made to the Lease:

(1)	Section 7.3.2 of the Lease is hereby deleted in its entirety and replaced with the following:
“7.3.2 Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant no later than seven (7) days prior to possession of the Premises. Tenant shall, at least ten (10) days prior to expiration of the policy, furnish Landlord with certificates of renewal or “binders” thereof. Insurance policies required in Section 7.1 shall not be cancelled without thirty (30) days prior written notice from Tenant to Landlord.”

(2)	In Section 7.3.3 of the Lease, the words to “Section 7.2.1” are hereby replaced by “Section 7.1”.

(3)	Section 7.3.4 of the Lease is hereby deleted in its entirety and replaced with the following:
“7.3.4 Primary Coverage. All insurance to be maintained by Tenant shall, except for automobile liability and workers’ compensation and employers’ liability insurance, be primary, without right of contribution from insurance of Landlord. Any umbrella liability policy or excess liability policy shall provide that if the underlying aggregate insurance is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease.”

(4)	In Section 7.3.5 of the Lease, the following sentence “Each policy required hereunder of Landlord or Tenant shall include a waiver of any and all rights of subrogation against

Landlord or Tenant” is hereby replaced by the following sentence: “Each policy except for workers’ compensation and employers’ liability insurance required hereunder of Landlord or Tenant shall include a waiver of any and all rights of subrogation of Landlord or Tenant”.

(5)
In Section 7.4 of the Lease, the words “(but only if such negligence of Landlord is not covered by the insurance carried by Tenant under Section 7.1 above)” at the end of the first sentence are hereby deleted.

(6)	Section 11 of the Lease is hereby deleted in its entirety and replaced with the following:
“11. ENVIRONMENTAL MATTERS.
11.1 Hazardous Materials.
Tenant shall not cause nor permit, nor allow any of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, service providers, assignees or subtenants (collectively, “Tenant’s Parties”) to cause or permit, any Hazardous Materials to be manufactured, recycled, treated, disposed, discharged, released or used on, under or about Premises, the Building, except for those Hazardous Materials used in Tenant’s business and those used that are for routine office and janitorial supplies in usual and customary quantities stored, used and disposed of in accordance with all applicable Environmental Laws. Furthermore, Tenant shall not cause nor permit nor allow any of the Tenant Parties to cause or permit Hazardous Materials to be brought upon, stored, generated, blended or handled on, under or about the Premises, or the Building, except in accordance with all applicable Environmental Laws and all other rules and regulations, including, but not limited to, all local, state and federal laws, rules and regulations. As used herein, “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects. As used herein, “Environmental Laws” means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises, the Building, the Common Area. Tenant and Tenant’s Parties shall comply with all Environmental Laws and promptly notify Landlord of the violation of any Environmental Law or presence of any Hazardous Materials, other than those Hazardous Materials used in Tenant’s business and office and janitorial supplies as permitted above, on the Premises. Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. If such tests indicate the presence of any environmental condition which occurred after the Amendment Effective Date but prior to the termination of this Lease (and such condition was not caused by Landlord or a third-party who does not qualify as a Tenant Party), Tenant shall reimburse Landlord for the cost of conducting such tests. The phrase “environmental condition” shall mean any adverse condition relating to any Hazardous Materials or the environment that is unlawful under applicable Environmental Laws. In the event of any such environmental condition which occurred after the Amendment Effective Date but prior to the termination of this lease (and such condition was not caused by

Landlord or a third-party who does not qualify as a Tenant Party), Tenant shall promptly take any and all steps necessary to rectify the same in accordance with and to the extent required by Environmental Laws.
Notwithstanding the foregoing, it is understood and agreed that Tenant shall not have any responsibility for or obligations with respect to (a) any violations of Environmental Law related to the Premises that occurred prior to the Amendment Effective Date; (b) any Hazardous Materials released at, on, from, under or about the Premises prior to the Amendment Effective Date; and (c) any environmental condition caused by Landlord or any third-party who does not qualify as a Tenant Party after the Amendment Effective Date. In the event of an environmental condition which occurred prior to the Amendment Effective Date (whether or not discovered prior to or after the Amendment Effective Date) or caused by Landlord or a third-party who does not qualify as a Tenant Party after the Amendment Effective Date, Landlord shall promptly take any and all steps necessary to rectify the same in accordance with and to the extent required by Environmental Laws.
11.2 Indemnification. Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and its partners, directors, officers, employees, shareholders, lenders, agents, contractors and each of their respective successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising at any time after the Amendment Effective Date as a result of or in connection with (a) Tenant and/or Tenant’s Parties’ breach of any prohibition or provision of the preceding paragraph after the Amendment Effective Date, or (b) the presence of Hazardous Materials at, on, under, from or about the Premises as a result of Tenant’s and/or Tenant’s Parties’ activities after the Amendment Effective Date, or failure to act after the Amendment Effective Date, in connection with the Premises. Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold harmless Tenant and its partners, directors, officers, employees, shareholders, lenders, agents, contractors and each of their respective successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising as a result of or in connection with the presence of Hazardous Materials on, under, from or about the Premises, including, without limitation, (a) any Hazardous Materials located at, on, under or about the Premises or migrating from the Premises that pre-exist the Amendment Effective Date, and (b) any contamination caused or exacerbated by Landlord or any third-party who does not qualify at a Tenant Party after the Amendment Effective Date other than as a result of Tenant’s and/or Tenant’s Parties’ activities, or failure to act after the Amendment Effective Date in connection with the Premises. The foregoing indemnities shall include the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Tenant’s and Landlord’s obligations pursuant to the foregoing indemnities shall survive the termination of this Lease.”

4.
Notices. Notice required or desired to be given pursuant to the Lease shall be given by hand, certified mail with return receipt requested, or by nationally recognized overnight courier service, proof of delivery required, addressed to the parties at the following addresses:

If to Landlord:	SWN Pell City, LLC 200 South Orcas Street Seattle, Washington 98108 Attn: R. Scott Howell, CEO and Stephen D. Smith, CFO

With a copy to:	Helsell Fetterman, LLP 1001 Fourth Avenue, Suite 4200 Seattle, Washington 98154 Attn: Scott E. Collins

If to Tenant:	Nicholson Manufacturing Corporation c/o Kadant Inc. One Technology Park Drive Westford, Massachusetts 01866 Attn: General Counsel

With a copy to:	McCarthy Tétrault LLP 1000 De La Gauchetière Street West, Suite 2500 Montreal, Quebec H3B 0A2 Canada Attn: Patrick M. Shea

Any party may change its address for notice by giving notice in the manner hereinabove provided. Notices shall be deemed effective upon delivery or refusal of delivery thereof.

5.
Entire Agreement. The parties acknowledge that this Consent and the Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter thereof. The agreements contained herein and in the Lease constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements, written or oral, inconsistent herewith.

6.
No Broker. Tenant warrants and represents to Landlord, and Landlord warrants and represents to Tenant, that it has dealt with no broker or agent in connection with this Consent. Each of Tenant and Landlord shall indemnify and hold harmless the other from and against any and all loss, cost and expense (including attorneys’ fees) arising out of or resulting from any breach of said warranty and representation by the indemnifying party, including any claims for a brokerage commission, finder’s fee or similar compensation made by any person arising out of or in connection with this Consent.

7.
Effectiveness. This Consent is submitted on the understanding that it will not be considered an offer and will not bind Tenant or Landlord in any way until (a) the Amendment Effective Date and (b) Landlord has executed and delivered one of such originals of this Consent to Tenant. Except as expressly and specifically set forth in this Consent, the Lease is hereby ratified and confirmed, and all of the terms, covenants, agreements and provisions of the Lease shall remain unaltered and unmodified and in full force and effect throughout the balance of the term of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED as an instrument under seal as of the date first written above.

LANDLORD: SWN PELL CITY, LLC

By:
Name:
its hereunto duly authorized

TENANT: NICHOLSON MANUFACTURING CORPORATION

By:
Name:
its hereunto duly authorized

Schedule I
VFR Patent Assets
U.S. Provisional Patent Application No. 62/030,449, entitled “BUTT FLARE REDUCING APPARATUS FOR LOGS AND RELATED METHODS OF REDUCING BUTT FLARE”, filed July 29, 2014;
U.S. Patent Application No. 14/807,725, entitled “BUTT FLARE REDUCING APPARATUS FOR LOGS AND RELATED METHODS OF REDUCING BUTT FLARE”, filed July 23, 2015, now US Patent No. 9,469,046; and
International (PCT) Application No. US2015/041838, entitled “BUTT FLARE REDUCING APPARATUS FOR LOGS AND RELATED METHODS OF REDUCING BUTT FLARE”, filed July 23, 2015, now converted into the following pending regional/national stage applications:
Australian Application No. 2015298235;
Brazilian Application. No. BR112017001583.8;
Canadian Application No. 2955470;
Chilean Application No. 201700221;
Chinese Application No. 201580041541.1;
European Application No. 15747903.1;
New Zealand Application No. 728420; and
Russian Application No. 2017106192.

Schedule II
Buyers and Sellers of Shares
See attached.

NI
Cascade
IPCO
VFR Patent Assets
Kadant Canada
NII
Kadant US
Kadant UK
100%
100%
100%
100%
Kadant Europe
NML
VKOY
VKNA
NMC
99.05%
0.05%
VNB

Schedule III
Target Net Working Capital and Accounting Methods
See attached.

Schedule III
Target Net Working Capital and Accounting Methods
Determination of Target Net Working Capital
Capitalized terms used but not defined in this Schedule shall have the respective meanings ascribed thereto in the Agreement. “Target Net Working Capital” shall be determined as follows:

(a)
Target Net Working Capital shall be the average of the Net Working Capital on the final day of each month during the 12-month period ending on March 31, 2017, with the determination of Net Working Capital being made in the six currencies used by the Company Group and its Subsidiaries (namely U.S. Dollars, Canadian Dollars, Euros, Swedish Kroner, Russian Rubles and Singapore Dollars), as further illustrated on Exhibit III.A to this Schedule. Exhibit III.A to this Schedule sets forth a calculation of the Net Working Capital for the nine-month period ending on December 31, 2016 by applicable currency, as agreed upon by the Parties. Net Working Capital as of the final day of each of January, February and March 2017 shall be determined using the same accounts and the same methodology as used in determining Net Working Capital for the 9-month period ending on December 31, 2016 on Exhibit III.A, in each case by applicable currency. The Net Working Capital as so determined for the 3-month period ending on March 31, 2017 and the 9-month period ending on December 31, 2016 shall then be averaged over the total 12-month period ending on March 31, 2017 by relevant applicable currency, yielding Target Net Working Capital in each relevant applicable currency.

(b)
The Sellers shall provide to the Buyers in writing by June 12, 2017 their calculation of Net Working Capital for the 3-month period ending on March 31, 2017 by applicable currency, and their determination of Target Net Working Capital by applicable currency (the “Seller Target Proposal”). The Buyers shall have 9 Business Days after receipt by the Buyers of the Seller Target Proposal to review the Seller Target Proposal. For the purposes of this review, the Sellers shall cause the Company Group and its Subsidiaries to provide reasonable assistance to the Buyers and their representatives in their review of the Seller Target Proposal (including by furnishing on a timely basis all information reasonably necessary or useful in connection with such review) and shall provide the Buyers and their representatives reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and relevant personnel of the Company Group and its Subsidiaries for purposes of their review of the Seller Target Proposal. If the Buyers disagree with the Seller Target Proposal, the Buyers shall by the end of such 9-Business-Day period notify the Sellers in writing of such disagreement by setting forth the Buyers’ specific bases for objection to the Seller Target Proposal and the Buyers’ calculation of Target Net Working Capital (a “Target Objection Notice”). If the Buyers do not deliver a Target Objection Notice within the time period specified above, then the Sellers’ determination of Target Net Working Capital, as set forth in the Seller Target Proposal, shall be deemed to have been accepted by the Buyers and shall be final and binding on all Parties. If a Target Objection Notice is delivered to the Sellers, then the Buyers and the Sellers shall negotiate in good faith to resolve their disagreements with respect to the computation of Target Net Working Capital. In the event that the Buyers and the Sellers are unable to resolve such disagreements within 10 days after the Sellers’ receipt of such Target Objection Notice (or such longer period as the Buyers and the Sellers may agree in writing), the Buyers and the Sellers shall submit such disagreements to the Accounting Firm.

(c)
The Accounting Firm shall make a final and binding determination with respect to the computation of Target Net Working Capital. The Accounting Firm shall be directed to make its determination within fifteen Business Days after submission of the matter to them and to the extent not inconsistent with the foregoing and other provisions of this Schedule III, in accordance with the guidelines and procedures set forth on Exhibit C to the Agreement, mutatis mutandis. The Buyers and the Sellers shall cooperate with the Accounting Firm during the term of its engagement and shall use reasonable best efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of Target Net Working Capital. The Accounting Firm shall consider only those items and amounts in the Sellers’ and the Buyers’ respective calculations of Target Net Working Capital as set forth in the Seller Target Proposal and in the Target Objection Notice, including each of the components thereof, that are identified as being items and amounts to which the Buyers and the Sellers have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in each case as set forth in the Seller Target Proposal and in the Target Objection Notice, as applicable. The Accounting Firm’s determination of Target Net Working Capital, including each of the components thereof, shall be based solely on written materials submitted by the Buyers and the Sellers (i.e., not on independent review) and on the definitions, terms and conditions included in this Schedule and in the Agreement. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review. The cost and expenses of the Accounting Firm in determining Target Net Working Capital shall be borne by the Buyers, on the one hand, and the Sellers, on the other hand on a 50-50 basis.

Net Working Capital Principles
The current assets and current liabilities used in determining Net Working Capital shall be those reflected in the accounts set forth Exhibit III.A to this Schedule. Net Working Capital shall be determined eliminating all inter-company transactions and in accordance with the other provisions of Exhibit III.A to this Schedule and otherwise in accordance with the Accounting Methods. Target Net Working Capital shall determined without taking into account (a) any Company Group Transaction Expenses or (b) any fees or expenses of the Sellers, the Seller Guarantors or any of their Affiliates which are not the Company Group or any of its Subsidiaries or (c) to the extent not already included in the immediately preceding clause (a), any of the sale transaction or retention bonuses contemplated by the agreements identified in Section 6.12(f) of the Disclosure Schedules. In determining Closing Net Working Capital, (i) the sale transaction bonuses contemplated by the two agreements with Douglas B. Jeffrey and Simo Jutila identified in Section 6.12(f) of the Disclosure Schedules and the related employer and other employment-related Taxes and benefits in connection therewith, as further provided for in the Agreement, and (ii) all other Company Group Transaction Expenses shall, in each case, be accrued and treated as current liabilities, it being understood, for the avoidance of doubt, that the retention bonuses contemplated by the agreements with Douglas B. Jeffrey and Simo Jutila identified in Section 6.12(f) of the Disclosure

Schedules shall not be accrued or treated as current liabilities in determining Closing Net Working Capital and shall be and remain a responsibility of the Company Group in accordance with the terms and conditions of such retention bonuses included in such agreements (for avoidance of doubt, the sales and retention bonus payable to Stephen D. Smith shall, as a result of the release contemplated by the Agreement as a condition to Closing, not be accrued or treated as a current liability in determining Closing Net Working Capital and shall not otherwise be treated as a Company Group Transaction Expense).

Schedule III.A
Target Net Working Capital and Closing Net Working Capital shall factor in the following adjustments:

•	Exclude all cash, external Indebtedness, intercompany receivables/payables, related party receivable/payables and income tax prepaid/accruals

•	Ensure cash balances have been reduced for any checks outstanding

•	Exclude aged accrued payables at Nicholson Manufacturing Co. related to Madill royalty payments and E&Y consulting fees

•	Exclude energy savings investment credit current liability at Valon Kone

•	Exclude auto loans and dividend payable at VN Services NV

•	Exclude accrued bonus, however the sale transaction bonuses contemplated by the two agreements with Douglas B. Jeffrey and Simo Jutila shall be included in the Closing Net Working Capital calculation

	Average	Average	Average	Average	Average	Average	Average	Average	Average	Average	Average	Average
Net Working Capital Adjustment	Trailing	Trailing	Trailing	Trailing	Trailing	Trailing	Trailing	Trailing	Trailing	Trailing	Trailing	Trailing
By Entity in Local Currency	9 Months	9 Months	9 Months	9 Months	9 Months	9 Months	9 Months	9 Months	9 Months	9 Months	9 Months	9 Months
	LC	LC	LC	LC	LC	LC	LC	LC	LC	LC	LC	LC
(In thousands, except per share amounts and %)	NMElin	NML	NMC	VNS	VKElim	VKOY	VKAB	VKR	VKS	VKNA	NIElim	NIP

Cash	12,228	(565)	2	658	—	7,048	13,050	25,166	31	458	—	—
Accounts Receivable	—	4,095	83	402	—	1,308	8,590	1,459	—	806	—	—
Intercompany Asset	(15,577)	4,430	12,228	—	(2,258)	1,816	—	—	320	—	(301)	—
Related Party Receivable	—	—	—	—	—	—	—	—	—	217	—	—
Inventory	—	14,486	—	1,443	(1,622)	5,593	3,921	29,269	—	3,381	(403)	—
Other Receivables	—	342	—	—	—	246	—	359	—	71	—	—
Accrued Income	—	—	6	2	—	399	—	2,963	12	41	—	—
Current Assets	(3,350)	22,787	12,318	2,504	(3,880)	16,410	25,562	59,216	363	4,973	(704)	—

Short-term Debt	—	(5,301)	—	—	—	—	—	—	—	—	—	—
Accounts Payable & Accrual Liabilities	120	(1,606)	(502)	(405)	—	(714)	(4,693)	(5,927)	—	49	—	—
AP Clearing	—	697	—	—	—	—	—	—	—	—	—	—
Intercompany Liability	3,225	—	(3,225)	—	2,258	(201)	—	(12,637)	—	(698)	301	(279)
Related Party Liability	—	—	—	—	—	—	—	—	—	(364)	—	522
Warranty Reserve	—	(802)	—	—	—	(102)	—	—	—	—	—	—
Customer Deposits	—	(3,341)	—	—	—	(1,634)	(3,575)	(6,473)	—	(470)	—	—
Deferred Revenue	—	(369)	—	—	—	—	—	—	—	—	—
Accrused Income Taxes	—	(1,814)	—	—	—	—	308	—	—	—	—	—
Accrued Income Tax Clearing	—	1,635	—	—	—	—	347	—	—	—	—	—
Accrued Expenses	—	—	—	—	—	(334)	—	—	1	(72)	—	—
Other Current Liabilities	—	(1,291)	—	—	—	(790)	(2,663)	—	5	(191)	—	—
Current Liabilities	3,345	(13,586)	(3,727)	(405)	2,258	(3,775)	(10,583)	(24,728)	6	(1,843)	301	(801)
Net Working Capital	(4)	9,201	8,591	2,100	(1,622)	12,635	14,978	34,488	369	3,130	(403)	(801)
EXCLUSIONS:
Cash	(12,228)	565	(2)	(658)	—	(7,048)	(13,050)	(25,166)	(31)	(458)	—	—
Vendor Checks Outstanding	—	—	5	—	—	—	—	—	—	28	—	—
Intercompany Asset	15,577	(4,430)	(12,228)	—	2,258	(1,816)	—	—	(320)	—	301	—
Related Party Receivable	—	—	—	—	—	—	—	—	—	(217)	—	—
Short-term Debt	—	5,301	—	—	—	—	—	—	—	—	—	—
Accrued Bonus	—	133	—	—	—	—	—	—	—	13	—	—
Intercompany Liability	(3,225)	—	3,225	—	(2,258)	201	—	12,637	—	698	(301)	279
Related Party Liability	—		—	—	—	—	—	—	—	364	—	522
E&Y Consulting Fee	—	—	29	—	—	—	—	—	—	—	—	—
Energy Savings Tax Credit	—	—	—	—	—	66	—	—	—	—	—	—
VNS Car Loan	—	—	—	9	—	—	—	—	—	—	—	—
Accrued Income Taxes	—	1,814	—	10	—	—	—	(308)	—	—	—	—
Accrued Income Tax Clearing	—	(1,635)	—	—	—	—	(347)	—	—	—	—	—
Adjusted Working Capital	120	10,950	(379)	1,461	(1,622)	4,037	1,581	21,651	19	3,557	(403)	—